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P R O S P E C T U S

10,000,000 Shares Orient-Express Hotels Ltd. Class A Common Shares

    This is Orient-Express Hotels Ltd.'s initial public offering. Orient-Express Hotels is selling 5,000,000 of the shares and Sea Containers is selling 5,000,000 of the shares. The international managers are offering 2,000,000 shares outside the U.S. and Canada, and the U.S. underwriters are offering 8,000,000 shares in the U.S. and Canada.

    Currently, no public market exists for the shares. The class A common shares have been approved for listing on the New York Stock Exchange under the symbol "OEH."

    After completion of this offering, the outstanding common shares of Orient-Express Hotels will consist of 28,440,601 class A common shares, of which Sea Containers will own about 65%, or 60% if the underwriters fully exercise their over-allotment option, and 2,459,399 class B common shares, all of which Sea Containers will own. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares."

    Investing in the class A common shares involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price	$19.00	$190,000,000
Underwriting discount	$1.235	$12,350,000
Proceeds, before expenses, to Orient-Express Hotels	$17.765	$88,825,000
Proceeds, before expenses, to Sea Containers	$17.765	$88,825,000

    The international managers may also purchase up to an additional 300,000 shares from Sea Containers at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,200,000 shares from Sea Containers.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about August 15, 2000.

Merrill Lynch International	Lazard

Schroder Salomon Smith Barney

                    Bank of America International Limited

The date of this prospectus is August 9, 2000.

ORIENT-EXPRESS HOTELS LTD.

LUXURY WITH PERSONALITY

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1. La Samanna, French West Indies
2. Northern Belle, United Kingdom
3. The Observatory Hotel, Sydney, Australia
4. The Venice Simplon-Orient-Express
5. Great South Pacific Express, Australia
6. Copacabana Palace, Rio de Janeiro, Brazil
7. Hotel Cipriani, Venice, Italy
8. Gametrackers, Botswana, Southern Africa

Above, clockwise from top left:
Quinta do Lago, Algarve, Portugal
Palazzo Vendramin, Venice, Italy
Hôtel de la Cité, Carcassonne, France
Hotel Splendido, Portofino, Italy
Hotel Caruso, Ravello, Italy
The Westcliff, Johanresburg, South Africa

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WORLDWIDE LUXURY AND STYLE

Hotels

1. Hotel Cipriani & Palazzo Vendramin ~ *Venice*
2. Hotel Splendido & Splendido Mare ~ *Portofino*
3. Villa San Michele ~ *Florence*
4. Lapa Palace ~ *Lisbon*
5. Hotel Quinta do Lago ~ *Algarve*
6. Reids Palace ~ *Madeira*
7. Hôtel de la Cité ~ *Carcassonne*
8. Windsor Court Hotel ~ *New Orleans*
9. Charleston Place ~ *Charleston, S.C.*
10. Keswick Hall ~ *Monticello,Virginia*
11. The Inn at Perry Cabin ~ *St. Michaels, Maryland*
12. '21' ~ *New York*
13. La Samanna ~ *St. Martin*
14. Copacabana Palace ~ *Rio de Janeiro*
15. Hotel Monasterio ~ *Cusco*
16. Machu Picchu Sanctuary Lodge ~ *Machu Picchu*
17. Mount Nelson Hotel ~ *Cape Town*
18. The Westcliff ~ *Johannesburg*
19. Gametrackers ~ *Botswana*
20. The Observatory Hotel ~ *Sydney*
21. Lilianfels Blue Mountains ~ *Katoomba, NSW*
22. Bora Bora Lagoon Resort ~ *Tahiti*
23. Hotel Caruso ~ *Ravello (currently undergoing renovation)*

Trains & Cruises

24. Venice Simplon-Orient-Express ~ *Europe*
25. Eastern & Oriental Express ~ *S.E. Asia*
26. Road To Mandalay ~ *Myanmar*
27. Great South Pacific Express ~ *Australia*
28. British Pullman ~ *U.K.*
29. Northern Belle ~ *U.K.*

Above, clockwise from top left:
Bora Bora Lagoon Resort, Tahiti
Charleston Place, Charleston, S.C., USA
Lilianfels Blue Mountains, Katoomba, Australia
Windsor Court Hotel, New Orleans, USA
Keswick Hall, Monticello, Virginia, USA
'21', New York, NY, USA

ORIENT-EXPRESS HOTELS LTD.

Orient-Express Hotels Ltd. is a hotel and leisure company focused on the luxury end of the leisure market. It currently owns or operates 26 highly individual deluxe hotels worldwide, six tourist trains, a river cruiseship and two restaurants. Acquiring only very distinctive properties in areas of outstanding cultural, historic or recreational interest, it provides luxury lifestyle experiences for elite travellers.

Above, clockwise from top left:
Mount Nelson Hotel, Cape Town, South Africa
Hotel Monasterio, Cusco, Peru
Road To Mandalay, Myanmar
Splendido Mare, Portofino, Italy
Lapa Palace, Lisbon, Portugal
Reid's Palace, Madeira, Portugal

Above top: The Inn at Perry Cabin, St. Michael's, Maryland, USA
Above far left: Villa San Michele, Florence, Italy
Above center: Eastern & Oriental Express
Above left: Harry's Bar, London
Above right: Machu Picchu Sanctuary Lodge, Machu Picchu, Peru
Left: British Pullman, United Kingdom

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    In this prospectus, "Orient-Express Hotels," "we," "us" and "our" each refers to Orient-Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries, and not to the underwriters or Sea Containers. "Sea Containers" refers to Sea Containers Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

    Orient-Express Hotels, our logo and other brand names of Orient-Express Hotels mentioned in this prospectus are the property of Orient-Express Hotels. All other brand and trade names referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read carefully this entire prospectus, especially the Risk Factors section and the consolidated financial statements and accompanying notes to those statements, before you decide whether to invest in the class A common shares.

    When we look at results for a period on a comparable basis, we look only at the results for those hotels we owned throughout the period.

Orient-Express Hotels Ltd.

    Orient-Express Hotels Ltd. is a hotel and leisure company focused on the luxury end of the leisure market. We currently own and/or operate 26 highly individual deluxe hotels worldwide reported as 22 business units, six tourist trains, a river cruiseship and two restaurants. We acquire only very distinctive properties in areas of outstanding cultural, historic or recreational interest in order to provide luxury lifestyle experiences for the elite traveler.

    Orient-Express Hotels has been since its incorporation in 1987 a wholly-owned subsidiary of Sea Containers Ltd. Sea Containers' hotel and leisure operations began in the late 1970s when Orient-Express Hotels' corporate predecessor acquired the Hotel Cipriani in Venice and the legendary Venice Simplon-Orient-Express tourist trains. Since then, we have grown into an international leisure company. We were recently voted one of the top two hotel groups in Europe by Conde Nast Traveler magazine, and over the last 18 months, our 31 properties have won 67 national and international awards, 13 of which were "Number One" or "Best" in the category. Some of our most prominent properties are the Windsor Court in New Orleans, the Copacabana Palace Hotel in Rio de Janeiro, the Mount Nelson Hotel in Cape Town, South Africa, Reid's Palace Hotel in Madeira, Portugal, and the '21' Club in New York City.

    Hotels and restaurants represent the largest segment of our business, contributing 84% of revenue in 1999. Tourist trains and cruises accounted for the remaining 16%. Our worldwide portfolio of hotels consists of 2,563 individual guest rooms and multiple-room suites, each known as a key, which achieved an average daily room rate, or ADR, of $289 in 1999. A majority of our customers are leisure travelers, with approximately 54% of our guests in 1999 originating from the United States, 20% from Europe and the remaining 26% from elsewhere in the world.

Investment Highlights

    Unique Portfolio of Properties in Areas Where There Are High Barriers to Entry.  Our properties are all in distinctive locations throughout the world. Many of our properties are an essential part of the local history and could not be replaced or would be prohibitively expensive to replicate. Also, strict zoning regulations in a number of countries where we operate, particularly Italy, prohibit or significantly restrict new hotel development in our areas.

    Distinguished Brand Names.  Our brand name "Orient-Express Hotels" originated with the legendary luxury train traveling between Paris and Istanbul in the late 19th and early 20th centuries. This brand name is recognized worldwide and is synonymous with sophisticated travel and refined elegance. Also, many of our individual properties, such as the Hotel Cipriani or the '21' Club, have distinctive, local brand identities.

    Luxury Market Focus.  We focus exclusively on the luxury end of the leisure market. We serve those guests who are less price sensitive and are willing to pay a premium for services and accommodations which have a special image, style and character. Our philosophy is that "quality is luxury with personality."

    Pricing Power.  Given their strong reputation and distinctive character, our properties tend to command a considerable rate premium over those of our competitors. Since a large proportion of hotel operating costs is fixed, we thereby can achieve an enhanced return on our investment.

    Successful Acquisition Strategy.  In 1999 and the first quarter of 2000, we spent $85 million on acquisitions which will positively impact profits in 2000 and beyond. Acquisitions in 1999 consisted of Keswick Hall near Monticello in Charlottesville, Virginia, the Inn at Perry Cabin at St. Michael's on the eastern shore of Chesapeake Bay in Maryland, and our 50% interests in a joint venture which operates two hotels in Peru and a joint venture which operates the tourist railway up to the famous Machu Picchu ruins. In the first quarter of 2000, we acquired two Australian hotels—the Observatory in Sydney, which we had previously managed for over seven years, and Lilianfels in the Blue Mountains.

    Sales, Marketing and Distribution Advantages.  We attract guests who we believe have often made a specific decision to stay at one or more of our properties and therefore are more likely to book directly with our hotels and tours. This reduces our marketing costs and third-party sales commissions. We extensively utilize public relations as a communications tool by working with journalists and travel writers, and we enjoy exceptional media exposure because of the distinctive nature of our properties. During 1999, we hosted over 1,000 journalists at our properties, who generated over 3,000 articles in newspapers and magazines around the world.

    Global Presence.  We operate hotels and restaurants in eleven countries across six continents. Also, our trains and cruiseship operate in the U.K., continental Europe, Southeast Asia, South America and Australia. Our geographic diversification makes our results of operations less susceptible to an economic downturn in a particular region.

    Positive Leisure Spending and Demographic Trends.  We believe that positive travel and tourism spending trends as well as demographic shifts in both the U.S. and European populations will increase the long-term demand for our hotels and trains.

    Strong Management Team.  Our executive management team includes nine individuals who are responsible for our global strategic direction and have an average of ten years of experience with Orient-Express Hotels and 18 years of experience in the hotel and leisure industry.

Growth Strategy

    Strong Internal Growth.  We intend to pursue increases in pricing and earnings both at our established properties and at our newer acquisitions. We believe that Orient-Express Hotels will be able to increase average daily rates, or ADRs, further, and consequently rooms revenue, at our established properties, given the prestige of our brand names and significant barriers to entry. In addition, since a number of our newer acquisitions have been from individuals and small companies with limited hotel experience, we have been able to increase revenue per available room, or REVPAR, and operating margins at these newer properties by applying our managerial experience, marketing skills, strong brand name and cost controls.

    Growth from Expansions.  We have significant expansion opportunities at our existing properties. In our hotels and restaurants segment, we have plans over the next few years to add between 300 and 600 keys, expand existing banquet and dining facilities and develop new amenities at various properties, including spas and conference facilities.

    Growth from Acquisitions.  We intend to continue to acquire additional distinctive, luxury properties throughout the world. We target unique properties in markets with high barriers to entry and opportunities to increase cash flow through either expansions or REVPAR increases.

    Internet Initiatives.  We believe that there is significant potential for the internet to enhance our distribution and reduce our sales and marketing expenses. The combination of our strong local brand identities and our strong umbrella brand name is an effective way to attract those internet users who are looking for a travel experience with distinctive character but who still need the assurance of quality. Internet technology also permits lower transaction costs.

Our Relationship with Sea Containers

    Sea Containers, which is a public company whose common shares are listed on the New York Stock Exchange, currently engages in three main businesses:

  •
  passenger transport operations, which provide service-oriented ferry and rail transportation services, primarily in and around the United Kingdom and Scandinavia,
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  marine container leasing operations, principally through Sea Containers' GE SeaCo SRL joint venture with General Electric Capital Corporation, offering a wide variety of standard and specialized cargo containers, and
  •
  hotel and leisure operations, conducted through Orient-Express Hotels and its subsidiaries.

    After the completion of this offering, Sea Containers will own approximately 65% of the outstanding class A common shares of Orient-Express Hotels, or approximately 60% if the underwriters fully exercise their over-allotment option. Sea Containers will also own all of the outstanding 20,503,877 class B common shares of Orient-Express Hotels, of which 18,044,478 shares will be subject to an agreement for their purchase by subsidiaries of Orient-Express Hotels. See "Our Separation from Sea Containers—Separation Agreements—Share Owning Subsidiaries Restructuring Agreement" and note 9(e) to the consolidated financial statements in this prospectus. Under applicable Bermuda corporate law, these 18,044,478 shares are outstanding and may be voted by Sea Containers although for purposes of computing earnings per share, these shares are deemed to be owned by subsidiaries of Orient-Express Hotels and will be accounted for as a reduction to outstanding shares.

    The shares to be owned by Sea Containers after this offering will represent about 96% of the combined voting power for most matters submitted to a vote of our shareholders, or 95% if the underwriters fully exercise their over-allotment option.

    Sea Containers currently intends to distribute to its shareholders all of our class A and class B common shares that it owns approximately six months after this offering, if Sea Containers receives all necessary consents and approvals from its board of directors, shareholders, lenders and others, and a favorable tax opinion. Sea Containers is not obligated to make this spinoff distribution, and the distribution may not occur in six months or at all. If the distribution is delayed or is not completed at all, Sea Containers may elect to sell additional shares of Orient-Express Hotels.

    We believe that we will realize benefits from our separation from Sea Containers, including greater strategic focus, better incentives for employees and greater accountability, and more direct access to capital markets.

    Orient-Express Hotels has entered into agreements with Sea Containers providing for the separation of its business operations from those of Sea Containers, for the transfer to Orient-Express Hotels of all Sea Containers' subsidiaries that relate to Sea Containers' hotel and leisure business and that are not already owned by Orient-Express Hotels, and for various ongoing relationships between Sea Containers and Orient-Express Hotels. For more information on the proposed distribution, the benefits of our separation from Sea Containers, and these agreements, see the section entitled "Our Separation from Sea Containers" in this prospectus.

* * *

    Orient-Express Hotels maintains its registered office at 41 Cedar Avenue, P.O. Box HM 1179, Hamilton HM EX, Bermuda, telephone 441-295-2244. Its main service subsidiary in the United Kingdom is located at Sea Containers House, 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7805-5060, and its main United States service subsidiary—Orient-Express Hotels Inc.—has offices at 1155 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

    Our website is www.orient-expresshotels.com. The information on this website is not a part of this prospectus.

The Offering

Class A common shares offered by Orient-Express Hotels:
U.S. offering	4,000,000 shares
International offering	1,000,000 shares
Class A common shares offered by Sea Containers:
U.S. offering	4,000,000 shares
International offering	1,000,000 shares
Total	10,000,000 shares
Class A common shares to be held by Sea Containers immediately after this offering	18,440,601 shares
Class A common shares to be outstanding immediately after this offering	28,440,601 shares
Class B common shares to be outstanding immediately after this offering	2,459,399 shares
Class A and class B common shares to be outstanding immediately after this offering	30,900,000 shares
Use of proceeds
We estimate that the net proceeds to Orient-Express Hotels from this offering will be approximately $87.2 million. We intend to use these net proceeds to repay approximately $87.2 million of our existing indebtedness secured by four of our properties and guaranteed by Sea Containers. These properties will then be available to secure future borrowings. Our use of proceeds is more fully described under "Use of Proceeds."
Orient-Express Hotels will not receive any of the proceeds from the sale of shares in this offering by Sea Containers.

New York Stock Exchange symbol	OEH
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the class A common shares.
Preferred share purchase rights
This prospectus also relates to rights to purchase Orient-Express Hotels' series A junior participating preferred shares. These rights will be attached to and transferable only with the class A common shares, including those sold in this offering. See "Description of Common Shares—Shareholder Rights Agreement."

    The 28,440,601 class A common shares shown above as outstanding after the offering exclude 750,000 class A common shares which will be reserved for issuance under a stock option plan we have adopted in connection with the offering, as described under "Management."

    The 5,000,000 class A common shares shown above as offered by Sea Containers in this offering, and the 18,440,601 class A common shares shown above as held by Sea Containers immediately after this offering, assume that the U.S. underwriters and international managers do not exercise their over-allotment options. Sea Containers has granted options to the U.S. underwriters and the international managers to purchase up to 1,500,000 additional class A common shares at the public offering price less the underwriting discount, solely to cover over-allotments. Orient-Express Hotels will not receive any of the proceeds from the sale of these shares by Sea Containers.

    The 2,459,399 class B common shares shown above do not include 18,044,478 shares owned by Sea Containers but accounted for as a reduction to outstanding shares including for purposes of computing earnings per share because they are deemed to be owned by subsidiaries of Orient-Express Hotels. See note 9(e) to the consolidated financial statements in this prospectus.

Summary Consolidated Financial Data

    The data presented in the following table as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended are derived from our audited financial statements. The data for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere in this prospectus. The data for the six months ended June 30, 2000 and 1999, and as of June 30, 2000 and 1999, have been derived from the unaudited consolidated financial statements of Orient-Express Hotels which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. These unaudited consolidated financial statements are also included in this prospectus. Results for the six-month period ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year. You should read our selected consolidated financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

    Orient-Express Hotels has been accounted for as a separate division of Sea Containers, with each hotel and leisure business subsidiary being consolidated to provide the divisional accounts, to which we add our directly incurred central overheads and costs paid for under the services agreement with Sea Containers. No material assumptions or allocations have been made to present our consolidated financial position, results of operations or cash flows as each of our subsidiaries produces separate stand-alone accounts.

    The historical financial information below may not give an accurate indication of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

Orient-Express Hotels Ltd. and Subsidiaries

	Six months ended June 30,		Year ended December 31,
	2000	1999	1999	1998	1997	1996	1995
	(In millions except ratios and per share amounts)
Income statement data:
Revenues:
Revenue	$126.3	$114.1	$242.1	$225.8	$194.7	$166.3	$121.4
Earnings from unconsolidated companies	6.5	5.2	7.0	5.1	4.0	3.2	0.8
Gains on sale of assets and other	—	1.3	3.8	—	5.0	—	—
Expenses:
Depreciation and amortization	7.4	6.5	13.2	14.2	13.1	10.8	8.2
Operating	59.2	55.8	111.4	105.3	92.2	81.9	59.6
Selling, general and administrative	34.7	30.8	66.1	64.5	54.8	49.4	39.2

Earnings from operations before net finance costs	31.5	27.5	62.2	46.9	43.6	27.4	15.2
Net finance costs	11.6	9.6	19.0	16.5	12.4	9.2	8.0

Earnings before income taxes and cumulative effect of change in accounting principle	19.9	17.9	43.2	30.4	31.2	18.2	7.2
Provision for income taxes	2.4	2.1	5.2	3.7	3.2	1.7	0.3

Earnings before cumulative effect of change in accounting principle	17.5	15.8	38.0	26.7	28.0	16.5	6.9
Cumulative effect of change in accounting principle(1)	—	(3.0)	(3.0)	—	—	—	—

Net earnings	$17.5	$12.8	$35.0	$26.7	$28.0	$16.5	$6.9

Net earnings per share:
Basic:
Earnings before cumulative effect of change in accounting principle	$0.67	$0.61	$1.47	$1.03	$1.08	$0.64	$0.27
Cumulative effect of change in accounting principle	—	(0.12)	(0.12)	—	—	—	—

Net earnings per share	$0.67	$0.49	$1.35	$1.03	$1.08	$0.64	$0.27

Weighted average number of shares	25.9	25.9	25.9	25.9	25.9	25.9	25.9
Balance sheet data (at end of period):
Cash	$11.0	12.0	$11.1	$12.4	$11.3	$9.6	$12.1
Total assets	712.9	644.1	661.9	602.5	496.0	472.2	369.2
Long-term debt (including current portion)	377.3	288.6	310.0	279.1	206.1	187.4	132.9
Total shareholders' equity	268.5	290.9	292.3	266.0	250.4	243.4	188.9
Other financial data:
Cash flows provided by (used in):
Operating activities	22.3	27.7	42.3	39.4	40.8	16.2	27.6
Investing activities	(64.3)	(69.4)	(89.9)	(94.4)	(41.8)	(84.8)	(74.0)
Financing activities	42.1	43.3	48.5	56.5	3.1	66.2	52.2
Capital expenditures (excluding acquisitions)	(22.3)	(37.7)	(44.3)	(43.5)	(49.7)	(47.4)	(35.9)
EBITDA(2)	38.9	34.0	75.4	61.1	56.7	38.2	23.4
EBITDA margin (% of total revenues)	29%	28%	30%	26%	28%	23%	19%
Ratio of earnings to fixed charges(3)	2.5x	2.6x	2.9x	2.6x	2.9x	2.1x	1.4x

(1)
Reflects the write-off of deferred start-up costs related to our cruiseship operation.
(2)
Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating our results of operations.
(3)
For purposes of computing this ratio, "earnings" consist of earnings before income taxes, change in accounting principle, and fixed charges. "Fixed charges" for this ratio represent interest expense, including amortization of capitalized financing costs, and one-third of rental expense, which is assumed to be the representative portion of the interest factor of rental expense.

RISK FACTORS

    You should carefully consider the risks described below and the other information contained in this prospectus before making a decision to purchase our class A common shares.

    If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the market price of our class A common shares could decline.

Risks Relating to Our Business

Our operations are subject to adverse factors generally encountered in the hospitality industry.

    Besides the specific conditions discussed in the risk factors below, these factors include

  •
  cyclical downturns arising from changes in general and local economic conditions,
  •
  changes in popular travel patterns,
  •
  periodic local oversupply of guest accommodation, which may adversely affect occupancy rates and actual room rates achieved,
  •
  regional and local economic and political conditions affecting market demand, including recessions, civil disorder and terrorism, and
  •
  seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

The effect of these factors varies among our hotels and other properties because of their geographic diversity.

The hospitality industry is highly competitive, both for acquisitions of new hotels and restaurants and for customers for our properties.

    We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. This competition may have the effect of reducing the number of suitable investment opportunities offered to us and increasing our acquisition costs by enhancing the bargaining power of property owners seeking to sell or to enter into management agreements.

    Some of our properties—for example, the Windsor Court Hotel—are located in areas where there are numerous competitors, many of which have substantially greater resources than Orient-Express Hotels. Competitive factors in the hospitality industry include convenience of location, the quality of the property, pricing, range and quality of food services and amenities offered, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which our hotels and restaurants compete. See "Our Business—Competition."

The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels.

    Orient-Express Hotels and its various properties are subject worldwide to numerous laws, including those relating to the preparation and sale of food and beverages, such as health and liquor license laws. Our properties are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, the success of our strategy to expand our existing properties may be dependent upon our obtaining necessary building permits or zoning variances from local authorities. We have applications pending for various types of governmental permits to expand many of our properties, such as the Villa San Michele, Hotel Quinta do Lago and Keswick Hall. The failure to obtain any of these permits could adversely affect our strategy of increasing revenues and net income through expansion of our existing properties. For example, 14 new rooms currently under construction at the Lapa Palace Hotel are now expected to open about three months later than originally scheduled due to a delay in receiving the required permits. This delay in itself did not have a material adverse effect on Orient-Express Hotels; however, given the increase in expansion construction spending that we anticipate, similar delays at a number of our properties could have a material adverse impact in the aggregate.

    Orient-Express Hotels also is subject to foreign and U.S. federal, state and local laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it.

Our acquisition, expansion and development strategy may be less successful than we expect, and therefore, our growth may be limited.

    We intend to increase our revenues and net income through acquisitions of new properties and expansion of our existing properties. Our ability to pursue new growth opportunities successfully will depend on our ability to identify properties suitable for acquisition and expansion, to negotiate purchases or construction on satisfactory terms, to obtain the necessary financing and permits and to integrate new properties into our operations. Also, our acquisition of properties in new locations may present operating and marketing challenges that are different from those we currently encounter in our existing locations. We cannot assure you that we will succeed in our growth strategy.

    We may develop new properties in the future. New project development is subject to such adverse factors as market or site deterioration after acquisition, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing. For example, the opening of the Westcliff Hotel occurred about six months later than originally planned as construction took longer than expected. This delay had a significant adverse impact on the revenues and profitability of our African operations.

We cannot be sure that we will obtain the necessary additional capital to finance the growth of our business.

    The acquisition and expansion of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade our existing properties, are capital intensive. Our current expansion plans call for the expenditure of up to an aggregate of $150 million over the next three years to add new rooms and/or facilities to our existing properties, and our current acquisition plans call for the expenditure of about $80 million per year for new properties, which would be financed by a suitable level of mortgage debt. The availability of future borrowings and access to the capital markets for equity financing to fund these acquisitions and expansions depends on prevailing market conditions and the acceptability of financing terms offered to us. We cannot assure you that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings would be dilutive to the existing holders of our common shares. Future debt financings could involve restrictive covenants which would limit our flexibility in operating our business.

Currency fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

    Seven of our owned hotels operate in currencies linked to the European euro, two operate in South African rand, two operate in Australian dollars, one operates in Botswanan pula, and one operates in Brazilian reais. The remaining owned hotels operate in U.S. dollars. The operating results of all these hotels are set out in the tables on pages 52 through 54, including the average daily rate in the relevant operating currency. The Venice Simplon-Orient-Express and British Pullman tourist trains operate primarily in British pounds sterling and currencies linked to the European euro.

    Our financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both

  •
  translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

  •
  transaction risk, which is the risk that the currency of our costs and liabilities fluctuates in relation to the currency of our revenue and assets, which fluctuation may adversely affect our operating margins.

    With respect to translation risk, even though the fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods, the translation impact is a reporting consideration and does not affect the underlying results of operations, as transaction risk does. As far as we can, we match foreign currency revenues and costs and assets and liabilities to provide a natural hedge against translation risks although this is not a perfect hedge.

Our substantial indebtedness could adversely affect our financial health.

    Orient-Express Hotels and its subsidiaries have a significant amount of debt and may incur additional debt from time to time. As of June 30, 2000, our consolidated long-term indebtedness was $377.3 million. Approximately $87.2 million of the net proceeds to Orient-Express Hotels in this offering will go to the repayment of debt. Our substantial indebtedness could

  •
  require us to dedicate much of our cash flow from operations to payments on our indebtedness, and so reduce the availability of cash flow to fund our working capital, capital expenditures, product and service development and other general corporate purposes; for example, in 1999 Orient-Express Hotels generated $42 million of cash from operating activities after paying interest of $19 million and before loan principal repayments of $14 million,

  •
  limit our ability to obtain additional financing to fund future working capital, capital expenditures, product and service development and other general corporate purposes,

  •
  increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our properties, or

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

    Also, since about 99% of our consolidated long-term debt at June 30, 2000 accrued interest at rates that fluctuate with prevailing interest rates, any increases in prevailing interest rates may increase our interest payment obligations. From time to time we enter into hedging transactions in order to manage our floating interest-rate exposure although no hedging contract is currently outstanding.

Covenants in our financing agreements could limit our discretion in operating our businesses, causing us to make less advantageous business decisions; our indebtedness is secured by substantially all of our properties.

    Our financing agreements with about 20 commercial bank lenders contain covenants which include limits on additional debt secured by mortgaged properties, limits on liens on property, and limits on mergers and asset sales. Our indebtedness is also secured by substantially all of our properties. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. If Orient-Express Hotels fails to comply with the restrictions in its present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow the creditors to foreclose on the properties securing such debt.

Our operations may be adversely affected by extreme weather conditions and the impact of natural disasters.

    We operate properties in a variety of locales, each of which is subject to local weather patterns and their effects on our properties as well as on customer travel. Since our revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, in November 1999 a major hurricane passed over St. Martin where our La Samanna hotel is located, resulting in the closing of the hotel until February 2000 so that we missed much of the high season.

    Our properties are also vulnerable to the effects of destructive forces, such as fire, storms and flooding. Although our properties are insured against property damage, damages resulting from acts of God or otherwise may exceed the limits of our insurance coverage or be outside the scope of that coverage. Our La Samanna hotel, for example, suffered substantial wind and flooding damage during the 1999 hurricane. Although we were fully insured for such damage, we may face losses with other natural disasters affecting our properties in the future.

If our relationships with our employees were to deteriorate, we may be faced with labor shortages or stoppages, which would adversely affect our ability to operate our facilities.

    Our relations with our employees in various countries, including the approximately 2,000 employees represented by labor unions, could deteriorate due to disputes related to, among other things, wage or benefit levels or our response to changes in government regulation of workers and the workplace. Our operations rely heavily on our employees' providing high-quality personal service, and any labor shortage or stoppage caused by poor relations with employees, including labor unions, could adversely affect our ability to provide those services, which could reduce occupancy and room revenue and even tarnish our reputation.

Risks Relating to Our Relationship with and Separation from Sea Containers

A default under Sea Containers' debt instruments could trigger a default under some of Orient-Express Hotels' loan agreements.

    A default under Sea Containers' public debt indentures or loan agreements could result in a default under some Orient-Express Hotels' loan agreements which contain cross-default provisions to debt of Sea Containers. Also, a default under the financial covenants contained in Sea Containers' credit facilities could result in a default under some Orient-Express Hotels loan agreements guaranteed by Sea Containers. Any default under loan agreements of Orient-Express Hotels triggered by a default under Sea Containers' debt instruments could also result in cross defaults to other loan agreements which Orient-Express Hotels may enter into in the future. In addition, a default under Orient-Express Hotels' loan agreements could lead to foreclosure and loss of control of the properties securing these loan agreements.

    Orient-Express Hotels' loan agreements that finance the Hotel Cipriani, Villa San Michele, Hotel Splendido, Observatory Hotel, Lilianfels Hotel, Charleston Place, Venice Simplon-Orient-Express, Eastern & Oriental Express and our 50% interest in the joint venture for the two hotels in Peru contain cross-default provisions to debt of Sea Containers. As a consequence, a default under Sea Containers' public debt indentures or loan agreements could result in a default under these Orient-Express Hotels loan agreements. As of June 30, 2000, about $182 million was outstanding under these facilities, of which approximately $128 million was included in the consolidated long-term debt of Orient-Express Hotels since it was debt of consolidated subsidiaries, and approximately $54 million was not included in consolidated debt since it was debt of companies which are not consolidated. Orient-

Express Hotels will seek to amend these loan agreements in connection with the spinoff distribution to remove these cross-default provisions but cannot assure you that we will be able to do so. We do not intend to enter into loan agreements in the future with provisions containing cross-defaults to Sea Containers' debt.

    Sea Containers has guaranteed a number of loans made by various commercial banks to Orient-Express Hotels. As of June 30, 2000, approximately $330 million was outstanding under Orient-Express Hotels loans guaranteed by Sea Containers, including about $9 million of loans to unconsolidated companies. Approximately $35 million of these guaranteed loans represented loans that finance the '21' Club, Keswick Hall, the Inn at Perry Cabin and our 50% interest in the Peruvian hotels joint venture. The guarantees of the $35 million of loans contain some of the financial covenants found in Sea Containers' credit facilities. As a consequence, a default under the financial covenants in Sea Containers' credit facilities could result in a default under these Orient-Express Hotels loan agreements. The loans for the '21' Club, Keswick Hall and the Inn at Perry Cabin will be repaid out of the net proceeds of this offering, leaving the $5 million loan outstanding on June 30, 2000 for our Peruvian hotels joint venture as the only loan with a guarantee containing Sea Containers financial covenants. Orient-Express Hotels will seek to amend this loan, as well as other loans guaranteed by Sea Containers, to remove the Sea Containers guarantee but we cannot assure you that we will be able to do so. We do not intend to enter into loan agreements guaranteed by Sea Containers in the future.

Some holders of Sea Containers' publicly held notes have begun a lawsuit in which they allege that this offering and the spinoff distribution will cause defaults under those notes and they seek damages and injunctive relief; a court injunction could delay or prevent the spinoff, and a determination of default could trigger defaults under Orient-Express Hotels' loan agreements.

    On August 4, 2000, a group of institutional investors which in the aggregate claim to own, and/or to be investment advisors to accounts that own, approximately $158 million of the $430 million aggregate outstanding principal amount of Sea Containers' four series of publicly held senior notes commenced a lawsuit in the Supreme Court of New York, County of New York. The defendants named in this action are Sea Containers, Orient-Express Hotels, James B. Sherwood, who is the President of Sea Containers and the Chairman of Orient-Express Hotels, and United States Trust Company of New York, as trustee of the four series of senior notes. The plaintiffs allege that this offering and the proposed spinoff distribution will violate covenants in the senior note indentures, including covenants which restrict the ability of Sea Containers and its subsidiaries to pay dividends and make other distribution to shareholders, to dispose of their assets, and to enter into transactions with affiliates of Sea Containers, and will also constitute a fraudulent conveyance.

    The plaintiffs are seeking, among other things

  •
  a declaratory judgment that Sea Containers has breached or anticipatorily breached covenants in the senior note indentures, and that the plaintiffs therefore have the right to declare that all principal of the senior notes issued by Sea Containers under the four indentures—$430 million in the aggregate—and any accrued and unpaid interest on those notes are immediately due and payable,
  •
  a declaratory judgment that all actions and transactions taken or engaged in in support of this offering and the spinoff are void,
  •
  an injunction enjoining the defendants from taking any further action to complete this offering and the spinoff,
  •
  unspecified money damages from Sea Containers for breach of contract, and
  •
  an injunction enjoining the defendants from fraudulently conveying the assets of Sea Containers in a manner that detracts from the rights of the plaintiff noteholders.

    Sea Containers has been advised by its counsel, Carter, Ledyard & Milburn, that this offering will not violate the indentures. Also, management of Sea Containers intends to effect the spinoff distribution in a manner which will not result in any violation of the indenture covenants or in a fraudulent conveyance. Accordingly, management of Sea Containers has concluded that the allegations of the senior noteholders are without merit, and that Sea Containers will oppose this lawsuit vigorously. However, a court injunction could delay or prevent the spinoff distribution. Also, a declaratory judgment by a court of a default under these Sea Containers indentures would require that Sea Containers repay the $430 million principal amount of the senior notes and any accrued and unpaid interest on the notes, and could cause a default under Orient-Express Hotels' financings which contain cross-default provisions or have guarantees by Sea Containers which contain Sea Containers' financial covenants. At June 30, 2000, about $182 million was outstanding under Orient-Express Hotels' loan agreements which contain cross-default provisions to debt of Sea Containers, and $35 million was outstanding under Orient-Express Hotels' loan agreements guaranteed by Sea Containers where the guarantees contain Sea Containers' financial covenants. Of such $35 million of guaranteed debt, $30 million will be repaid out of the net proceeds of this offering. In the event debt of Orient-Express Hotels defaults as a result of a default on Sea Containers' debt, Orient-Express Hotels will have to seek waivers from its lenders or refinance the defaulted debt. Orient-Express Hotels may be unable to do so or may only be able to do so on terms less favorable to it than currently are contained in its loan agreements.

    In order to protect Orient-Express Hotels, Sea Containers has agreed to indemnify Orient-Express Hotels with respect to losses arising from this offering or the spinoff distribution as a result of any declaration of default or proceeding brought by holders of Sea Containers' public debt within one year after August 1, 2000, including the above-mentioned lawsuit. There is no assurance though that this indemnity will be available when needed or that it will fully compensate for losses incurred by Orient-Express Hotels.

Our share price may be adversely affected due to the limited liquidity of our shares in the market if Sea Containers does not complete its separation from us.

    Sea Containers currently intends to distribute to its shareholders, approximately six months after this offering, all of our class A common shares that it owns after this offering and the class B common shares that are not distributed to Orient-Express Hotels' subsidiaries, subject to the receipt by Sea Containers of all necessary consents and approvals from its board of directors, shareholders, lenders and others, and the delivery to Sea Containers of a favorable tax opinion. Sea Containers is not obligated to make this distribution, and the distribution may not occur in six months or at all. A claim by bondholders under the public debt indentures of Sea Containers, as noted above, that the distribution is a default under those public debt indentures could delay or even prevent the distribution from occurring. If the distribution is delayed or not completed at all, the liquidity of our shares in the market will continue to be limited unless and until Sea Containers elects to sell some or all of its significant ownership.

Substantial sales of class A common shares may occur whether or not the distribution occurs, which sales could cause our stock price to decline.

    If Sea Containers does distribute all of our class A common shares that it owns after this offering to its shareholders as described in the preceding paragraph, those shareholders who are not affiliates of Orient-Express Hotels will be able to sell those class A common shares without restriction. We are unable to predict whether significant amounts of our class A common shares will be sold in the open market following this distribution. Also, if the distribution is delayed or does not occur, Sea Containers may determine to sell our class A or class B common shares, other than the shares deemed owned by our subsidiaries. Any sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our class A common shares.

Before our separation from Sea Containers, we will be controlled by Sea Containers as long as it continues to own a substantial number of our class B common shares.

    After the completion of this offering and prior to our separation from Sea Containers in the proposed distribution or otherwise, Sea Containers will own directly, or indirectly through subsidiaries, approximately 65% of our class A common shares and all of our class B common shares, together representing about 96% of the combined voting power for most matters that may be submitted to a vote of our shareholders, or 95% if the underwriters exercise their over-allotment options in full. As a result, until Sea Containers distributes these shares to its shareholders, or otherwise disposes of them, it will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting, and Sea Containers will control all matters affecting Orient-Express Hotels, including

  •
  the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers; at present, for example, the six-member board of directors of Orient-Express Hotels includes James B. Sherwood, the President of Sea Containers, and Daniel J. O'Sullivan, the Senior Vice President and Chief Financial Officer of Sea Containers,

  •
  our participation in mergers or other business combinations,

  •
  our acquisition or disposition of assets,

  •
  changes to the agreements providing for our separation from Sea Containers, and

  •
  the payment of dividends on our class A and class B common shares.

After our separation from Sea Containers, our directors and officers may control the outcome of most matters submitted to a vote of our shareholders.

    If Sea Containers distributes to its shareholders our class A and class B common shares which it owns, or otherwise disposes of them, subsidiaries of Orient-Express Hotels, together with the directors and executive officers of Orient-Express Hotels, will hold 19,407,882 class B common shares, representing about 83% of the combined voting power for most matters submitted to a vote of our shareholders. In general, holders of our class A common shares and holders of our class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, so long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of the shareholders. Under Bermuda law, common shares of Orient-Express Hotels owned by its subsidiaries, representing approximately 77% of such combined voting power, will be deemed to be outstanding and may be voted by those subsidiaries. The manner in which the subsidiaries vote their common shares will be determined by the respective directors of those subsidiaries, many of whom are also directors or officers of Orient-Express Hotels, consistently with the exercise by those directors of their fiduciary duties to the subsidiaries. Those directors, should they choose to act together, will be able to control substantially all matters affecting Orient-Express Hotels, including those listed in the preceding paragraph, and to block a number of matters relating to any potential change of control of Orient-Express Hotels. See "Description of Common Shares—Voting Rights."

Sea Containers will be transferring its leisure assets to us without any representations, warranties or indemnity, and so we will not have any recourse to Sea Containers if there is any deficiency or other liability.

    Under the terms of a restructuring agreement among Sea Containers, Orient-Express Hotels and various subsidiaries of each, Sea Containers will be transferring to us all of the assets and liabilities relating to its hotel and leisure business segment which Orient-Express Hotels does not currently own. Such assets and liabilities are being transferred without any representations or warranties being made by Sea Containers, including as to value, the existence of any liens or encumbrances or the legal sufficiency of any conveyance of title. Sea Containers will also not be providing any indemnity relating to the assets transferred or any related liability. A transferor in an arm's-length transaction would customarily make these representations and warranties and provide some form of indemnity. In the absence of these, we will not have any recourse to Sea Containers in the event of any deficiency or other liability.

Covenants in Sea Containers' financing agreements could prevent Sea Containers from making business decisions which may otherwise be advantageous to Orient-Express Hotels.

    Sea Containers is the borrower under financing agreements which contain covenants limiting the actions which Sea Containers may take, or permit a material subsidiary such as Orient-Express Hotels to take. Orient-Express Hotels will continue to be a material subsidiary for purposes of these covenants after this offering so long as it remains majority-owned by Sea Containers. These covenants include limitations on dividends, limitations on incurring indebtedness, limitations on transactions with affiliates, limitations on the ability of subsidiaries, such as Orient-Express Hotels, to impose restrictions on their payment of dividends or distributions or loans to Sea Containers, limitations on merger and asset sales and limitations on liens. Sea Containers' financing agreements also impose financial covenants on Sea Containers measured on a consolidated basis with its subsidiaries, including Orient-Express Hotels.

    Sea Containers' decisions with respect to Orient-Express Hotels may be affected by its having to remain in compliance with these covenants and other requirements. This may adversely affect Orient-Express Hotels' financial and operational flexibility.

Shares of Companhia Hoteis Palace, which owns the Copacabana Palace Hotel, are pledged as collateral for a loan to Orient-Express Hotels but continue to be owned by Sea Containers; should Sea Containers fail to transfer these shares to Orient-Express Hotels, this would result in a default under the loan which could lead to foreclosure and loss of control of the hotel.

    To finance capital expenditures at the Copacabana Palace Hotel, Sea Containers borrowed $35 million which was secured by Sea Containers' shares of Companhia Hoteis Palace, the subsidiary which owns the hotel. This loan is included in Orient-Express Hotels' $377.3 million consolidated long-term debt at June 30, 2000, as Orient-Express Hotels used all proceeds of the loan. The lender under such loan has entered into an agreement with Sea Containers and Orient-Express Hotels under which Sea Containers will transfer its shares in Companhia Hoteis Palace to Orient-Express Hotels, and Orient-Express Hotels has entered into a new $35 million loan to substitute for the loan to Sea Containers. However, until such shares are actually transferred, the Copacabana Palace Hotel will continue to be owned by Sea Containers. If the shares are not transferred to Orient-Express Hotels on or before September 15, 2000 the loan would be in default which could lead to foreclosure and loss of control of the hotel.

We will not be able to rely on Sea Containers to fund our future capital requirements, and financing from other sources may not be available on as favorable terms or at all.

    In the past, a significant portion of our capital needs have been satisfied by Sea Containers. However, following our separation, Sea Containers will no longer provide funds to finance our working capital or other cash requirements although it will continue to guarantee some of our existing bank debt. We cannot assure you that financing from other sources, if needed, will be available at all or on terms as favorable as those we obtained as part of Sea Containers.

Some of our directors and executive officers may have conflicts of interest because of their ownership of Sea Containers class A and class B common shares or their positions at Sea Containers.

    Some of our directors and executive officers—James B. Sherwood, Simon M.C. Sherwood, John D. Campbell, Daniel J. O'Sullivan and Edwin S. Hetherington—hold Sea Containers class A and class B common shares and options to purchase Sea Containers class A and class B common shares. See "Security Ownership of Sea Containers' Principal Shareholders and Management" elsewhere in this prospectus. Also, after the completion of this offering, these persons other than Simon M.C. Sherwood will continue to be executive officers or directors of Sea Containers. Ownership of Sea Containers class A and class B common shares by our directors and officers, or their positions as executive officers or directors of Sea Containers, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Sea Containers and us. We currently do not have any internal controls or procedures in place for resolving these conflicts.

    James B. Sherwood, our Chairman of the board of directors and the President of Sea Containers, has an option to purchase the Hotel Cipriani in Venice from us at its fair market value if a change of control of Sea Containers occurs prior to the distribution, or a change in control of Orient-Express Hotels occurs after the distribution. See "Management—Interests of Management in Certain Transactions."

The agreements between Orient-Express Hotels and Sea Containers that detail their separation and their interim and ongoing relationships were not the result of arm's length negotiations.

    Sea Containers has agreed to provide services to Orient-Express Hotels such as financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and information technology. Also, Sea Containers has agreed to provide Orient-Express Hotels with office space in New York, London and elsewhere. These agreements were made in the context of the parent-subsidiary relationship, were negotiated in the overall context of our separation from Sea Containers and were not the result of arm's length negotiations, and we cannot assure you that they are on terms comparable to those we could have obtained from unaffiliated third parties. These agreements are for a one-year period renewable annually thereafter.

Other Risks Relating to Ownership of Our Class A Common Shares

Our shares have no market, and we cannot assure you that our share price will not decline after this offering.

    Before this offering, there has been no public market for our class A common shares. An active public market for our class A common shares may not develop or be sustained after this offering. The market price of our class A common shares could be subject to significant fluctuations after this offering.

    The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our class A common shares. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price, which will be determined by negotiations between the representatives of the underwriters and us.

Provisions in our charter documents may discourage potential acquisitions of Orient-Express Hotels, even those which the holders of a majority of our class A common shares might favor.

    Our memorandum of association and bye-laws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include

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  supermajority shareholder voting provisions for the removal of directors from office with or without cause, and for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels, and
  •
  limitations on the voting rights of such 15% beneficial owners.

    Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by many shareholders.

    These provisions are in addition to the ability of our subsidiaries and directors and officers to vote shares representing a significant majority of the total voting power of our common shares following the proposed distribution by Sea Containers of our shares which it currently holds. See "Description of Common Shares—Voting Rights." Also, the rights to purchase series A junior preferred shares, one of which is attached to each class A and class B common share, may have antitakeover effects. See "Description of Common Shares—Shareholder Rights Agreement."

You may not receive cash dividends on our shares.

    We intend to retain our earnings to finance the development and expansion of our business and have not yet decided on a dividend policy. Also, our ability to declare and pay cash dividends on our shares is restricted by covenants in our credit facilities. As a result, capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future.

Purchasers in this offering will experience immediate dilution in net tangible book value per share.

    Purchasers of our class A common shares in this offering will experience immediate dilution of $8.46 in net tangible book value per share. See "Dilution."

We cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Bermuda, or that an original action can be brought in Bermuda against Orient-Express Hotels for liabilities under U.S. securities laws.

    Orient-Express Hotels is a Bermuda company, a majority of its directors and officers are residents of Bermuda, the United Kingdom and elsewhere outside the United States, and most of its assets and the assets of its directors and officers are located outside the United States. As a result, it may be difficult for you to

  •
  effect service of process within the United States on Orient-Express Hotels or its directors and officers, or
  •
  enforce judgments obtained in United States courts against Orient-Express Hotels or its directors and officers based upon the civil liability provisions of the United States federal securities law.

    Orient-Express Hotels has been advised by its Bermuda counsel, Appleby Spurling & Kempe, that there is doubt as to

  •
  whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against Orient-Express Hotels or its directors and officers, and
  •
  whether an original action could be brought in Bermuda against Orient-Express Hotels or its directors and officers to enforce liabilities based solely upon the United States federal securities law.

FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements regarding matters such as

  •
  competitive factors in our businesses,
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  future legislation,
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  strikes or other labor disruptions,
  •
  currency fluctuations, and
  •
  trends in our future operating performance.

    We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to Orient-Express Hotels or its management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those anticipated, because of the factors described in the "Risk Factors" section and elsewhere in this prospectus, and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

    We undertake no obligation to update publicly or revise any forward-looking statements after the completion of this offering, whether as a result of new information, future events or otherwise, unless a statement is revealed by subsequently discovered information to have been unreasonable or inaccurate at the time made.

USE OF PROCEEDS

    We estimate that Orient-Express Hotels and Sea Containers will each receive net proceeds from this offering of approximately $87.2 million after deducting the underwriting discount and estimated offering expenses.

    We intend to use approximately $87.2 million of the proceeds of this offering to repay existing indebtedness of Orient-Express Hotels bearing interest at a weighted average rate of approximately 7.75% per year and repayable on dates from 2002 to 2004. The lenders being repaid are Bank of Nova Scotia, as agent for a group of commercial banks, First Union National Bank and Bank of America N.A. This indebtedness is guaranteed by Sea Containers and secured by the Windsor Court Hotel, Keswick Hall, the Inn at Perry Cabin and the '21' Club. These properties will then be available to secure future borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity." Pending such application of net proceeds, we may invest the net proceeds in short-term investments and marketable securities.

    Orient-Express Hotels will not receive any of the proceeds from the sale of shares in this offering by Sea Containers, which Sea Containers will use initially to repay its existing indebtedness.

DIVIDEND POLICY

    We currently intend to retain any future earnings to fund the development and growth of our business. We have not yet established a dividend policy. Our future dividend policy will depend on our earnings, capital requirements and financial condition, the requirements of the financing agreements to which Orient-Express Hotels is a party, and other factors which our board of directors considers relevant. Also, covenants in our bank loan agreements limit our ability to declare and pay cash dividends on our class A common shares.

CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000,

  •
  on an actual basis, and

  •
  as adjusted to reflect the sale by Orient-Express Hotels of 5,000,000 class A common shares in this offering at an initial public offering price of $19.00 per share and the application of the net proceeds from such sale as described under "Use of Proceeds."

    You should read this table together with "Selected Consolidated Financial Data," our historical consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	June 30, 2000
	Actual	As adjusted
	(in thousands)
Cash	$10,978	$11,456

Working capital facilities	$7,601	$7,601
Long term debt (including current portion)	377,315	290,118

	384,916	297,719

Shareholders' equity:
Class A common shares	234	284
Class B common shares	205	205
Additional paid-in capital	135,940	223,565
Retained earnings	150,910	150,910
Accumulated other comprehensive loss	(18,656)	(18,656)
Acquired shares	(181)	(181)

Total shareholders' equity	268,452	356,127

Total capitalization	$653,368	$653,846

DILUTION

    Our net tangible book value at June 30, 2000, was approximately $237.8 million, or $9.18 per class A and class B common share. Net tangible book value per share is determined by dividing our tangible net worth, which is total tangible assets less total liabilities, by the number of class A and class B common shares outstanding immediately before this offering. Dilution in our net tangible book value per share represents the difference between the amount per share paid by purchasers of our class A common shares in this offering and our net tangible book value per share of our common shares on a pro forma basis immediately afterwards. After giving effect to the sale of 10,000,000 class A common shares in this offering at an initial public offering price of $19.00 per share, and after deducting estimated underwriting discounts and offering expenses payable by Orient-Express Hotels of $7.3 million and applying the net proceeds from this offering as described under "Use of Proceeds," our pro forma as adjusted net tangible book value at June 30, 2000, would have been approximately $325.5 million, or $10.54 per share. This represents an immediate increase in pro forma net tangible book value of $1.36 per share to Sea Containers as our existing shareholder and an immediate dilution in pro forma net tangible book value of $8.46 per share to new investors purchasing class A common shares in this offering. The following table illustrates this dilution per share, without giving effect to the exercise of the underwriters' over-allotment options:

Initial public offering price per share		$19.00
Net tangible book value per share as of June 30, 2000	$9.18
Increase in book value per share attributable to new investors in this offering	1.36

Pro forma as adjusted net tangible book value per share after this offering		10.54

Dilution per share to new investors		$8.46

    To the extent that any shares are issued in connection with the underwriters' over-allotment options, there will be further dilution to new investors.

    The following table sets forth, as of June 30, 2000, on the pro forma as adjusted basis described above, the differences between the number of class A common shares purchased from Orient-Express Hotels, the total price paid and average price per class A common share paid by Sea Containers, our sole existing shareholder, and by the new investors in this offering at the initial public offering price of $19.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares purchased		Total consideration
					Average price per share
	Number	Percentage	Amount	Percentage
Sea Containers	18,440,601	65%	-0-	—	—
New investors	10,000,000	35%	$190,000,000	100%	$19.00

Total	28,440,601	100%	$190,000,000	100%

    No cash was paid by Sea Containers in consideration for our class A common shares. Accordingly, the cash consideration related to Sea Containers is reported as zero in the above table.

    If the underwriters' option to purchase additional shares is exercised in full,

  •
  the number of class A common shares held by Sea Containers will decrease to approximately 60% of the total number of class A common shares outstanding; and
  •
  the number of class A common shares held by new investors will be increased to 11,500,000 shares or approximately 40% of the total number of our class A common shares outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

    The data presented in the following table as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended are derived from our audited financial statements. The data for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere in this prospectus. The data for the six months ended June 30, 2000 and 1999, and as of June 30, 2000 and 1999, have been derived from the unaudited consolidated financial statements of Orient-Express Hotels which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for these periods. These unaudited consolidated financial statements are also included in this prospectus. Results for the six-month period ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year. You should read our selected consolidated financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

    The historical financial information below may not give an accurate indication of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

Orient-Express Hotels Ltd. and Subsidiaries

	Six months ended June 30,				Year ended December 31,
	2000		1999		1999		1998		1997		1996		1995
	(In millions except ratios and per share amounts)
Income statement data:
Revenues:
Revenue	$126.3		$114.1		$242.1		$225.8		$194.7		$166.3		$121.4
Earnings from unconsolidated companies	6.5		5.2		7.0		5.1		4.0		3.2		0.8
Gains on sale of assets and other	—		1.3		3.8		—		5.0		—		—
Expenses:
Depreciation and amortization	7.4		6.5		13.2		14.2		13.1		10.8		8.2
Operating	59.2		55.8		111.4		105.3		92.2		81.9		59.6
Selling, general and administrative	34.7		30.8		66.1		64.5		54.8		49.4		39.2

Earnings from operations before net finance costs	31.5		27.5		62.2		46.9		43.6		27.4		15.2
Net finance costs	11.6		9.6		19.0		16.5		12.4		9.2		8.0

Earnings before income taxes and cumulative effect of change in accounting principle	19.9		17.9		43.2		30.4		31.2		18.2		7.2
Provision for income taxes	2.4		2.1		5.2		3.7		3.2		1.7		0.3

Earnings before cumulative effect of change in accounting principle	17.5		15.8		38.0		26.7		28.0		16.5		6.9
Cumulative effect of change in accounting principle(1)	—		(3.0)		(3.0)		—		—		—		—

Net earnings	$17.5		$12.8		$35.0		$26.7		$28.0		$16.5		$6.9

Net earnings per share
Basic:
• Earnings before cumulative effect of change in accounting principle	$0.67		$0.61		$1.47		$1.03		$1.08		$0.64		$0.27
• Cumulative effect of change in accounting principle	—		(0.12)		(0.12)		—		—		—		—

• Net earnings per share	$0.67		$0.49		$1.35		$1.03		$1.08		$0.64		$0.27

Weighted average number of shares	25.9		25.9		25.9		25.9		25.9		25.9		25.9
Balance sheet data (at end of period):
Cash	$11.0		$12.0		$11.1		$12.4		$11.3		$9.6		$12.1
Total assets	712.9		644.1		661.9		602.5		496.0		472.2		369.2
Long-term debt (including current portion)	377.3		288.6		310.0		279.1		206.1		187.4		132.9
Total shareholders' equity	268.5		290.9		292.3		266.0		250.4		243.4		188.9
Other financial data:
Cash flows provided by (used in):
Operating activities	22.3		27.7		42.3		39.4		40.8		16.2		27.6
Investing activities	(64.3)		(69.4)		(89.9)		(94.4)		(41.8)		(84.8)		(74.0)
Financing activities	42.1		43.3		48.5		56.5		3.1		66.2		52.2
Capital expenditures (excluding acquisitions)	(22.3)		(37.7)		(44.3)		(43.5)		(49.7)		(47.4)		(35.9)
EBITDA(2)	38.9		34.0		75.4		61.1		56.7		38.2		23.4
EBITDA margin (% of total revenues)	29%		28%		30%		26%		28%		23%		19%
Ratio of earnings to fixed charges(3)	2.5	x	2.6	x	2.9	x	2.6	x	2.9	x	2.1	x	1.4	x

(1)
Reflects the write-off of deferred start-up costs related to our cruiseship operation.

(2)
Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating our results of operations.

(3)
For purposes of computing this ratio, "earnings" consist of earnings before income taxes, change in accounting principle, and fixed charges. "Fixed charges" for this ratio represent interest expense, including amortization of capitalized financing costs, and one-third of rental expense, which is assumed to be the representative portion of the interest factor of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

    Orient-Express Hotels has two business segments: (1) hotels and restaurants and (2) tourist trains and cruises. Our hotels currently consist of 26 deluxe hotels reported as 22 business units. Twenty-two of these are wholly or majority owned and are referred to in this prospectus as owned hotels. The other four hotels— in three of which we have an equity interest and operate under management contracts, and one of which we operate under a management contract — are referred to in this prospectus as hotel management interests. In 1999, our revenue from hotel management interests was $11.1 million, or 4% of our total revenue, which consisted of $5.7 million from investments accounted for using the equity method, and $5.4 million from management fees. Of our owned hotels, ten are located in Europe, four in North America and eight in the rest of the world, including two in Australia which we acquired in March 2000. One of the hotels in Europe—the Hotel Caruso in Ravello—is not currently operational as it is undergoing restoration and refurbishment. Also, we own and operate one restaurant—the '21' Club in New York—and have a 49% interest in Harry's Bar in London (our "restaurants"). Our tourist trains and cruises segment operates six tourist trains—three of which we own and operate and three in which we have an equity interest and management contracts—and a river cruiseship.

    Revenue per available room, or REVPAR, is a key performance indicator used widely within the hotel industry as it is a function of the average daily rate, or ADR, achieved for the rooms sold and average occupancy, being the rooms sold as a proportion of the rooms available to be sold. ADR on its own gives no indication of the relative occupancy of the hotel and could be shown as increasing while the number of rooms sold had fallen resulting in a reduction in rooms revenue over a prior period. We have been pursuing a growth strategy based on internal growth driven principally by increases in REVPAR, growth from expansion of existing properties and growth from acquisitions. See "Our Business—Growth Strategy." As a result of this strategy, from 1995 through 1999 our U.S. dollar revenues grew at a compound annual growth rate, or CAGR, of 19%. Over the same period, earnings before interest, tax, depreciation and amortization, or EBITDA, excluding gains on sales of assets, grew at a compound annual growth rate of 32% and the EBITDA margin (EBITDA over revenue) has improved from 19.2% to 28.7%, which is an 11% compound annual growth rate. This favorable improvement in EBITDA margin has largely been achieved through revenues increasing at a faster rate than costs as the hotels have a largely fixed cost base. Net earnings, excluding gains on sales of assets, grew at a compound annual growth rate of 49% over the period.

	1999	1998	1997	1996	1995	CAGR 1995-99
	(Dollars in millions)
Revenue	$249.1	$230.9	$198.7	$169.5	$122.2	19%
Gains on sales of assets and other(1)	3.8	—	5.0	—	—	—
Earnings excluding gains on sales of assets and other:
EBITDA	71.6	61.1	51.7	38.2	23.4	32%
EBIT	58.4	46.9	38.6	27.4	15.2	40%
EBT	39.4	30.4	26.2	18.2	7.2	53%
Net earnings(2)	34.2	26.7	23.0	16.5	6.9	49%
EBITDA margin	28.7%	26.5%	26.0%	22.5%	19.2%	11%
Ratio of earnings to fixed charges	2.9x	2.6x	2.9x	2.1x	1.4x

(1)
1999 includes a $2.5 million onetime special payment to Orient-Express Hotels received under a management contract in the fourth quarter, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter. The 1997 gain resulted from the sale of the Lodge at Vail in Colorado.
(2)
1999 net earnings are shown before cumulative effect of change in accounting principle.

    Orient-Express Hotels has been accounted for as a separate division of Sea Containers with each hotel and leisure business subsidiary being consolidated to produce the divisional accounts. Each of its subsidiaries' results include the actual revenues and costs incurred by the companies with no allocation from Sea Containers. In addition to the results of each of our subsidiaries, we incur central overhead costs directly which are included in our results. We have entered into a services agreement with Sea Containers under which we share in certain central services at an agreed cost. The cost of these services has been included in the results of operations and cash flows of the business as presented.

    In 1999, 84% of our revenues were derived from our hotels and restaurants segment and the remainder from our tourist trains and cruises segment. In the hotels and restaurants segment, 85% of revenues was from owned hotels, 10% was from restaurants and 5% was from hotel management interests.

    We derive our revenue from owned hotel operations primarily from the sale of rooms and the provision of food and beverages. The main factors for analyzing rooms revenue are the number of room nights sold and the average daily room rate, or ADR.

    Revenue from restaurants is derived from food and beverages sold to customers. Revenue from hotel management interests includes fees received under management contracts, which are based upon a combination of a percentage of the revenue from operations and operating earnings calculated before specified fixed charges. It also includes our share of the earnings of unconsolidated companies.

    The revenue from the tourist trains and cruises segment primarily comprises tickets sold for travel and food and beverage sales.

    Operating costs include labor, repairs and maintenance, energy and the costs of food and beverages sold to customers in respect of owned hotel operations, restaurants and tourist trains and cruises.

    Selling, general and administrative expenses include travel agents' commissions, the salaries and related costs of the sales teams, advertising and public relations costs, and the salaries and related costs of management. Some of the central general and administrative expenses are provided under agreement with Sea Containers. See note 12 to the consolidated financial statements elsewhere in this prospectus.

    Depreciation and amortization includes depreciation of owned hotels and restaurants and tourist trains and cruises.

Results of Operations

    Our operating results for fiscal years 1999, 1998 and 1997 and the first six months of 2000 and 1999, expressed as a percentage of total revenue, were as follows:

	Six months ended June 30,		Year ended December 31,
	2000	1999	1999	1998	1997
Revenue:
Hotels and restaurants	82%	80%	80%	80%	78%
Tourist trains and cruises	13	15	15	18	17
Earnings from unconsolidated companies	5	4	3	2	2
Gains on sale of assets and other	—	1	2	—	3

	100	100	100	100	100
Expenses:
Depreciation and amortization	6	5	5	6	6
Operating	44	46	44	45	45
Selling, general and administrative	26	26	26	28	27
Net finance costs	9	8	8	7	6

Earnings before income taxes	15	15	17	14	16
Provision for income taxes	2	2	2	2	2
Earnings before cumulative effect of change in accounting principle	13	13	15	12	14

Cumulative effect of change in accounting principle	—	(2)	(1)	—	—

Earnings as a percentage of total revenue	13%	11%	14%	12%	14%

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Revenue

    Total revenue, including earnings from unconsolidated companies but excluding gains, increased by $18.2 million, or 8%, from $230.9 million in 1998 to $249.1 million in 1999. Hotels and restaurants revenue increased by $19.0 million, from $189.9 million in 1998 to $208.9 million in 1999, partly offset by a $0.8 million reduction in the revenue from tourist trains and cruises.

    The revenue increase for hotels and restaurants was comprised of

  •
  an increase in our owned hotels revenue of $16.4 million, or 10%, from $161.3 million in 1998 to $177.7 million in 1999,

  •
  an increase in revenue from our hotel management interests of $1.5 million, or 16%, from $9.6 million in 1998 to $11.1 million in 1999, of which $1.2 million was attributable to our Peruvian joint venture which commenced during the year, and

  •
  an increase in restaurants revenue of $1.1 million.

    The increase in owned hotels revenue of $16.4 million is analyzed as follows:

    Europe.  Revenue increased by $9.6 million, or 14%, from $70.4 million in 1998 to $80.0 million in 1999.

    On a comparable basis, revenue in 1999 increased by $3.0 million over 1998 of which $1.7 million was at the Hotel Cipriani and $0.9 million at the Hotel Splendido. These increases were primarily due to increased room rates. The Quinta do Lago and Lapa Palace Hotels in Portugal were acquired during 1998 and their total revenue in 1999 was $20.0 million, an increase of $5.5 million over 1998. The revenue at the Hotel de la Cité in France increased by $1.0 million in 1999 largely because it was shut for part of 1998 for refurbishment.

    North America.  Revenue increased by $11.2 million, or 23%, from $47.9 million in 1998 to $59.1 million in 1999.

    On a comparable basis, revenue increased by $2.9 million primarily due to an increase in the number of rooms sold at the Windsor Court. The overall increase can also be attributed to the acquisition of the Keswick Hall and Inn at Perry Cabin hotels in 1999, which generated revenue of $8.4 million.

    Rest of the World.  Revenue decreased by $4.4 million, or 10%, from $43.0 million in 1998 to $38.6 million in 1999.

    Revenue on a comparable basis decreased by $4.9 million. The decrease was primarily attributable to the devaluation of the Brazilian real against the U.S. dollar in 1999, which had a negative impact of $3.8 million on our operations at the Copacabana Palace Hotel. The remaining decrease of $1.1 million related to the Mount Nelson Hotel in South Africa and Gametrackers in Botswana. Revenue from the Westcliff Hotel in Johannesburg, which opened in March 1998, increased by $0.5 million.

  Gains

    We realized gains of $3.8 million in 1999, including a $2.5 million onetime special payment in the fourth quarter to Orient-Express Hotels relating to the buy-out of our right to an early termination fee under our management contract for the Bora Bora Lagoon Resort, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter. The buy-out transaction occurred as a result of the owner considering a sale of the property and, in order to facilitate a sale, we agreed to sell back to the owner our contractual right to an early termination fee. We continue to manage the property; however, the owner now has the right to terminate on two months notice.

  Depreciation and Amortization

    Depreciation and amortization decreased by $1.0 million, or 8%, from $14.2 million in 1998 to $13.2 million in 1999. This decrease was primarily attributable to an $0.8 million reduction at our owned hotels and restaurants. The reduction was a result of an increase in the lives of certain of our fixed assets.

  Operating Expenses

    Operating expenses increased by $6.1 million, or 6%, from $105.3 million in 1998 to $111.4 million in 1999. This increase included a $7.4 million increase at our owned hotels and restaurants partially offset by a $1.3 million decrease related to tourist trains and cruises. The increase in hotels and restaurants included $6.9 million due to the acquisitions of the Quinta do Lago and the Lapa Palace Hotels in Portugal during 1998 and Keswick Hall and the Inn at Perry Cabin in the United States during 1999, increases at all other owned hotels of $2.5 million, and an increase at the '21' Club restaurant of $0.6 million, partially offset by the positive impact of the devaluation of the Brazilian real on operating expenses at the Copacabana Palace Hotel of $2.9 million. The decrease in tourist trains and cruises was primarily due to the lower number of passengers in 1999.

  Selling, General and Administrative Expenses

    Selling, general and administrative expenses increased by $1.6 million, or 2%, from $64.5 million in 1998 to $66.1 million in 1999, of which $1.0 million was due to owned hotels and restaurants and $0.6 million was due to tourist trains and cruises. Of the increase of $1.0 million at our owned hotels and restaurants, $2.8 million was attributable to the acquisition of hotels during 1999 and 1998, partially offset by a decrease at our existing hotels of $1.8 million. This included a decrease at the Copacabana Palace Hotel of $2.1 million mainly as a result of the devaluation of the Brazilian real referred to above, partly offset by an increase of $0.3 million at all other owned hotels.

  Earnings from Operations

    Earnings from operations increased by $15.3 million, or 33%, from $46.9 million in 1998 to $62.2 million in 1999. Excluding gains, earnings from operations before net finance costs increased $11.5 million, or 25%, from $46.9 million in 1998 to $58.4 million in 1999. Earnings from operations represents total revenue less depreciation and amortization, operating expenses and selling, general and administrative expenses.

  Net Finance Costs

    Net finance costs increased by $2.5 million, or 15%, from $16.5 million in 1998 to $19.0 million in 1999. The increase consists of $4.0 million attributable to the effect of increases in debt relating to capital expenditures in existing owned hotels and acquisitions and investments financed in 1999 and 1998, offset by a $1.5 million reduction in interest rates.

  Taxes on Income

    The provision for income taxes increased by $1.5 million, or 41%, from $3.7 million in 1998 to $5.2 million in 1999. Orient-Express Hotels is incorporated in Bermuda, which does not impose an income tax. Accordingly, the entire income tax provision was attributable to income tax charges incurred by subsidiaries operating in jurisdictions which impose an income tax. The increase of $1.5 million was due to increased profitability of these subsidiaries.

  Change in Accounting Principle

    In 1999, Orient-Express Hotels adopted statement of position No. 98-5, "Reporting on the Costs of Start-Up Activities," of the American Institute of Certified Public Accountants. This required Orient-Express Hotels to write-off $3.0 million, net of tax, in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which could no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material in 1999 results.

  Net Earnings

    In 1999 our net earnings, before the cumulative effect of the change in accounting principle, increased by $11.3 million, or 42%, from $26.7 million in 1998 to $38.0 million in 1999. Excluding gains, net earnings before the cumulative effect of the change in accounting principle increased $7.5 million, or 28%, from $26.7 million in 1998 to $34.2 million in 1999. Net earnings represents earnings from operations less net finance costs, provision for income taxes and the cumulative effect of change in accounting principle.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Revenue

    Total revenue, including earnings from unconsolidated companies but excluding gains, increased in 1998 by $32.2 million, or 16%, from $198.7 million in 1997 to $230.9 million in 1998. Hotels and restaurants revenue increased by $26.1 million, or 16%, from $163.9 million in 1997 to $189.9 million in 1998. Tourist trains and cruises increased by $6.2 million, or 18%, from $34.8 million in 1997 to $41.0 million in 1998 which was primarily attributable to increased passenger volume on the Venice Simplon-Orient-Express following a high level of corporate incentive travel programs during the year.

    The revenue increase for hotels and restaurants of $26.1 million was due to

  •
  an increase in owned hotels of $22.5 million, or 16%, from $138.8 million in 1997 to $161.3 million in 1998,

  •
  an increase in restaurants of $1.5 million, or 9%, from $17.5 million in 1997 to $19.0 million in 1998, and

  •
  an increase in management interests of $2.0 million.

    The increase in owned hotels revenue of $22.5 million is analyzed as follows:

    Europe.  Revenue increased by $21.8 million, or 45%, from $48.6 million in 1997 to $70.4 million in 1998.

    On a comparable basis, revenue increased by $4.7 million, which was principally comprised of $2.1 million at the Hotel Cipriani and $2.4 million at the Hotel Splendido, due primarily to increased room rates. During the year, Orient-Express Hotels acquired the Quinta do Lago and the Lapa Palace hotels which together had revenue of $14.4 million following acquisition. In addition, we acquired the Hotel de la Cité in France at the end of 1997 which resulted in increased revenue in 1998 of $2.7 million.

    North America.  Revenue decreased by $2.8 million, or 6%, from $50.7 million in 1997 to $47.9 million in 1998.

    On a comparable basis, revenue increased by $5.6 million, due to a $2.9 million increase at the Windsor Court Hotel and a $2.7 million increase at La Samanna achieved through increased occupancy. This increase was offset as a result of the sale of the Lodge at Vail in August 1997, which had revenue in 1997 of $8.5 million through the date of sale.

    Rest of the World.  Revenue increased by $3.5 million, or 9%, from $39.5 million in 1997 to $43.0 million in 1998.

    Rest of the world revenue included a $4.0 million increase at the Copacabana Palace Hotel due to improved occupancy and room rates, and a $2.5 million increase due to the opening of the Westcliff Hotel. This was partly offset by a reduction of $3.2 million in the Mount Nelson due to reduced occupancy following the opening of several new competing hotels in Cape Town.

  Depreciation and Amortization

    Depreciation and amortization increased by $1.0 million, or 8%, from $13.2 million in 1997 to $14.2 million in 1998. This increase included $1.4 million from our owned hotels and restaurants as a result of acquisitions and hotel expansions, partially offset by other reductions in tourist trains and cruises. The reductions were a result of an increase in the lives of certain of our fixed assets.

  Operating Expenses

    Operating expenses increased by $13.1 million, or 14%, from $92.2 million in 1997 to $105.3 million in 1998, which included $10.0 million relating to our owned hotels and restaurants and $3.1 million to tourist trains and cruises. The increase in owned hotels and restaurants included $6.7 million due to the acquisitions of the Quinta do Lago and the Lapa Palace hotels in 1998, and the impact in 1998 of the Hotel de la Cité, which was acquired in 1997, $2.7 million at all other owned hotels and $0.6 million at the '21' Club restaurant. The increase in tourist trains and cruises costs was due to the increase in the number of passengers carried.

  Selling, General and Administrative Expenses

    Selling, general and administrative expenses increased by $9.7 million, or 18%, from $54.8 million in 1997 to $64.5 million in 1998, of which $9.2 million was due to our owned hotels and restaurants and $0.5 million was due to tourist trains and cruises. The increase in owned hotels and restaurants included $3.5 million due to the acquisitions of the Quinta do Lago and the Lapa Palace hotels in 1998, and the impact in 1998 of the Hotel de la Cité, which was acquired in 1997, $5.4 million at all other owned hotels and $0.3 million at the '21' Club restaurant.

  Earnings from Operations

    Earnings from operations increased by $3.3 million, or 8%, from $43.6 million in 1997 to $46.9 million in 1998. Excluding gains, earnings from operations before net finance costs increased by $8.2 million, or 21%, from $38.6 million in 1997 to $46.8 million in 1998. Earnings from operations represents total revenue less depreciation and amortization, operating costs and selling general and administrative expenses.

  Net Finance Costs

    Net finance costs increased by $4.1 million, or 33%, from $12.4 million in 1997 to $16.5 million in 1998, primarily due to the effect of increases in debt relating to capital expenditures and investments financed in 1998 and 1997.

  Taxes on Income

    The provision for income taxes increased $0.5 million, or 16%, from $3.2 million in 1997 to $3.7 million in 1998. The increase was entirely attributable to the income tax charges related to subsidiaries operating in taxpaying jurisdictions, as no income taxes are levied in Bermuda where Orient-Express Hotels is incorporated.

  Net Earnings

    Net earnings decreased by $1.3 million, or 5%, from $28.0 million in 1997 to $26.7 million in 1998. Excluding gains, net earnings increased $3.7 million, or 16%, from $23.0 million in 1997 to $26.7 million in 1998. Net earnings represents earnings from operations less net finance costs and provision for income taxes.

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

  Revenue

    Total revenue, including equity earnings in unconsolidated companies but excluding gains, increased by $13.5 million, or 11%, from $119.4 million in the six months ended June 30, 1999 to $132.9 million in the six months ended June 30, 2000. Hotels and restaurants revenue increased by $13.0 million, or 13%, from $101.1 million in the six months ended June 30, 1999 to $114.1 million in the six months ended June 30, 2000 and tourist trains and cruises remained constant at $18.3 million for the six months ended June 30, 1999 and $18.8 million for the six months ended June 30, 2000.

    The revenue increase for hotels and restaurants was primarily due to an increase at our owned hotels of $12.5 million, or 15%, from $85.7 million in the six months ended June 30, 1999 to $98.2 million in the six months ended June 30, 2000. This increase is analyzed regionally as follows:

    Europe.  Revenue increased by $0.7 million, or 2%, from $35.2 million in the six months ended June 30, 1999 to $35.9 million in the six months ended June 30, 2000. The increase in revenue was primarily due to increased room rates and occupancy. This increase was partially offset by the decline in the European euro.

    North America.  Revenue increased by $4.4 million, or 14%, from $31.8 million in the six months ended June 30, 1999 to $36.2 million in the six months ended June 30, 2000.

    On a comparable basis, revenue for our owned hotels increased by $1.2 million, or 4%, from $29.7 million in the six months to June 30, 1999 to $30.9 million in the six months to June 30, 2000. Revenue at the Windsor Court Hotel increased by $2.2 million, or 12%, as a result of increased room rate and occupancy, offset by decreases in revenue at La Samanna of $1.1 million due to its closure in the first six weeks of 2000 following hurricane damage sustained towards the end of 1999.

    The Keswick Hall and Inn at Perry Cabin hotels were acquired during the second quarter of 1999 and provided increased revenue of $3.2 million in the six months ended June 30, 2000.

    Rest of the World.  Revenue increased by $7.3 million, or 39%, from $18.7 million in the six months ended June 30, 1999 to $26.0 million in the six months ended June 30, 2000.

    On a comparable basis, revenue for our owned hotels increased by $3.6 million, or 19%. Revenue at the Copacabana Palace Hotel increased by $2.9 million and at the Westcliff Hotel by $0.7 million. These increases are primarily due to increased room rates and occupancy.

    The Observatory Hotel and the Lilianfels Hotel were acquired in the first quarter of 2000 and provided increased revenue of $2.7 million in the six months ended June 30, 2000.

  Depreciation and Amortization

    Depreciation and amortization increased by $0.9 million, or 14%, from $6.5 million in the six months ended June 30, 1999 to $7.4 million in the six months ended June 30, 2000.

  Operating Expenses

    Operating expenses increased by $3.4 million, or 6%, from $55.8 million in the six months ended June 30, 1999 to $59.2 million in the six months ended June 30, 2000. The increase was primarily due to the new properties acquired in 1999 and 2000, partially offset by operating efficiencies achieved at our existing hotels.

  Selling, General and Administrative Expenses

    Selling, general and administrative expenses increased by $3.8 million, or 12%, from $30.9 million in the six months ended June 30, 1999 to $34.7 million in the six months ended June 30, 2000, of which $2.8 million was due to the new properties acquired in 1999 and 2000.

  Earnings from Operations

    Earnings from operations increased by $4.0 million, or 15%, from $27.5 million in the six months ended June 30, 1999 to $31.5 million in the six months ended June 30, 2000. Excluding gains, earnings from operations before net finance costs increased by $5.3 million, or 20%, from $26.2 million in the six months ended June 30, 1999 to $31.5 million in the six months ended June 30, 2000. Earnings from operations represents total revenue less depreciation and amortization, operating expenses and selling, general and administrative expenses.

  Net Finance Costs

    Net finance costs increased by $2.0 million, or 21%, from $9.6 million in the six months ended June 30, 1999 to $11.6 million in the six months ended June 30, 2000, which is primarily attributable to the effect of increases in debt relating to capital expenditures and acquisitions financed in 2000 and 1999.

  Taxes on Income

    The provision for income taxes increased by $0.3 million, or 14%, from $2.2 million in the six months ended June 30, 1999 to $2.5 million in the six months ended June 30, 2000. The increase is entirely attributable to the income tax charge in 2000 and 1999 related to subsidiaries operating in taxpaying jurisdictions, as no income taxes are levied in Bermuda where Orient-Express Hotels is incorporated.

  Net Earnings

    Net earnings before the cumulative effect of change in accounting principle increased by $1.7 million, or 11%, from $15.8 million in the six months ended June 30, 1999 to $17.5 million in the six months ended June 30, 2000. Excluding gains, net earnings before the cumulative effect of change in accounting principle increased by $3.0 million, or 21%, from $14.5 million in 1999 to $17.5 million in 2000. Net earnings represents earnings from operations less net finance costs and provision for income taxes.

Liquidity and Capital Resources

  Working Capital

    We had cash and cash equivalents of $11.0 million at June 30, 2000, $0.1 million less than $11.1 million at December 31, 1999. At June 30, 2000 and December 31, 1999, the undrawn amounts available to Orient-Express Hotels under its short-term lines of credit were $10.0 million and $5.7 million, respectively. Our working capital balance, including the current portion of long-term debt, was a deficit of $45.8 million at June 30, 2000, a decrease of $23.3 million from a deficit of $22.5 million at December 31, 1999. The overall decrease in our working capital was comprised of the following:

  •
  an increase in current assets of $4.7 million, of which $4.3 million was due to increased accounts receivable and $0.4 million to increases in other current asset items;

  •
  an increase in current liabilities of $7.1 million, of which $1.4 million was due to increased drawings under short-term lines of credit; and

  •
  an increase in the current portion of long-term debt of $20.9 million, of which $14.0 million relates to the loan secured by Reid's Palace Hotel due in the second quarter of 2001.

  Cash Flow

    Operating Activities.  Net cash provided by operating activities decreased by $5.4 million to $22.3 million for the six months ended June 30, 2000, from cash provided by operating activities of $27.7 million for the six months ended June 30, 1999. The decrease was primarily attributable to a reduction in working capital of $7.1 million over the corresponding period in 1999 offset by an increase in net earnings of $1.7 million after adjustment for certain non-cash items, including depreciation and amortization.

    Investing Activities.  Cash used in investing activities decreased by $5.1 million to $64.3 million for the six months ended June 30, 2000, compared to $69.4 million for the six months ended June 30, 1999. The principal components of this decrease were a $15.4 million decrease in capital expenditure during the period from $37.7 million to $22.3 million offset by $7.5 million of increased expenditure on acquisitions and investments during the period from $34.6 million to $42.1 million. The expenditure on acquisitions in the six months ended June 30, 2000, included $40.0 million on the purchase of Observatory and Lilianfels Hotels in Australia.

    Financing Activities.  Cash provided from financing activities for the six months ended June 30, 2000, was $42.1 million as compared to cash provided from financing activities of $43.3 million for the six-month period ended June 30, 1999, a decrease of $1.2 million. In the six-month period ended June 30, 2000, Orient-Express Hotels had net proceeds from borrowings under long-term debt of approximately $73.3 million as compared to net proceeds of $14 million for the six-month period ended June 30, 1999, a net increase of $59.3 million. The net proceeds of long-term debt were used to fund the acquisition of businesses and capital expenditures during the period.

    Capital Commitments.  There were $8.2 million of capital commitments outstanding as of June 30, 2000.

  Indebtedness

    At June 30, 2000, Orient-Express Hotels had $377.3 million of consolidated long-term debt, including the current portion, secured by our assets with a number of commercial bank lenders which is payable over periods of two to 14 years with a weighted average interest rate of 7.1%. These financing agreements contain covenants which include limits on the ability to raise additional debt secured by these properties, limits on liens on property and limits on mergers and asset sales. We believe that because these covenants are specific to individual properties, they do not limit our ability to finance future acquisitions or our capital expenditure plans. See note 4 to the unaudited consolidated financial statements elsewhere in this prospectus for a summary of the aggregate maturity of our long-term debt. Substantially all the debt was subject to floating interest rates with approximately 37% of the outstanding principal being drawn in European euros at June 30, 2000, and the balance primarily drawn in U.S. dollars. Approximately $87.2 million of this debt, including the loan on the Windsor Court Hotel referred to below, will be repaid out of the net proceeds of this offering, removing the mortgages on the relevant properties. We expect to enter into additional loan agreements in the future where these properties could be used as collateral. Any such loan agreements may be used for Orient-Express Hotels' expansion, capital expenditures, acquisitions or any other general corporate purpose.

    At June 30, 2000, $57.5 million of Orient-Express Hotels' long-term debt was drawn under a revolving credit facility for up to $239.6 million with a group of banks secured by the Windsor Court Hotel and marine cargo containers owned by Sea Containers and its subsidiaries. Parties to this facility include Windsor Court Hotel L.P., which is the subsidiary of Orient-Express Hotels that owns the Windsor Court Hotel, Sea Containers and its Sea Containers Australia Ltd. and Sea Containers UK Ltd. subsidiaries. Sea Containers, Sea Containers Australia Ltd. and Sea Containers UK Ltd. had borrowed $169.5 million at June 30, 2000 under the revolving credit facility. The agreement governing this revolving credit facility includes certain restrictive financial covenants that apply to Sea Containers on a consolidated basis with its subsidiaries, including Orient-Express Hotels. These financial covenants include but are not limited to a maximum leverage ratio, minimum net worth, debt service and interest coverage ratios. Orient-Express Hotels has been advised by Sea Containers that it is in compliance with these covenants. Each borrower under the facility may draw only against collateral it has pledged and, if available, collateral pledged by Sea Containers. The subsidiary borrowers may not borrow against each other's collateral, but each of the borrowers has guaranteed the borrowing of each other borrower. If any of the borrowers default, Windsor Court Hotel L.P. could be held liable for the entire facility and the lenders could foreclose on the hotel if payment were not made. The $57.5 million drawn by Windsor Court Hotel L.P. will be repaid out of net proceeds of this offering. Upon repayment, its collateral will be released, its guarantee will be cancelled and Windsor Court Hotel L.P. will withdraw from the facility.

    Charleston Place, in which we own a 19.9% minority interest, secures both $46.8 million of non-recourse debt that is outstanding as well as $7.5 million of debt that is guaranteed by Sea Containers, neither of which is reflected in our consolidated financial statements.

    Sea Containers has guaranteed a number of loans made by various commercial banks to Orient-Express Hotels. As of June 30, 2000, approximately $330 million was outstanding under such guaranteed loans, including about $9 million of loans to unconsolidated companies. Pro forma for this offering and the application of $87.2 million of net proceeds to repay indebtedness of Orient-Express Hotels, all of which debt is guaranteed by Sea Containers, Orient-Express Hotels would have had $242.8 million of indebtedness outstanding guaranteed by Sea Containers. Orient-Express Hotels will seek to amend the loans guaranteed by Sea Containers to remove the Sea Containers guarantee, but we cannot assure you that we will be able to do so. We believe that removal of any such guarantees will not have a material adverse impact on the terms of the loans so guaranteed following such removal.

    Of the $330 million of Orient-Express Hotels' indebtedness which was guaranteed by Sea Containers as of June 30, 2000, approximately $35 million represented loans that finance the '21' Club, Keswick Hall, the Inn at Perry Cabin and our 50% interest in the Peruvian hotels joint venture. The guarantees of these $35 million of loans contain some of the financial covenants found in Sea Containers' credit facilities. As a consequence, a default under these financial covenants in Sea Containers' credit facilities could result in a default under these Orient-Express Hotels loan agreements. The loans for the '21' Club, Keswick Hall and the Inn at Perry Cabin will be repaid out of the net proceeds of this offering leaving the $5 million loan in the Peruvian hotels joint venture as the only loan outstanding with a guarantee containing Sea Containers' financial covenants.

    Also, a default by Sea Containers under its public debt indentures or loan agreements could result in a default under Orient-Express Hotels' loan agreements for indebtedness in the aggregate principal amount of approximately $182 million at June 30, 2000, which agreements contain cross-default provisions to debt of Sea Containers and finance the Hotel Cipriani, Villa San Michele, Hotel Splendido, Observatory Hotel, Lilianfels Hotel, Charleston Place, the Venice Simplon-Orient-Express, Eastern & Oriental Express and our 50% interest in the Peruvian hotels joint venture. Any default under loan agreements of Orient-Express Hotels as a consequence of a default under Sea Containers' debt instruments could result in cross defaults to other loan agreements which Orient-Express Hotels may enter into in the future. A default under an Orient-Express Hotels loan agreement could lead to foreclosure and loss of control of the property or properties securing such loan agreement and otherwise have a material adverse effect on Orient-Express Hotels. We expect the cross default provisions to remain in place for as long as Sea Containers is in control of Orient-Express Hotels.

    Sea Containers has advised Orient-Express Hotels that it is in full compliance with all of its credit/financing agreements.

    On August 4, 2000, a group of institutional investors which in the aggregate claim to own, and/or to be investment advisors to accounts that own, approximately $158 million of the $430 million aggregate outstanding principal amount of Sea Containers' four series of publicly held senior notes commenced a lawsuit in the Supreme Court of New York, County of New York. The plaintiffs allege, among other things, that this offering and the proposed spinoff distribution will violate various covenants in the senior note indentures and will also constitute a fraudulent conveyance. The plaintiffs are seeking, among other things, a declaratory judgment that they have the right to declare a default under the indentures, so that all principal of the senior notes issued under the four indentures—$430 million in the aggregate—and interest on those notes would be immediately due and payable. A determination of a default under these Sea Containers indentures could cause a default under Orient-Express Hotels' financings which contain cross-default provisions or have guarantees by Sea Containers which contain Sea Containers' financial covenants. At June 30, 2000, about $182 million was outstanding under Orient-Express Hotels' loan agreements which contain cross-default provisions to debt of Sea Containers, and $35 million was outstanding under Orient-Express Hotels' loan agreements guaranteed by Sea Containers where the guarantees contain Sea Containers' financial covenants. Of such $35 million of guaranteed debt, $30 million will be repaid out of the net proceeds of this offering. See "Risk Factors—Some holders of Sea Containers' publicly held notes have begun a lawsuit in which they allege that this offering and the spinoff distribution will cause defaults under those notes and they seek damages and injunctive relief; a court injunction could delay or prevent the spinoff, and a determination of default could trigger defaults under some of Orient-Express Hotels' loan agreements."

    Sea Containers has been advised by its counsel that this offering will not violate the Sea Containers indentures. Sea Containers believes that the concerns of the noteholders relate primarily to the proposed spinoff distribution. The possibility of such a distribution is specifically raised in the note indentures and Sea Containers informs us that it intends to effect the spinoff distribution in a manner which will not result in any violation of the indenture covenants or in a fraudulent conveyance. Moreover, in order to protect Orient-Express Hotels, Sea Containers has agreed to indemnify Orient-Express Hotels with respect to losses arising from this offering or the spinoff distribution as a result of any declaration of default or proceeding brought by holders of Sea Containers' public debt within one year of the closing of this offering. See "Our Separation from Sea Containers—Separation Agreements—Indemnity Agreement."

  Liquidity

    We plan to increase our capital expenditures over the next few years with the expansion of our hotel properties consistent with our growth strategy. Our planned expenditure on these expansion projects is up to an aggregate of $150 million over the next three years. In addition, we aim to acquire more properties which we would expect to finance with an appropriate level of debt secured on the properties, and the balance through our available cash resources. We plan to spend approximately $80 million per year on acquisitions. At June 30, 2000, Orient-Express Hotels had capital commitments of $8.2 million overall relating to a number of projects.

    We expect to have available to us cash from operations and from sources of debt finance sufficient to fund our working capital requirements, capital expenditures, including acquisitions, and debt service for at least the next two years. We are not dependent on this offering to fund operations, including the repayment of debt, for the next two years or longer although without the proceeds we might not be able to increase our capital expenditures as planned.

Quantitative and Qualitative Disclosures about Market Risk

    Orient-Express Hotels is exposed to market risk from changes in interest rates and foreign currency exchange rates. These exposures are monitored and managed as part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to mitigate material adverse effects on our consolidated earnings. Orient-Express Hotels does not hold market rate sensitive financial instruments for trading purposes.

    The market risk relating to interest rates arises mainly from the financing activities of Orient-Express Hotels. Our earnings are affected by changes in interest rates on floating rate borrowings, principally based on U.S. dollar LIBOR and EURIBOR, and on short-term cash investments. If interest rates increased by ten percent, with all other variables held constant, annual net finance costs of Orient-Express Hotels would have increased by approximately $2.7 million based on borrowings at June 30, 1999. Neither Orient-Express Hotels, nor Sea Containers on behalf of Orient-Express Hotels, has entered into any interest rate swap agreement that is currently in effect.

    The market risk relating to foreign currencies arises from buying, selling and financing in currencies other than the U.S. dollar, principally the European euro, South African rand, Brazilian real and Australian dollar. Some non-U.S. subsidiaries of Orient-Express Hotels borrow in local currencies, and Orient-Express Hotels may in the future enter into forward exchange contracts relating to purchases denominated in foreign currencies. There are no foreign currency financial instruments currently in effect relating to Orient-Express Hotels.

    Seven of our owned hotels operate in currencies linked to the European euro, two operate in South African rand, two operate in Australian dollars, one operates in Botswanan pula, and one operates in Brazilian reais. The Venice Simplon-Orient-Express and British Pullman tourist trains operate primarily in British pounds sterling and currencies linked to the European euro. We face exposure arising from the impact of translating our global foreign currency earnings into U.S. dollars. As far as we can, we match our foreign currency earnings and costs and so provide a natural hedge against currency movements. In addition, a significant proportion of the guests at our hotels located outside of the United States originate from the United States. When a foreign currency in which we operate devalues against the U.S. dollar, we have considerable flexibility to increase our prices in local currency. We believe that when these factors are combined, we do not face a material exposure to our earnings from currency movements. The gains or losses we have incurred from transactions denominated in foreign currencies have not been material.

Recent Accounting Pronouncements

    In 1998, Orient-Express Hotels adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," and Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," all issued by the Financial Accounting Standards Board. Current and prior periods have been presented in accordance with these statements. Our only component of other comprehensive income is the foreign currency translation adjustment.

    In 1999, Orient-Express Hotels adopted Statement of Position No. 98.5, "Reporting on the Costs of Start-Up Activities," of the American Institute of Certified Public Accountants. This required Orient-Express Hotels to write-off $3 million, net of tax, in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which could no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material to 1999 results.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Orient-Express Hotels is not required to adopt this statement until the year ended December 31, 2001, and is currently evaluating the extent to which its financial statements will be affected by this statement.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which we must adopt in the fourth quarter of 2000. We do not believe that adoption will have any impact on our financial statements.

OUR BUSINESS

Industry and Demographic Dynamics

    We believe that Orient-Express Hotels will benefit from existing trends and developments which should favorably impact the world hotel, travel and leisure market including

  •
  strong demand growth trends in the luxury hotel market,

  •
  increased travel and leisure spending,

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  strong demographic trends, and

  •
  increased online travel bookings.

    Luxury Hotel Market.  The lodging industry has shown significant improvement in profitability during recent years, with more than $22 billion in estimated worldwide hotel profits in 1999, according to PricewaterhouseCoopers LLP (Lodging Research and Industry Forecast, June 5, 2000). The improved profitability has been achieved as a result of good fundamentals in terms of supply of new hotels and increased consumer demand for hotel rooms. Over the last several years, new hotel supply has increased and in certain segments has outpaced new demand. However, the luxury segment of the hotel business has seen demand continue to outpace supply. In 1999, according to Smith Travel Research (March 2000), luxury hotel chains in the United States, including Four Seasons, Intercontinental, Le Meridien, Mandarin Oriental and the St. Regis Luxury Collection, experienced strong operating performance with 5.6% REVPAR growth, compared with 3.2% REVPAR growth for the lodging sector overall. In addition, room demand for luxury properties continued to outpace supply in 1999, with a 3.0% increase in luxury room demand versus a 2.1% increase in luxury room supply. We believe that in the near-term, pricing power within the lodging industry is likely to be particularly strong within the luxury segment because of lower consumer price sensitivity in this segment and continued growth in worldwide gross domestic product, or GDP, and consumption expenditures.

    Increased Recreation, Travel and Leisure Spending.  We expect to benefit from continued growth in worldwide travel and leisure expenditures. The Travel Industry Association of America (Travel Forecast, March 2000) estimates that worldwide travel spending for both business and leisure grew from approximately $335 billion in 1990 to approximately $518 billion in 1999, a 55% increase over 1990. Over the next three years, the Travel Industry Association of America (Travel Forecast, March 2000) projects that worldwide travel expenditures will grow to about $610 billion in 2002, a 5.6% compound annual growth rate.

    In the United States, Americans appear to be spending more on recreational activities. The U.S. Department of Commerce (Bureau of Economic Analysis, U.S. National Income and Product Accounts) estimates that from 1989 until 1999, total personal consumption expenditures increased 36% while expenditures on recreation more than doubled. As a result, recreational expenditure as a percent of total personal consumption has increased from 6.4% to 9.7% over the same time period.

    Strong Demographic Trends.  The demographics of both the U.S. and European populations appear favorable to us as the most significant growth in the population during the next ten years is projected to be in the 45-64 age group, which typically have higher average incomes and more time and flexibility for travel. The U.S. Census Bureau (U.S. Bureau of the Census, International Data Base) estimates that between the years 1999 and 2009, the U.S. population aged 45-64 will grow by about 32%, and the European population aged 45-64 will grow by about 13%.

    Increased Travel Purchases Through the Internet.  We believe that the growth of the online travel market will enhance our distribution capabilities and reduce our sales and marketing costs. Forrester Research (Travel's Internet Backbone, December 1999), an independent consulting group, estimates that

  •
  more than 9 million U.S. households booked travel online in 1999,

  •
  26 million U.S. households are expected to book travel online in 2003, and

  •
  online hotel bookings totaled $2.7 billion in 1999 and will grow to $10 billion in 2003, equivalent to a compound annual growth rate of about 39%.

    Through direct access to hotel reservations systems online, we believe that customers will be drawn by prominent hotels and quality brands, and that the lower costs of online distribution will lead to an industry-wide reduction in sales and marketing costs.

Growth Strategy

    Strong Internal Growth.  We intend to pursue increases in pricing and earnings both at our established properties and at our newer acquisitions. The increase in room revenue on a comparable basis between 1995 and 1999—a compound annual growth rate of 9% in U.S. dollars and 14% in local currencies—has generated over the same period EBITDA growth at a compound annual growth rate of 17% in U.S. dollars and 21% in local currencies. We believe that Orient-Express Hotels will be able to further increase ADRs, and consequently rooms revenue, at these properties, given the prestige of our brand names and significant barriers to entry, including zoning regulations and space constraints.

    Our newer acquisitions also provide us with significant profit growth opportunities. We have acquired a number of properties from individuals or small companies with limited hotel experience. As we have applied our management experience, public relations and marketing skills and our strong Orient-Express Hotels brand name, we have been able to increase revenue per available room, or REVPAR, substantially at these properties and have successfully improved operating margins by implementing strict cost controls.

    Growth from Expansions.  We have significant expansion opportunities at our existing properties. Typically, expansions generate attractive returns with limited incremental operating costs. In our hotels and restaurants segment, we have plans over the next few years to add between 300 and 600 keys, expand existing banquet and dining facilities and develop new amenities at various properties, including spas and conference facilities. Our short-term expansion plans include

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  adding keys to Hotel Cipriani, La Samanna, the Lapa Palace, the Copacabana Palace, our Peruvian properties, Keswick Hall and the Inn at Perry Cabin,

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  redeveloping the Hotel Caruso,

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  relaunching the La Cabaña restaurant in Buenos Aires, and

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  continuing to develop an additional tourist train in the United Kingdom—the Northern Belle—which commenced operations recently this year.

Also, we can increase the utilization of our tourist trains and cruiseship by adding more trips to our largely fixed cost base of operations.

    Growth from Acquisitions.  We intend to continue to acquire additional distinctive, luxury properties throughout the world. We have sustained a consistent program of acquisitions, having acquired more than $150 million of properties since the beginning of 1998. We target unique properties in markets with high barriers to entry and opportunities to increase cash flow through either expansion or REVPAR increases. Through our global contacts and our reputation for successful management of luxury properties, we are routinely shown attractive properties for possible acquisition.

Operating Practices

    We intend to continue both owning and operating most of our properties. Ownership encourages us to develop the distinctive character of our properties and allows us to benefit from all of the current cash flow and future capital gains should we sell a property. Self-management has enabled us to capture the economic benefits otherwise retained by a third-party operator, to control the operations of our hotels, and to use our experience with rate changes, expansions and renovations to improve cash flow and enhance asset values.

    The general manager of each hotel reports to a regional vice president, who in turn reports to our President. Our strategy is to place responsibility and authority into the hands of the on-site managers, since they are the persons most closely in touch with local market conditions. Our regional vice presidents and corporate office provide strategic oversight and monitor progress in key areas such as pricing, cost control, sales and marketing, capital expenditure and quality assurance. Our corporate office also provides expertise in such areas as finance, accounting, tax, legal, technical and project management.

Marketing, Sales and Public Relations

    Our sales and marketing strategy is based upon global and local direct sales, cross-selling to our existing customers and public relations. We have a global sales force of over 150 people in 24 locations. Our hotel marketing efforts are coordinated through our regional sales offices in New York, London and Frankfurt while our tourist trains and cruiseship are marketed through sales and reservations offices in New York, London, Paris, Cologne, Tokyo, Singapore, Brisbane and Cusco. We also have local sales representatives at many of our hotels. The responsibilities of our global and local sales staff include promoting special events, working with group and corporate account representatives and planning direct mail efforts.

    Because our repeat customers have come to appreciate the consistent quality of our hotels, trains and restaurants, a key aspect of our strategy is to promote other Orient-Express Hotels properties through various cross-selling efforts. Our cross-selling program includes direct mail to existing customers, in-house brochures and promotions, discounts on travel to frequent guests and our "Orient-Express Magazine."

    Another key aspect of our marketing strategy is to focus on public relations, which we believe is a highly cost-effective marketing tool for luxury properties such as ours. Because of the unique nature of our properties, guests are more likely to hear about our hotels and tours through word-of-mouth or magazine or newspaper articles than direct advertising. We have two in-house public relations offices in London and New York and contracts with third-party public relations firms in eleven countries worldwide to promote our properties through travel magazines and various local, national and international newspaper travel sections. During 1999, we hosted over 1,000 journalists at our properties, who generated over 3,000 articles in newspapers and magazines around the world having a combined circulation of around 620 million readers. We also belong to a number of international organizations to promote our properties in conjunction with other non-branded, luxury operators through such groups as "The Leading Hotels of the World" and "Preferred Hotels and Resorts Worldwide."

Internet Initiatives

    We believe that there is significant potential for the internet to enhance our distribution and reduce our sales and marketing expenses. Forrester Research estimates that 9 million U.S. households booked travel online in 1999 and that 26 million households are expected to do so by 2003. Through our internet website, www.orient-expresshotels.com, we are offering enhanced direct booking services. We believe that a branded Orient-Express Hotels website will continue to generate increasing internet traffic and online bookings for us because of the strength of our Orient-Express Hotels brand name and our strong local brand names, as users are less likely to risk the unknown.

    The new internet technology also helps lower our transaction costs. Typically, travel agents receive 10% commissions, and tour operators receive up to 35% discount, on reservations. Through our own website reservations, we can reduce these costs to $3 per booking. Also, given the strong reputation of each of our hotels, we believe that most of our guests have made a specific decision to stay at one or more of our properties, based on word-of-mouth recommendations and travel literature, instead of advice from intermediaries such as travel agents or tour operators. However, these guests still tend to use intermediaries instead of directly contacting our properties. As the internet becomes a more convenient booking channel, we believe that an increasing percentage of these guests will use the internet to book rooms, thereby reducing our commission costs per booking.

    We have also been developing an Orient-Express Hotels Club site to offer discounted rates to our frequent guests, and perhaps the frequent guests of other travel companies whose products are comparable to ours but who do not compete directly with us. This will allow us to reward our frequent guests, sell excess room capacity and establish a growing on-line community.

Performance Overview

    The success of our strategy can be seen in the financial performance of Orient-Express Hotels. From 1995 through 1999, revenues grew at a compound annual growth rate of 19%. Over the same period, EBITDA grew at a compound annual growth rate of 32%, EBIT grew at a compound annual growth rate of 40%, and net earnings grew at a compound annual growth rate of 49%. In 1999, net earnings, excluding gains on sale of assets, were $34.2 million, up 28% from $26.7 million in 1998.

	1999		1998		1997		1996		1995		CAGR 1995-99
	(Dollars in millions)
Revenue	$249.1		$230.9		$198.7		$169.5		$122.2		19%
Gains on sale of assets and other(1)	3.8		—		5.0		—		—		—
Earnings excluding gains:
EBITDA	71.6		61.1		51.7		38.2		23.4		32%
EBIT	58.4		46.9		38.5		27.4		15.1		40%
EBT	39.4		30.4		26.2		18.2		7.1		53%
Net earnings(2)	34.2		26.7		23.0		16.5		6.9		49%
EBITDA margin	29%		26%		26%		23%		19%		11%
Ratio of earnings to fixed charges	2.9	x	2.6	x	2.9	x	2.1	x	1.4	x	—

(1)
1999 includes a $2.5 million onetime special payment to Orient-Express Hotels received under a management contract in the fourth quarter, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter. The 1997 gain came from the sale of the Lodge at Vail in Colorado.

(2)
1999 net earnings are shown before cumulative effect of change in accounting principle.

Historical EBITDA Growth (1)

(1)
Excluding gains on sales of assets and other.

    At the same time, we have been able to acquire new businesses, more than doubling the size of Orient-Express Hotels. Typically, new acquisitions have a lower initial return, with the return then improving over the years. In the aggregate, the return on assets of properties that we have owned more than five years is more than double that of newer ones. These "new acquisitions" should bear fruit in future years.

Increasing Returns with Years of Ownership(1)

1.	Westcliff Hotel
2.	Hotel de la Cité
3.	Quinta do Lago Hotel
4.	Lapa Palace Hotel
5.	La Samanna
6.	Reid's Palace Hotel
7.	Gametrackers

8.	Windsor Court Hotel
9.	Copacabana Palace Hotel
10.	Mount Nelson Hotel
11.	Hotel Splendido and Splendido Mare
12.	Villa San Michele
13.	Hotel Cipriani and Palazzo Vendramin

(1)
Includes all hotels owned through full year 1999.

(2)
Return on assets is equal to 1999 EBIT divided by 1999 mid-year net book value.

Summary 1999 Results (excluding gains)
	Revenue		EBITDA
					Capital expenditures millions
	millions	%	millions	%
Hotels and restaurants:
Owned hotels:
Europe	$80.0	32%	$27.4	38%	$22.0
North America	59.1	24	17.4	24	9.6
Rest of the world	38.6	15	12.7	18	5.7

Total owned hotels	177.7	71	57.5	80	37.3
Hotel management interests	11.1	5	11.1	16	—
Restaurants	20.1	8	5.9	8	0.9

Total hotels and restaurants	$208.9	84%	$74.5	104%	38.2
Tourist trains and cruises	40.2	16	6.0	8	6.1
Overheads	—	—	(8.9)	(12)	—

	$249.1	100%	$71.6	100%	$44.3

Owned Hotels

  Owned Hotels—Europe

	Total				Comparable Basis (2)
	1999	1998	1997	CAGR 1997-99	1999	1998	1997	CAGR 1997-99
Number of hotel business units at year end	7	7	5		4	4	4
Roomnights available (000)	218	178	124		117	116	114
Roomnights sold (000)	155	132	87		80	79	78
Average daily rate (ADR) ($)(1)	327	336	374	-6%	460	432	402	+7%
Occupancy (%)	71	74	70		68	68	68
Revenue per available room (REVPAR) ($)(1)	231	249	261	-6%	312	293	273	+7%
Room revenue ($million)	51	44	32	+26%	37	34	31	+9%
EBITDA ($million)(1)	27.4	22.6	16.2	+30%	20.0	18.0	16.2	+11%
EBITDA margin of owned hotels total revenue—Europe (%)	34	32	33		36	34	33

(1)
Average daily rate and REVPAR data presented on a total basis declined between 1997 and 1999. This was due to the acquisition of properties which had lower average daily rate and REVPAR. On a comparable basis, average daily rate, REVPAR and EBITDA increased during the three-year period.

(2)
Consists of combined data for the Hotel Cipriani, Hotel Splendido, Villa San Michele and Reid's Palace Hotel, the only properties in Europe that we owned during the entire three-year period from the beginning of 1997 through the end of 1999.

    Europe offers us both stability through our longstanding operations in Italy, and future growth potential from the Hotel Caruso in Ravello and our recent acquisitions in Portugal. In 1999, our owned hotels in Europe generated $27.4 million EBITDA from seven properties. On a comparable basis, rooms revenue grew since 1997 to the end of 1999 at a compound annual growth rate of 9%, mainly as a result of increasing room rates, and EBITDA on a comparable basis has grown by 11%.

  Italy

    Three business units in Italy—Hotel Cipriani, Hotel Splendido and Villa San Michele, together with the Cipriani's adjacent Palazzo Vendramin hotel and the Splendido Mare hotel—were among the first hotels acquired by Orient-Express Hotels. Italy is a very popular destination and offers guests a combination of fine weather, excellent cuisine and elegant well preserved surroundings. The country has strict policies limiting development in protected areas, which limits the entry of new competition. Over the years, Orient-Express Hotels has invested in refurbishment and expansion of the properties where possible. EBITDA was $15.8 million in 1999, up 15% from 1998. Our Italian properties are seasonal and close for varying periods during the winter.

    The Hotel Cipriani and Palazzo Vendramin—106 keys—in Venice enjoy the highest room rates of the Orient-Express Hotels properties. They were built for the most part in the 1950s and are located on three acres on Giudecca Island opposite the Piazza San Marco. Most of their rooms have views over the Venetian lagoon. Features include fine cuisine in three indoor and outdoor restaurants, gardens and terraces encompassing an Olympic-sized swimming pool, a tennis court and a private boat service to the Piazza San Marco. EBITDA in 1999 was $8.0 million, an increase of 25% over 1998. As demand has grown for this very special experience, REVPAR has steadily increased since 1995 at a compound annual growth rate of 10%, to $578 in 1999. Orient-Express Hotels has added rooms to these properties although this is not always reflected in the key count as, on some occasions, smaller rooms have been combined into suites, which attract higher yield per square foot. In 1998, the new Palazzetto annex to the Palazzo Vendramin was created from staff accommodation, which added five keys and a new restaurant overlooking the Piazza San Marco. Orient-Express Hotels has reached a tentative agreement to acquire a building adjacent to the Palazzetto, which will provide banquet rooms allowing the Hotel Cipriani to cater for larger meetings and freeing up space in the main hotel for eight extra keys.

    The Hotel Splendido and Splendido Mare—85 keys—overlooks Portofino harbor on the Italian Riviera. Set on four acres, this resort was built in 1901 and is surrounded by gardens and terraces which include a swimming pool and tennis court. The property generated EBITDA of $5.1 million in 1999, up 6% from 1998. REVPAR increased to $358 in 1999 from $332 in 1998. Orient-Express Hotels has a long-term lease to operate the Splendido Mare until 2015, with an option to purchase at a fixed price until 2001.

    The Villa San Michele—40 keys—is located in Fiesole, a few minutes drive from Florence. Originally built as a monastery in the 15th century with a façade attributed to Michelangelo, it has stunning views over the historic center of Florence and the Arno River Valley. We have remodelled and expanded the guest accommodation to luxury standards, including the addition of a swimming pool. A shuttle bus service is provided to the center of Florence. REVPAR in 1999 was $455 and $420 in 1998 and the property generated EBITDA of $2.7 million in 1999 and $2.5 million in 1998. We plan to expand the property further but the timing of expansion is dependent on our receipt of necessary permits.

    In June 1999, Orient-Express Hotels acquired the Hotel Caruso in Ravello overlooking the Amalfi coast near Naples, and has submitted plans to refurbish and restore the property, parts of which date back to the 11th century. We have received a business grant of approximately $5 million from the European Union to help with the re-development of the property, and we expect that the property will be operating for the 2002 season. To date, our investment in the property is about $7 million.

  Portugal

    In the last few years, Orient-Express Hotels has built a very strong position in Portugal. It acquired Reid's Palace Hotel in Madeira in 1996 and followed this in 1998 with the Lapa Palace Hotel in Lisbon and Quinta do Lago in the Algarve, which we previously managed under contract. All the properties have expansion potential, particularly the Lapa Palace Hotel, where we own an adjoining parcel of land and plan to add new keys in the near future.

    Reid's Palace Hotel—162 keys—is the most famous hotel on the island of Madeira. This resort is situated on ten acres of semitropical gardens on a cliff top above the sea and the bay of Funchal, the main port city. Opened in 1891, the hotel has four restaurants and spacious conference facilities. Leisure and sports amenities include two swimming pools, a third tide-filled pool, tennis courts, ocean water sports and access to two championship golf courses. It is particularly well known in the United Kingdom and German markets and has year round appeal as it serves both for winter escapes to the sun as well as regular summer holidays. Orient-Express Hotels undertook major refurbishment in 1997 and 1998. In 1999, the property generated EBITDA of $4.4 million and $4.3 million in 1998. REVPAR was $160 in 1999.

    Having managed the property for many years, in 1998 Orient-Express Hotels acquired the Hotel Quinta do Lago—141 keys—near Faro in the Algarve region, an area well known as a premier European golf destination. The Hotel Quinta do Lago is also popular for more traditional summer holidays as it is set alongside the beach with views over the Rio Formosa National Park and the Atlantic Ocean. Opened in 1988, the hotel occupies eight acres and features ocean views, two restaurants, a health club, indoor and outdoor swimming pools, tennis courts and extensive gardens, as well as access to ocean beaches and nearby championship golf courses. In 1999, the first full year of Orient-Express Hotels' ownership, the property produced EBITDA of $2.7 million. We are undertaking a $3 million refurbishment program and the rooms are now complete with the public areas scheduled for the winter of 2000/2001. Orient-Express Hotels has applied for permits to add a 21-key extension to the property.

    Also in 1998, we acquired the Lapa Palace Hotel—94 keys—in the embassy district of Lisbon, near the city center and overlooking the Tagus River. The main part of the hotel was originally built in the 1870s as the palace of a Portuguese noble family. It opened as a luxury hotel in 1992 after extensive conversion and expansion, including the addition of conference facilities and underground car parking. The hotel is set amid gardens with ornamental fountains and both indoor and outdoor swimming pools, occupying a total of three acres. In late 2000, 15 extra keys will be added. Orient-Express Hotels owns an adjoining parcel of land which is suitable for further development once we obtain planning permission. In 1999, the first full year of our ownership, the property produced EBITDA of $3.7 million. REVPAR in 1999 was $146, and we will seek to increase this over the next few years up to levels more consistent with other European capitals.

  France

    Hotel de la Cité—61 keys—is located in Carcassonne, about a one hour drive from Toulouse. This beautiful walled medieval city attracts 3 million visitors per year. The hotel is situated on the square of Basilica Saint-Nazaire, the town's main architectural attraction, and incorporates one of the 50 watch towers in Carcassonne's ancient fortifications. Opened in 1909, it features two restaurants, gardens with a swimming pool and a conference center. In the past two years, we have undertaken extensive refurbishment work to upgrade the property and reposition it in the higher end of the hotel market. EBITDA in 1999 was $0.8 million, up from $0.4 million in 1998. Over time, we will seek to increase REVPAR from the 1999 level of $129 and $112 in 1998 toward the level enjoyed by our other small properties.

  Owned Hotels—North America, including the Caribbean

	Total				Comparable Basis (1)
	1999	1998	1997	CAGR 1997-99	1999	1998	1997	CAGR 1997-99
Number of hotel business units at year end	4	2	2		2	2	2
Roomnights available (000)	160	142	150		138	142	140
Roomnights sold (000)	122	104	104		105	103	95
Average daily rate (ADR) ($)	295	295	284	+2%	297	295	289	+1%
Occupancy (%)	76	73	69		76	72	68
Revenue per available room (REVPAR) ($)	224	214	195	+7%	226	215	197	+7%
Room revenue ($million)	36	31	29	+11%	31	30	27	+7%
EBITDA ($million)	17.4	13.9	16.3	+3%	15.3	13.9	12.4	+11%
EBITDA margin of owned hotels total revenue—North America (%)	29	29	32		30	29	29

(1)
Consists of combined data for the Windsor Court Hotel and La Samanna, the only properties in North America that we owned during the entire three-year period from the beginning of 1997 through the end of 1999.

    Our owned hotels in North America performed well in 1999, generating EBITDA of $17.4 million. For several years, we decided not to acquire any further properties in the United States as prices were artificially inflated by the buying activity of real estate investment trusts. However, in 1999, a decrease in this activity allowed us to purchase two properties, Keswick Hall and the Inn at Perry Cabin, at reasonable prices. We believe that both properties have excellent potential for future expansion.

    On a comparable basis, from 1997 through 1999 REVPAR increased at a compound annual growth rate of 7%, mainly as a result of increased occupancy, and EBITDA grew by 11%.

    The Windsor Court—324 keys—generated EBITDA of $12.3 million in 1999, up from $10.8 million in 1998. It opened in 1984 and is located in the central business district of New Orleans near the French Quarter and the Mississippi riverfront. The property enjoyed both higher occupancy and better room rates in 1999. REVPAR was $190 in 1999, up from $174 in 1998. In 1999, Harrah's opened the only land-based casino in Louisiana across the street from the hotel, and we believe that this should help the property in the year 2000 and beyond. Each room in the hotel has panoramic views over the river or the city. Facilities include three restaurants and lounges, a rooftop ballroom, several other banquet and meeting rooms, an outdoor swimming pool and a health club. The hotel's interior decor features a collection of historic European art and antique furniture. In 2000, a new luxury hotel is scheduled to open close by, which may increase competitive pressures.

    In 1996, we acquired La Samanna—83 keys—located on the island of St. Martin in the French West Indies. Built in 1973, the hotel has two restaurants and comprises 16 buildings on ten acres of land along a 4,000-foot beach. Amenities include a freshwater swimming pool, tennis courts, fitness and conference centers, boating and ocean water sports. The hotel owns an adjacent 45 acres of land available for future development. The hotel is open most of the year, seasonally closing during the autumn months. After a strong start to 1999, the hotel was hit by Hurricane Lenny in October and was unable to reopen until February 2000, missing much of the high season. The property is insured for damage and business interruption so, in spite of these problems, it generated EBITDA of $3.0 million in 1999, similar to the result for 1998.

    In May 1999, Orient-Express Hotels acquired Keswick Hall—48 keys—and the Inn at Perry Cabin—41 Keys. Keswick Hall, a private home built in 1912, is located in the rolling countryside of central Virginia near Charlottesville and Monticello. Keswick Hall is popular for weekend breaks and business meetings because of the surrounding area and the golfing on the adjacent Arnold Palmer course which Orient-Express Hotels operates under lease with an option to purchase. In the same transaction, Orient-Express Hotels acquired the Inn at Perry Cabin, which was built in 1812 as a country inn and is located in St. Michaels, Maryland on the eastern shore of Chesapeake Bay. Set on 25 shoreside acres that include a health club, an indoor swimming pool and boating and fishing on the Bay, it is an attractive vacation spot, particularly for the Washington, D.C. market. In 1999 the two properties generated EBITDA of $2.1 million. REVPAR was $184 at Keswick Hall and $244 at the Inn at Perry Cabin. Both properties have extensive grounds which should allow for expansion.

    During the first quarter of 1999, Orient-Express Hotels sold the Windermere Island Club in the Bahamas, which its predecessor company had acquired in 1983. The property had been closed for several years pending sale. The gain on sale of $1.3 million is not included in the regional figures shown above.

  Owned Hotels—Rest of the World

	Total				Comparable Basis (2)
	1999	1998	1997	CAGR 1997-99	1999	1998	1997	CAGR 1997-99
Number of hotel business units at year end	4	4	3		3	3	3
Roomnights available (000)	217	205	162		173	171	162
Roomnights sold (000)	109	107	99		95	97	99
Average daily rate (ADR) ($)(1)	227	251	254	-5%	241	264	254	-3%
Occupancy (%)	50	52	61		55	57	61
Revenue per available room (REVPAR) ($)(1)	113	131	154	-14%	133	150	155	-7%
Room revenue ($million)(1)	24	27	25	-2%	23	26	25	-4%
EBITDA ($million)(1)	12.7	12.3	11.5	+5%	13.3	13.1	11.5	+8%
EBITDA margin of owned hotels total revenue—rest of the world (%)	33	29	29		37	32	29

(1)
Average daily rate and REVPAR data presented on a total basis and on a comparable basis declined between 1997 and 1999. This was due to the acquisition of properties which had lower average daily rates and REVPAR, and also to weakening in local currencies at some of the hotels. On a comparable basis, EBITDA increased during the three-year period.

(2)
Consists of combined data for the Mount Nelson Hotel, Gametrackers and Copacabana Palace Hotel, the only properties outside Europe and North America that we owned during the entire three-year period from the beginning of 1997 through the end of 1999.

    In 1999, these properties produced EBITDA of $12.7 million. South America had an excellent year with the Copacabana Palace Hotel performing well. On the other hand, we experienced weakness in the African market with the Westcliff Hotel struggling during its first full year. In Australia, we purchased two Australian hotels early in 2000—the Observatory in Sydney and Lilianfels in the Blue Mountains—which position us firmly in the market and should link well with the Great South Pacific Express train which we manage.

    On a comparable basis, from 1997 through 1999 EBITDA grew at a compound annual growth rate of 8%, and REVPAR and room revenue fell measured in U.S. dollars, but this reflects the significant weakening of local currencies against the U.S. dollar.

  South America

    Built in the 1920s on a three-acre site facing Copacabana Beach near the central business district of Rio de Janeiro, the Copacabana Palace Hotel—223 keys —is one of the most famous in South America and features two gourmet restaurants, several spacious function and meeting rooms including a 500-seat theater, a large swimming pool and a roof-top tennis court. Results have improved since our major refurbishment program was completed in 1997. The real, the local Brazilian currency, significantly devalued during 1999 and as a result, revenue actually fell in US dollar terms to $22.7 million from $26.5 million in 1998, but this was more than offset by cost savings enabling us to increase EBITDA from $8.8 million in 1998 to $10 million in 1999. For the same reason, we believe that the weaker real puts us in a strong position for at least the year 2000.

  Africa

    During 1998 in anticipation of a boom market under the new government, there was a significant expansion of the room supply in Cape Town. However, tourism and business have not grown as fast as expected and results at the Mount Nelson Hotel—226 keys—have suffered as a consequence, with 1999 EBITDA at $2.7 million, down from $3.5 million in 1998. The Mount Nelson is an extraordinary historic property with beautiful gardens and pools. It stands just below Table Mountain and is within walking distance of the main business, civic and cultural center of Cape Town. The hotel has a ballroom, two swimming pools, tennis courts and a fitness center, all situated on ten acres of grounds and gardens. We believe that the 1999 REVPAR of $91, down from $100 in 1998, does not reflect these amenities, and that the market will stabilize in future years.

    We opened the Westcliff Hotel—118 keys—in Johannesburg in March 1998. It is the only garden hotel in the city, perched on a hillside with stunning views over the zoo and park. Its resort amenities include two swimming pools, a tennis court and a health club, and the hotel attracts business guests because of its proximity to the city center. As in Cape Town, the expected boom in Johannesburg did not materialize. Facing the challenge of opening in a soft market, the Westcliff had $0.5 million negative EBITDA in 1999 and negative $0.7 million EBITDA for nine months of 1998. Over time, we expect that market awareness and repeat business should grow.

    In 1999, we substantially completed the refurbishment of Gametrackers—39 keys total—our three safari lodges in Botswana. Established in 1971, we lease three lodge and camp sites in the Okavango River delta and nearby game reserves, where some of the best wildlife in Africa can be observed from open safari vehicles or boats. Each camp has 12 to 15 twin-bedded deluxe tents, and guests travel between the camps by light aircraft. Boating, fishing, hiking and swimming are offered at the various sites. Results in 1999 were adversely affected by the refurbishment, with EBITDA declining from $0.7 million in 1998 to $0.5 million.

  Australia

    In March 2000, Orient-Express Hotels acquired the Observatory Hotel—96 keys—in Sydney, and Lilianfels Hotel—86 keys—in the Blue Mountains National Park. Orient-Express Hotels has managed the Observatory Hotel for many years and the contract had provisions which helped us acquire the property at an attractive price. Within walking distance of the central business district, this hotel opened in 1993 and has two restaurants, extensive meeting and banquet rooms, a health club with indoor swimming pool, a tennis court and a large parking garage on a site of about one acre.

    The Lilianfels Hotel is named after the original estate house, dating from 1890, which has been refurbished as the hotel's gourmet restaurant. The main hotel, built in 1992, has a second restaurant. The resort's four acres of grounds encompass an indoor swimming pool, health club and spa, outdoor tennis courts and extensive gardens with views over the Blue Mountains.

Hotel Management Interests

	1999	1998	1997	CAGR (1997-99)
	(Dollars in millions)
EBITDA (excluding gains on sales of assets and other)	$11.1	$9.6	$7.6	+21%

    Our hotel management interests consist of our interest in Charleston Place, our Peruvian hotels joint venture and our management contract for Bora Bora Lagoon Resort. The figures above also include management fees from the Observatory Hotel and Quinta do Lago in the relevant years.

    Charleston Place—442 keys—is located in the heart of historic Charleston, South Carolina, a popular destination for tourism, groups and business meetings. Originally opened in 1986, the hotel has two restaurants, extensive banqueting and conference space including a grand ballroom, a health club with swimming pool and tennis court, and 27 retail shops leased to third parties. The hotel also owns the adjacent historic Riviera Theater recently remodelled as an additional conference facility and five retail shops. The property has always enjoyed a high occupancy, and we have focused on improving facilities and service to enable an increase in room rate. Orient-Express Hotels has a 19.9% ownership interest in the hotel, manages the property under a long-term contract and receives interest on partnership loans which it assumed in the original transaction. In 1998, there was a major increase in performance over 1997—Orient-Express Hotels earnings of $8.8 million in 1998 versus $6.8 million in 1997—but our earnings for 1999 continued to improve, to $8.9 million.

    We recently commenced operations in Peru, which we believe is one of the most interesting and promising locations in South America. In March 1999, we formed a 50/50 joint venture with local Peruvian investors. Under exclusive management of Orient-Express Hotels, this joint venture operates the Monasterio Hotel and the Machu Picchu Sanctuary Lodge under 20-year renewable leases which commenced in 1995.

    The Monasterio Hotel—122 keys—is located in the ancient Inca capital of Cusco, the most important tourist destination in Peru. We plan to upgrade and expand the property substantially and in that connection have a long-term lease on the adjoining Nazarenas convent. The hotel was originally built as a Spanish monastery in the 16th century and was converted to hotel use in 1995. The deluxe guest rooms and suites and two restaurants are arranged around open-air cloisters. Wage costs are extremely low in Peru so the property is already profitable in spite of low room rates and occupancy. We believe that this property can achieve substantially higher room rates.

    The Machu Picchu Sanctuary Lodge—32 keys—is the only hotel in the vicinity of the famous mountaintop Inca ruins. During 2000, we plan to refurbish the rooms, which should allow us to increase rates significantly. The joint venture also has a lease on a site by the river at the foot of the ruins, close to the town where tourists arrive by train, which we plan to develop as a larger hotel, but this is unlikely to be open for several years given the time required for permits, design and construction. During 1999, the joint venture generated $1.2 million profits to Orient-Express Hotels in the form of profit share and management fees.

    We also operate the Bora Bora Lagoon Resort in French Polynesia under management contract. This resort, which opened in 1993, has 50 bungalows situated over the lagoon water plus 30 additional beach and garden bungalows, all built in traditional Tahitian style. Guests dine in two restaurants and enjoy extensive water sports and tennis. The owner is considering selling this property and, in order to facilitate a sale, Orient-Express Hotels agreed to sell back to the owner its contractual right to an early termination fee. This generated a $2.5 million gain in 1999, which is not included in the results shown in the table above. The owner now has the right to terminate the contract on two months notice. Otherwise, it will expire in April 2008. Management fees in 1999 were $0.5 million, excluding the gain.

Restaurants

	1999	1998	1997	CAGR (1997-99)
	(Dollars in millions)
Revenue	$20.1	$19.0	$17.5	+7%
EBITDA(1)	5.9	5.4	4.7	+12%
EBITDA margin (%)	29	28	27

(1)
Includes equity interest in Harry's Bar.

    Orient-Express Hotels owns the '21' Club restaurant in New York and has an interest in Harry's Bar in London.

    In 1995, we acquired '21' Club, the famous landmark restaurant in New York. Originally a speakeasy in the 1920s, this restaurant is open to the public, occupies three brownstone buildings in midtown Manhattan and features gourmet American cuisine. It serves a la carte meals in the bar restaurant and also has a number of banqueting rooms used for functions. It was during Prohibition that '21's famous secret wine cellar was built—its two-ton door operated by placing an 18-inch wire into a tiny hole in a certain brick. The business generated EBITDA of $5.4 million in 1999, $5.0 million in 1998.

    Orient-Express Hotels also has a 49% interest in Harry's Bar, a private dining club in the Mayfair area of London. The majority partner manages the restaurant with assistance from our Italian hotels. Its menu features gourmet Italian cuisine. Besides generating a good return on a relatively small investment, this business gives Orient-Express Hotels a presence in London. Orient-Express Hotels earned $0.5 million from this interest in 1999. We have a right of first refusal to acquire any or all of the remaining interest in this property under certain conditions.

    We have acquired the contents and famous brand name of the renowned La Cabaña steak house in Buenos Aires, which we plan to relaunch as soon as we acquire a suitable site.

Tourist Trains and Cruises

	1999	1998	1997
	(in millions)
EBITDA:
Owned train operations (Venice Simplon-Orient-Express and British Pullman)	$5.5	$6.2	$3.3
Management contracts (Eastern & Orient Express and Great South Pacific Express)(1)	0.4	0.5	0.6
PeruRail(1)	1.3	—	—
Road to Mandalay	(0.3)	0.9	1.3
Regional costs	(0.9)	(1.2)	(1.5)

	$6.0	$6.4	$3.7

(1)
Share of joint venture and management fees.

    The trains and cruises segment of Orient-Express Hotels produced EBITDA of $6.0 million in 1999 and $6.4 million in 1998. Results for our luxury tourist trains have slipped after a strong 1998 and the Road to Mandalay cruiseship had a very difficult year as it was unable to run its full itinerary due to unusually poor weather conditions. The end of the year was helped by our investment in PeruRail, which generated $1.3 million EBITDA in the fourth quarter.

    Our principal European tourist trains, called the Venice Simplon-Orient-Express, operate in two parts in a regularly scheduled overnight service between London and Venice and on short excursions in southern England. Orient-Express Hotels owns 30 railway cars originally used on the historic "Orient-Express" and other famous European trains. All have been refurbished in original 1920s/1930s decor and meet modern safety standards. The services offered are a continuation of, and are marketed as, the Orient-Express trains of the pre-World War II years. The trains—one based in Great Britain composed entirely of Pullman cars with a capacity for up to 250 passengers, and the other on the continent made up of Compagnie Internationale des Wagons-Lits et du Tourisme sleeping cars and day coaches with capacity for up to 180 passengers—operate once or twice weekly principally between London and Venice from March to November each year via Paris, Zurich and Innsbruck on a scenic route through the Alps. Passengers travel across the English Channel by ferry. Occasional trips are also made from time to time to Rome, Prague and Istanbul and other European destinations.

    The British Pullman cars operate all year, originating out of London on short excursions to places of historic or scenic interest in southern England including some overnight trips when passengers stay at local hotels. Both the British and Continental trains are available for private charter.

    In June 2000, we launched a new tourist train, the Northern Belle, offering day trips and charter service in the north of the United Kingdom. It builds on the success of our British Pullman business, which focuses on the south of England around London. The train comprises a locomotive and six dining cars elegantly decorated to be reminiscent of old British "Belle" trains of the 1930s, and can carry up to 250 passengers. Full course gourmet meals are served on board and passengers stay in local hotels on overnight itineraries. Total investment in the project is expected to be about $7 million.

    In September 1999, PeruRail was formed as a 50/50 joint venture with Peruvian partners, to operate a large part of the state-owned Peruvian railways under a 30-year franchise agreement with a possible extension for a further 30 years. In return for the franchise, the joint venture pays the Peruvian government a fee related to traffic levels which can be offset for ten years either fully or partially against investment in track improvements. Most of the profits are generated by the 70-mile Cusco-Machu Picchu line serving tourists visiting the Inca ruins. This is the principal access for tourists to the famous Inca ruins because there is no convenient road. A second rail line runs from Cusco to Matarani on the Pacific Ocean via Puno on Lake Titicaca and Arequipa and principally serves freight traffic at present. The Cusco-Machu Picchu line connects our two Peruvian hotels allowing us to create inclusive packages.

    Our other luxury trains are the Eastern & Oriental Express, which runs principally between Bangkok and Singapore, and the Great South Pacific Express in Australia, which commenced operations in May 1999. Both are operated under our exclusive management contracts with Orient-Express Hotels having a 25% shareholding in the Eastern & Oriental Express owning company and a 10% shareholding in the Great South Pacific Express operating company. Total investment in these operations is about $5.9 million.

    The Eastern & Oriental Express makes one round trip each week between Singapore, Kuala Lumpur and Bangkok. The journey lasts about 48 hours each way and includes two nights on board and side trips to Penang in Malaysia and the River Kwai in Thailand. Some overnight trips are also made from Bangkok to Chiang Mai in northern Thailand. Originally built in 1970, the 24 Eastern & Oriental Express cars were substantially rebuilt to an elegant oriental style of decor and fitted with modern facilities such as air-conditioning and private bathrooms. The train is made up of sleeping cars with three types of berths, three restaurant cars, a bar car and an open air observation car and can carry 125 passengers. Like the Venice Simplon-Orient-Express, the Eastern & Oriental Express is available for charter by private groups.

    The Great South Pacific Express comprises 21 sleeping, restaurant, bar and observation cars decorated in a late 19th century style with capacity for 100 passengers. Like the Eastern & Oriental Express tourist train, the Great South Pacific Express train is fully air-conditioned and the three types of passenger compartments are well appointed with private bathrooms. Regularly scheduled one or two night itineraries originating out of Brisbane operate north to Cairns in Queensland and south to Sydney in New South Wales. The northern route includes stopovers for passengers to visit the Great Barrier Reef and the Kuranda rainforest.

    We operate a deluxe river cruiseship on the Irrawaddy River in central Burma, or Myanmar, called the Road to Mandalay. The ship was a Rhine River cruiser built in 1964 which we bought and refurbished. It features 66 air-conditioned cabins with private bathrooms, spacious restaurants and lounge areas and a canopied sun deck with swimming pool. The ship travels between Mandalay and Pagan up to eight times each month and carries 126 passengers who enjoy sightseeing along the river and guided shore excursions to places of historic interest. Five to eight night itineraries are offered including airfare to and from the ship and hotel accommodation in Rangoon. We also operate occasional cruises to different destinations, such as to Bhamo in the north of the country close to the Chinese border. The ship does not operate in midsummer due to the heat. The Road to Mandalay had a very difficult year in 1999. Early that year, the water level of the Irrawaddy River fell well below normal levels to the lowest level in 75 years due to lack of rainfall in the north of the country. This caused the navigation channels to become so shallow that the ship was unable to travel the whole distance between Pagan and Mandalay. This seriously affected bookings. We have sought and received commitments from the Burmese river authorities to maintain adequate navigation channels in the river, so we do not anticipate that low water levels will be a recurring problem.

Operating Data 1995-1999

	Year ended December 31,
	1999	1998	1997	1996	1995
	(Dollars in millions)
Revenue:
Owned hotels:
Europe	$80.0	$70.4	$48.6	$46.2	$27.8
North America	59.1	47.9	50.7	40.1	36.6
Rest of the world	38.6	43.0	39.5	31.1	25.9
Hotel management interests	11.1	9.6	7.6	6.3	1.6
Restaurants	20.1	19.0	17.5	15.0	3.9
Tourist trains and cruises	40.2	41.0	34.8	30.8	26.4

Total	$249.1	$230.9	$198.7	$169.5	$122.2

EBITDA:
Owned hotels:
Europe	$27.4	$22.6	$16.2	$13.7	$8.5
North America	17.4	13.9	16.3	10.9	11.2
Rest of the world	12.7	12.3	11.5	7.8	4.8
Hotel management interests	11.1	9.6	7.6	6.3	1.6
Restaurants	5.9	5.4	4.7	3.8	1.4
Tourist trains and cruises	6.0	6.4	3.7	2.4	2.3
Gains	3.8	—	5.0	—	—
Overhead	(6.4)	(6.6)	(5.8)	(4.2)	(3.9)
Corporate	(2.5)	(2.5)	(2.5)	(2.5)	(2.5)

Total EBITDA	75.4	61.1	56.7	38.2	23.4
Adjustments to balance to net cash flow from operations:
Interest	(19.0)	(16.5)	(12.4)	(9.2)	(8.0)
Taxation	(5.2)	(3.7)	(3.2)	(1.7)	(0.3)
Changes in current assets and liabilities	(8.9)	(3.7)	(0.3)	(11.1)	12.5
Other items	—	2.2	—	—	—

Cash flow provided by operating activities	$42.3	$39.4	$40.8	$16.2	$27.6

No. of hotel business units:
Owned hotels:
Europe	7	7	5	4	3
North America	4	2	2	3	2
Rest of the world	4	4	4	3	3
Hotel management interests	5	3	3	2	2

Total	20	16	14	12	10

No. of rooms:
Owned hotels:
Europe	689	666	575	513	353
North America	496	407	404	453	371
Rest of the world	606	606	487	472	377
Hotel management interests	772	616	616	536	536

Total	2,563	2,295	2,082	1,974	1,637

EBITDA by Property 1995-1999

	EBITDA year ended December 31,
							No. of rooms		Date acquired
	1999	1998	1997	1996	1995	Location		Date built
	(in millions)
Owned Hotels:
Europe
Hotel Cipriani/Vendramin	$8.0	$6.4	$5.7	$4.8	$4.7	Venice, Italy	106	1950's	1976
Hotel Splendido/Mare	5.1	4.8	3.7	3.5	2.5	Portofino, Italy	85	1901	1986
Villa San Michele	2.7	2.5	2.0	1.7	1.3	Fiesole, Florence, Italy	40	1400's	1982
Reid's Palace	4.4	4.3	4.8	3.7	—	Madeira, Portugal	162	1891	1996
Hotel Quinta do Lago	2.7	2.8	—	—	—	Algarve, Portugal	141	1988	1998
Lapa Palace	3.7	1.4	—	—	—	Lisbon, Portugal	94	1870's/1992	1998
Hotel de la Cité	0.8	0.4	—	—	—	Carcassonne, France	61	1909	1997

Total Europe	27.4	22.6	16.2	13.7	8.5
North America
Windsor Court	12.3	10.8	10.0	9.2	8.9	New Orleans, LA	324	1984	1991
La Samanna	3.0	3.1	2.4	0.2	—	St. Martin, Fr. West Indies	83	1973	1996
Lodge at Vail	—	—	3.9	1.5	2.3	Vail, CO	—	—	—
Keswick Hall/Perry Cabin	2.1	—	—	—	—	VA & MD	48/41	1912/1812	1999

Total North America	17.4	13.9	16.3	10.9	11.2
Rest of the world:
Mount Nelson	2.7	3.5	5.1	4.8	4.7	Cape Town, South Africa	226	1899	1988
Westcliff	(0.5)	(0.7)	—	—	—	Johannesburg, South Africa	118	1998	1998*
Gametrackers	0.5	0.7	0.6	0.8	(0.2)	Botswana	39	1971	1992
Copacabana Palace	10.0	8.8	5.8	2.2	0.3	Rio de Janeiro, Brazil	223	1920's	1989

Total rest of the world	12.7	12.3	11.5	7.8	4.8
Total owned hotels	57.5	48.8	44.0	32.4	24.5
Hotel management interests	11.1	9.6	7.6	6.3	1.6
Restaurants	5.9	5.4	4.7	3.8	1.4

Total hotels and restaurants	74.5	63.8	56.3	42.5	27.5
Tourist trains and cruises	6.0	6.4	3.7	2.4	2.3
Gains	3.8	—	5.0	—	—
Overhead	(6.4)	(6.6)	(5.8)	(4.2)	(3.9)
Corporate	(2.5)	(2.5)	(2.5)	(2.5)	(2.5)

Total EBITDA	$75.4	$61.1	$56.7	$38.2	$23.4

* Date the hotel opened.

Hotel and Regional Statistics 1997-1999

	Average Daily Rate—$			Occupancy			REVPAR—$			Average Daily Rate—Local Currency
	Year ended December 31,			Year ended December 31,			Year ended December 31,			Year ended December 31,
	1999	1998	1997	1999	1998	1997	1999	1998	1997	1999	1998	1997	Currency
Europe
Hotel Cipriani/Vendramin	$733	$697	$632	79%	81%	79%	$578	$562	$499	1,337	1,209	1,075	Lire 000's
Hotel Splendido/Mare	551	510	500	65	65	64	358	332	321	1,005	884	850	Lire 000's
Villa San Michele	553	528	492	82	80	76	455	420	373	1,009	916	836	Lire 000's
Reid's Palace	257	248	247	62	74	65	160	183	159	48,584	44,596	43,190	Escudos
Hotel Quinta do Lago	176	183	—	77	78	—	135	143	—	33,172	32,957	—	Escudos
Lapa Palace	197	213	—	74	79	—	146	167	—	37,302	38,360	—	Escudos
Hotel de la Cité	205	199	120	63	56	85	129	112	101	1,267	1,174	699	Franc
North America
Windsor Court	251	242	242	76	72	67	190	174	162	251	242	242	US $
La Samanna	558	533	526	77	78	71	432	418	372	558	533	526	US $
Lodge at Vail	—	—	224	—	—	83	—	—	186	—	—	224	US $
Keswick Hall	260	—	—	71	—	—	184	—	—	260	—	—	US $
Perry Cabin	309	—	—	79	—	—	244	—	—	309	—	—	US $
Rest of World
Mount Nelson	206	244	271	44	41	51	91	100	137	1,263	1,354	1,247	Rand
Westcliff	115	109	—	28	27	—	32	29	—	703	604		Rand
Gametrackers	263	259	312	40	40	38	104	103	120	1,215	1,095	1,134	Pula
Copacabana Palace	256	274	234	69	78	78	176	214	183	463	318	253	Real
Regional Averages
Europe	327	336	374	71	74	70	231	249	261	—	—	—	—
North America	295	295	284	76	73	69	224	214	195	—	—	—	—
Rest of the world	227	251	254	50	52	61	113	131	154	—	—	—	—
Worldwide	289	297	301	64	65	66	186	193	199	—	—	—	—

Industry Awards

    We have gained a worldwide reputation for quality and service in the luxury segment of the leisure and business travel market. This reputation was recently acknowledged by Conde Nast Traveler when we were listed as one of the top two "Best Hotel Chains in Europe," and over the last 18 months our 31 properties won 67 national and international awards, 13 of which were "Number One" or "Best" in the category. Following is a selection of our recent awards. These awards were given by trade or consumer publications or industry bodies. They are based on opinion polls of their readers or the professional opinion of journalists or panels of experts. Data are gathered from questionnaires in the publications or based on journalist or inspector visits. In many cases, the data are processed by independent market research companies.

    Awards from publications such as Conde Nast Traveller (UK), Conde Nast Traveler (USA), Tatler and private subscription newsletters such as Andrew Harper's Hideaway Report, are considered to influence consumer choice and are therefore highly prized. Trade awards such as those from Mobil and the American Automobile Association result in a listing in their guides, which also influences consumer travel plans.

A Selection of Recent Awards

Orient-Express Hotels	2nd Best European Hotel Group in 2000—Conde Nast Traveler (USA)
3rd Best North American Hotel Group in 1999—Conde Nast Traveler (USA)
8th Best North American Hotel Group in 2000—Conde Nast Traveler (USA)
Hotel Cipriani	9th Best Hotel in the World 1999—Conde Nast Traveller (UK)
Room at the Top 1998—Gourmet Magazine
Hotel Splendido	5th Best Loved Hotel in the World 1999—The Times (London)
15th Best Hotel in the World 1999—Conde Nast Traveller (UK)
Splendido Mare	1999 Hot List—Conde Nast Traveler (USA)
Villa San Michele	Number 1: Top Ten Luxury Escapes 1999—Daily Telegraph (London)
Number 15: Top Twenty International Resorts 1999—Andrew Harper's Hideaway Report
Quinta do Lago Hotel	Best Golf Resort Hotel in Europe 2000—Hertz International Golf Awards
Finest Golf Resort in the World—Silver Medal—Golf Magazine
Reid's Palace Hotel	4th Best Hotel in the World 1999—Daily Telegraph (London)
Hotel de la Cité	Great Escape 1999—Sunday Business (London)
1999 Hot List—Conde Nast Traveler (USA)
Windsor Court Hotel	Number 1 Hotel in the World 1999—Conde Nast Traveler (USA)
Top five Hotels in North America 1993-1999—Zagat Hotel Survey
Number 2 Hotel in the World 1999—American Association of Travel Editors
Award of Excellence 1999—Millionaire Magazine
Charleston Place Hotel	Four Diamonds—American Automobile Association
Charleston Grill—Mobil Four Star Award 1998

Keswick Hall Hotel	8th Top Small Hotels in the World 1998
Gold Award: Best 500 Hotels in the World 1998—Conde Nast Traveler (USA)
Inn at Perry Cabin	Best Small Hotel in the US 1998—Conde Nast Traveler (USA)
Country House Hotel of the Year 1997—Andrew Harper's Hideaway Report
Copacabana Palace	Best Luxury Hotel in Latin America—1997 Official Hotel Guide
Mount Nelson Hotel	Best Hotel in Africa 1999—Conde Nast Traveler (USA)
Africa's Leading Hotel 1999—World Travel Awards
Cape Colony—Top Ten Restaurants in the World 1998—Hotels Magazine
Observatory Hotel	Asia/Pacific's Leading Hotel 1998 and 1999—World Travel Awards
4th Best Business Hotel in the World 1999—Conde Nast Traveller (UK)
Lilianfels Hotel	Australian Tourism Award for Luxury Accommodation 1998
101 Best Hotels in the World 1998—Tatler Cunard Travel Guide
Bora Bora Lagoon Resort	Asia/Pacific's Leading Resort 1999—World Travel Awards
Number 1 Exotic Destination 1998—Robb Report
'21' Club	Forbes Magazine's December 1999 list of Four Star New York Eateries
Award of Excellence 1998—Wine Spectator Magazine
Venice Simplon-Orient-Express	Honorary member of Relais and Chateaux since 1986
Golden Lion: presented by the mayor of Venice in recognition of the contribution made by Venice Simplon-Orient-Express to the people of Venice
Eastern & Oriental Express	Five Star Diamond Award 2000—American Academy of Hospitality Sciences (the first and only such award given to a train)
Great South Pacific Express	1999 Hot List—Conde Nast Traveler (USA)

Competition

    We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. This competition may have the effect of increasing our acquisition costs by reducing the number of suitable investment opportunities offered to us and increasing the bargaining power of property owners seeking to sell or to enter into management agreements.

    Competition in the hospitality industry is based generally on convenience of location, room rates, menu prices, range and quality of food services and amenities offered, types of cuisine, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of the sites of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which our hotels and restaurants compete.

    Our strategy is to acquire only hotels which have very special locations. We build further our competitive advantage by offering extremely high quality service and cuisine, often with a local flavor. Typically, therefore, we compete by providing a special combination of location, cuisine and service rather than relying on price competition.

    Typically, our hotels and restaurants compete with others located in the same local area. In some locations, new hotels could be built that might lead to greater competition and adversely affect our performance. For example, a new hotel is under construction in New Orleans near the Windsor Court Hotel.

    In other locations, such as Venice, there are significant barriers to entry. However, existing competitors may significantly improve their facilities or change their pricing policies.

    Our strategy is to develop and emphasize the special character of each of our hotels so that the guest experience is different from that offered by competitors. In this way, we seek to avoid competing solely on the basis of price.

    Our luxury trains have no direct competitors. Other trains may exist on similar routes, but we believe that our carriages and service are so unique that guests consider our trains more as a luxury experience and an end in themselves than as a routine means of transport.

Employees

    We currently employ about 4,500 persons, about 2,000 of whom are represented by labor unions. Approximately 3,300 persons are employed in our hotels and restaurant business 1,100 are employed in our trains and cruises business, and the balance are engaged in central administration and sales. We believe that our ongoing labor relations are good.

Litigation

    On August 4, 2000, a group of institutional investors which in the aggregate claim to own, and/or to be investment advisors to accounts that own, approximately $158 million of the $430 million aggregate outstanding principal amount of Sea Containers' four series of publicly held senior notes commenced a lawsuit in the Supreme Court of New York, County of New York. The defendants named in this action are Sea Containers, Orient-Express Hotels, James B. Sherwood, who is the President of Sea Containers and the Chairman of Orient-Express Hotels, and United States Trust Company of New York, as trustee of the four series of senior notes. The plaintiffs allege that this offering and the proposed spinoff distribution will violate covenants in the senior note indentures, including covenants which restrict the ability of Sea Containers and its subsidiaries to pay dividends and make other distribution to shareholders, to dispose of their assets, and to enter into transactions with affiliates of Sea Containers, and will also constitute a fraudulent conveyance.

    The plaintiffs are seeking, among other things,

  •
  a declaratory judgment that Sea Containers has breached or anticipatorily breached covenants in the senior note indentures, and that the plaintiffs therefore have the right to declare that all principal of the senior notes issued by Sea Containers under the four indentures—$430 million in the aggregate—and any accrued and unpaid interest on those notes are immediately due and payable,

  •
  a declaratory judgment that all actions and transactions taken or engaged in in support of this offering and the spinoff are void,

  •
  an injunction enjoining the defendants from taking any further action to complete this offering and the spinoff,

  •
  unspecified money damages from Sea Containers for breach of contract, and

  •
  an injunction enjoining the defendants from fraudulently conveying the assets of Sea Containers in a manner that detracts from the rights of the plaintiff noteholders.

    Sea Containers has been advised by its counsel, Carter, Ledyard & Milburn, that this offering will not violate the indentures. Also, management of Sea Containers intends to effect the spinoff distribution in a manner which will not result in any violation of the indenture covenants or in a fraudulent conveyance. Accordingly, management of Sea Containers has concluded that the allegations of the senior noteholders are without merit, and that Sea Containers will oppose this lawsuit vigorously. However, a court injunction could delay or prevent the spinoff distribution. Also, a declaratory judgment by a court of a default under these Sea Containers indentures would require that Sea Containers repay the $430 million principal amount of the senior notes and any accrued and unpaid interest on the notes, and could cause a default under Orient-Express Hotels' financings which contain cross-default provisions or have guarantees by Sea Containers which contain Sea Containers' financial covenants. At June 30, 2000, about $182 million was outstanding under Orient-Express Hotels' loan agreements which contain cross-default provisions to debt of Sea Containers, and $35 million was outstanding under Orient-Express Hotels' loan agreements guaranteed by Sea Containers where the guarantees contain Sea Containers' financial covenants. Of the $35 million of guaranteed debt, $30 million will be repaid out of the net proceeds of this offering. In the event debt of Orient-Express Hotels defaults as a result of a default on Sea Containers' debt, Orient-Express Hotels will have to seek waivers from its lenders or refinance the defaulted debt. Orient-Express Hotels may be unable to do so or may only be able to do so on terms less favorable to it than currently are contained in its loan agreements.

    In order to protect Orient-Express Hotels, Sea Containers has agreed to indemnify Orient-Express Hotels with respect to losses arising from this offering or the spinoff distribution as a result of any declaration of default or proceeding brought by holders of Sea Containers' public debt within one year after August 1, 2000, including the above-mentioned lawsuit. There is no assurance though that this indemnity will be available when needed or that it will fully compensate for losses incurred by Orient-Express Hotels.

    Other than this noteholder litigation, there are no material pending legal proceedings, other than ordinary routine litigation incidental to its business, to which Orient-Express Hotels or any of its subsidiaries is a party or of which any of their property is the subject.

Government Regulation

    The hospitality industry in general, and Orient-Express Hotels in particular, is subject to numerous foreign and U.S. federal, state and local government regulations. See "Risk Factors—The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels." We believe that we are in compliance in all material respects with statutory and administrative government regulations with respect to our business.

MANAGEMENT

Directors and Executive Officers

    The table below lists the directors, executive officers and key employees of Orient-Express Hotels and their ages as of the date of this prospectus;

Name	Age	Position
James B. Sherwood	67	Chairman of the Board of Directors
Simon M.C. Sherwood	39	President and Director
James G. Struthers	37	Vice President—Finance and Chief Financial Officer
Jean-Paul Foerster	50	Vice President—Hotel Operations, Europe and South America
Dean P. Andrews	48	Vice President—Hotel Operations, North America
Paul White	35	Vice President—Hotel Operations, Africa, Australasia and PeruRail
Nicholas R. Varian	46	Vice President—Tourist Trains and Cruises
Peter Parrott	65	Vice President and Treasurer
Pippa Isbell	46	Vice President—Public Relations
John D. Campbell	57	Vice President—Bermuda and Director
Edwin S. Hetherington	50	Secretary
James B. Hurlock	67	Director
J. Robert Lovejoy	55	Director
Daniel J. O'Sullivan	61	Director

    James B. Sherwood has been President and a director of Sea Containers and its predecessors since 1965. He is the stepfather of Simon M.C. Sherwood.

    Simon M.C. Sherwood was educated in England at Cambridge University and obtained an MBA degree with distinction at the Harvard Business School. From 1986-90 he was Manager, Strategic Consulting with the Boston Consulting Group based in San Francisco. In 1991 he came to Sea Containers as Vice President—Strategy and in 1994 became President of Orient-Express Hotels.

    James G. Struthers qualified as a chartered accountant in 1986. He joined Sea Containers in 1991 and in 1995 became Group Financial Controller. From June 1997 until August 1999 he was Finance Director of Eurostar (UK) Ltd., operator of the high speed passenger train services between Britain and Continental Europe. Mr. Struthers returned to Sea Containers as Vice President, Controller in September 1999 and was appointed Vice President—Finance and Chief Financial Officer of Orient-Express Hotels in May 2000.

    Jean-Paul Foerster became Vice President in 1992. He is responsible for the Orient-Express Hotels properties in Europe and Latin America. He trained at the Hotel School Lausanne and gained international experience in various management positions with Savoy Group, Intercontinental Hotels and Regent International Hotels. He has worked in Europe, South America, the United States and the Far East. Mr. Foerster joined Orient-Express Hotels in 1987 as General Manager of Quinta do Lago Hotel.

    Dean P. Andrews became Vice President—Hotel Operations in August 1997, responsible for our North American properties. Before joining Orient-Express Hotels, Mr. Andrews was with Omni Hotels since 1981, where he spearheaded new hotel development and financial and asset management. He is a graduate of the University of Colorado.

    Paul White trained with Forte and obtained professional qualifications (ACMA) in 1989. He then served as Financial Controller and subsequently as General Manager of The Bell Inn, Buckinghamshire, England, a five-star hotel. Mr. White joined Orient-Express Hotels in 1991, working on financial and operational matters, and was appointed Director—Hotel Operations in Africa and Australasia in December 1998. In September 1999, he became responsible for the management of PeruRail and in May 2000 he became Vice President.

    Nicholas R. Varian is responsible for the tourist trains of Orient-Express Hotels except PeruRail, and its Road to Mandalay river cruises. He also oversees Collection Venice Simplon-Orient-Express, the merchandising arm providing gifts and souvenirs branded with our properties' names. Mr. Varian joined Sea Containers in May 1985, with responsibility for its Mediterranean Cruise Operations, after being employed by P&O Steam Navigation Company for nine years in various managerial capacities in the passenger transport and tourism businesses. He joined Orient-Express Hotels in November 1989 as Vice President—Trains. Mr. Varian is a graduate of Birmingham University with a degree in law.

    Peter Parrott joined a predecessor of Orient-Express Hotels in 1983 and became Vice President and Treasurer in 1990. Previously he was Financial Director of Cunard Line and Financial Director of Grand Metropolitan Hotels.

    Pippa Isbell joined Orient-Express Hotels in July 1998 after selling the public relations consultancy firm she had founded in 1987. She has 17 years experience in public relations in the hospitality industry. She has worked with Inter-Continental Hotels and Resorts, Forte, Hilton International, Jarvis Hotels and Millennium and Copthorne. Her earlier career was in retailing, with Harrods, Harvey Nichols and the Jaeger Group. She was appointed Vice President in May 2000.

    John D. Campbell has been Vice President—Bermuda of Orient-Express Hotels since 1994 and has also been Vice President—Bermuda of Sea Containers since 1990 and a director of Sea Containers since 1980. He was a member of the Bermuda law firm of Appleby Spurling & Kempe until April 1999 and since then has been senior counsel to that firm.

    Edwin S. Hetherington has been Secretary of Orient-Express Hotels and its predecessors since 1980. He has also been General Counsel and Secretary of Sea Containers since 1984 and a Vice President of Sea Containers since October 1997.

    J. Robert Lovejoy has been a Senior Managing Director of Ripplewood Holdings LLC, a private equity investment firm based in New York City, since January 2000. Prior to joining Ripplewood, he was a Managing Director of Lazard Frères & Co. LLC and a General Partner of the predecessor partnership for over 15 years. At Lazard he served in various capacities, including co-head of General Banking and Alternate Member of Lazard Partners, the firm's global coordinating body. Prior to joining Lazard in 1984, Mr. Lovejoy was a partner in the law firm of Davis Polk & Wardwell, which he joined in 1971.

    James B. Hurlock is a partner in the law firm of White & Case. As Chairman of its Management Committee from 1980-2000, Mr. Hurlock oversaw the firm's operations worldwide. He also headed its sovereign representation practice. He concentrates in international financial transactions and has significant experience in debt restructuring. He advises clients regarding mergers and acquisitions, the secured financing of projects, shipping and aircraft, and a wide variety of direct foreign investments in manufacturing and service businesses.

    Daniel J. O'Sullivan has been Senior Vice President—Finance and Chief Financial Officer of Sea Containers since June 1997, having previously been Senior Vice President—Finance and Treasurer from 1986.

Board Structure and Compensation

    The board of directors of Orient-Express Hotels is currently comprised of three persons who are, and after this offering will be, directors and executive officers of Sea Containers—James B. Sherwood, John D. Campbell and Daniel J. O'Sullivan—and three persons who after this offering will not be directors or employees of Sea Containers or otherwise associated with it—Simon M.C. Sherwood, James B. Hurlock and J. Robert Lovejoy. Prior to the distribution by Sea Containers of our class A and class B common shares to the shareholders of Sea Containers, the board of directors of Orient-Express Hotels will elect an additional person to our board who is not affiliated, employed or otherwise associated with Sea Containers.

    Each non-employee director will be paid an annual retainer equal to $15,000 and a fee of $2,500 for each meeting of the board of directors or a committee thereof which he attends in person, and $1,250 for each meeting attended by conference telephone call.

Audit Committee

    Messrs. Campbell, Hurlock and Lovejoy are members of the audit committee of our board of directors. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to the board of directors about the selection of independent auditors. Also, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of our auditors and the non-audit services provided by our auditors. In discharging its duties, the audit committee

  •
  reviews and approves the scope of the annual audit and the independent auditors' fees,
  •
  meets independently with our independent auditors and our senior management, and
  •
  reviews the general scope of our accounting, financial reporting, annual audit and internal control systems as well as the results of the annual audit.

Executive Compensation

    The following table shows the salary and bonus of the two highest compensated executive officers of Orient-Express Hotels paid in cash during 1999, and of all executive officers as a group, for services to Sea Containers and Orient-Express Hotels in all capacities:

Name of Individual or Group	Principal Capacities in Which Served	Cash Compensation
James B. Sherwood	President of Sea Containers; Chairman of Orient-Express Hotels	$1,040,800
Simon M.C. Sherwood	Senior Vice President—Leisure of Sea Containers; President of Orient-Express Hotels	476,200
All executive officers as a group (eleven persons)		3,144,600

Stock Option Plan

    The board of directors of Orient-Express Hotels, and Sea Containers as the sole shareholder of Orient-Express Hotels, have adopted the Orient-Express Hotels 2000 Stock Option Plan. This plan provides for the issue of options to purchase up to 750,000 class A and class B common shares of Orient-Express Hotels. To date, no option has been awarded under the option plan. It is currently anticipated that at the completion of this offering,

  •
  James B. Sherwood will receive options under the option plan to purchase 70,000 class A common shares of Orient-Express Hotels,
  •
  Simon M.C. Sherwood will receive options to purchase 140,000 class A common shares,
  •
  Seven other executive officers of Orient-Express Hotels will receive options to purchase an aggregate of 166,000 class A common shares in individual amounts ranging from 14,000 shares to 31,000 shares, and
  •
  Twenty-six other employees of Orient-Express Hotels will receive options to purchase an aggregate of 155,500 class A common shares in individual amounts ranging from 1,000 shares to 14,000 shares.

In all cases, the option price per share will be the initial public offering price per share in this offering.

  Administration and Eligibility

    The option plan will be administered by the board of directors of Orient-Express Hotels or, if appointed, a committee of the board. The board has appointed no committee to date.

    Options under the option plan may be granted in the discretion of the board to any director, officer or employee of Orient-Express Hotels or any of its subsidiaries who, in the opinion of the board, has contributed significantly to the growth and progress of Orient-Express Hotels or any subsidiary, or to persons who hold the promise of so contributing and can be attracted to directorship, officership or employment through the grant of options under the option plan.

  Terms of the Plan

    Options may be granted for up to an aggregate of 750,000 class A and class B common shares of Orient-Express Hotels, as adjusted to reflect share dividends, share splits, share combinations, exchanges of shares or similar capital adjustments. The shares covered by options may be either shares acquired in the open market or authorized but unissued shares. The purchase price of the shares under each option will be not less than the fair market value of the shares at the time the option is granted, as determined by the board of directors, and will be adjusted for any share dividends, splits, combinations, exchanges or similar capital adjustments.

    In general, no option under the option plan may be exercised during the three years following its grant. Each option will expire at the first to occur of

      (a) ten years from the date of grant,

      (b) one year after the optionee dies,

      (c) three months after the optionee ceases to be a director, officer or employee of Orient-Express Hotels, Sea Containers or a subsidiary of either of them for reasons not involving misconduct, impropriety or inefficiency, or

      (d) upon termination of the optionee's directorship, officership or employment for reasons involving misconduct, impropriety or inefficiency.

However, if an optionee dies less than one year prior to the date his or her option would otherwise expire, the optionee's representative may generally exercise the option within one year following the death regardless of the expiration of the ten-year term. If an optionee's directorship, officership or employment terminates due to normal or early retirement, injury, disability, dismissal for redundancy or, with the board's concurrence, sale or other disposition by Orient-Express Hotels of its relevant subsidiary or operating division, then the option held by the optionee will continue to be exercisable for three months following termination although the three-year period commencing on the date of grant has not expired. If an optionee dies while owning an option, the optionee's representative may exercise the option although the three-year period has not expired.

    At the time of exercise, the optionee must pay to Orient-Express Hotels the full option price of the shares as to which the option is exercised. With the permission of the board of directors, all or part of the payment may be deferred for up to five years from the date of exercise if the deferral is in compliance with United States regulations and the underlying shares are held by Orient-Express Hotels as collateral for the deferred portion of the purchase price. Optionees electing to defer payment are required to pay interest at a rate of not less than four percent per annum on the amount deferred. They will have the right to withdraw part or all of the option shares held by Orient-Express Hotels upon payment of a corresponding portion of the deferred option price and will be entitled, from the date of exercise, to the rights of a shareholder as to the class A or class B common shares covered by the exercised option, including the right to vote the shares and receive dividends thereon.

    If a "change of control" of Orient-Express Hotels occurs, options granted under the option plan will become immediately exercisable, and an optionee may thereafter surrender his option instead of exercising it and receive in cash from Orient-Express Hotels the difference between the option exercise price and the "determined value" of the underlying shares. A change in control generally means

  •
  the acquisition of more than 40% of the voting shares in Orient-Express Hotels by any person or group (other than James B. Sherwood or any subsidiary of Orient-Express Hotels, or a group including either of them),
  •
  the current directors of Orient-Express Hotels ceasing to constitute at least a majority of the Board, or
  •
  a merger, sale of substantially all assets or similar transactions involving Orient-Express Hotels without approval of its directors at least a majority of whom are the current directors.

Determined value generally means either the highest market price of the shares during the twelve months prior to the change in control transaction or the highest price paid in that transaction.

    An optionee may not transfer an option except by will or the laws of descent and distribution.

  Termination and Amendment of the Option Plan

    The option plan will terminate on the earliest of

  •
  the date of any corporate amalgamation, merger, consolidation or similar transaction involving Orient-Express Hotels, if the option plan is not continued pursuant to that transaction,
  •
  the date of a resolution of the board of directors terminating the option plan, or
  •
  June 1, 2010

Any option outstanding at the time the option plan terminates will remain in effect until the option is exercised or expires.

    The board of directors may modify the option plan without further shareholder action. No amendment may alter or impair the rights of any optionee, without his consent, under any option granted prior to the amendment.

Interests of Management in Certain Transactions

    James B. Sherwood owns a private residential apartment in the Hotel Cipriani in Venice. Subsidiaries of Orient-Express Hotels have granted him a right of first refusal to purchase the hotel, or the shares of the subsidiaries which own the hotel, if Orient-Express Hotels proposes to sell or transfer it. The purchase price would be the offered sale price in the case of a cash sale or the fair market value of the hotel, as determined by an independent valuer, in the case of a non-cash sale. Similarly, if Mr. Sherwood proposes to sell his apartment, he has granted a subsidiary of Orient-Express Hotels a right of first refusal to purchase it at fair market value or, at Mr. Sherwood's option in the case of a proposed cash sale, the offered sale price. Also, a subsidiary of Orient-Express Hotels has granted an option to Mr. Sherwood to purchase the hotel at fair market value if a change in control of Sea Containers occurs. If Sea Containers distributes our class A and class B common shares to its shareholders, or otherwise sells or transfers our class A and class B common shares to a third party other than our subsidiary, this option to purchase will be amended to become effective if a change in control of Orient-Express Hotels occurs, rather than a change in control of Sea Containers.

    Mr. Sherwood and the subsidiary of Orient-Express Hotels which owns the Hotel Cipriani have entered into an agreement under which he may rent his apartment to the hotel in return for 50% of the rates paid by hotel guests for use of the apartment. In 1999, the hotel paid Mr. Sherwood $125,000 for the use of his apartment. Also, in any calendar year when the apartment is made available to the hotel for 90 days or more when the hotel is open to guests, the hotel is obligated to clean, repair and insure the apartment at its expense and provide Mr. Sherwood and his guests with all hotel services other than food and drink free of charge, including electricity, air conditioning, telephone rental, water and room services for the apartment. To the extent that the apartment is made available to the hotel for less than 90 days per year, Mr. Sherwood must pay a proportionate share of those expenses.

OUR SEPARATION FROM SEA CONTAINERS

Overview

    Sea Containers has developed a plan to make Orient-Express Hotels, a wholly-owned subsidiary, into an independent, publicly-traded company focused on the leisure industry. Until the completion of this offering, Orient-Express Hotels will continue as a wholly-owned subsidiary of Sea Containers. We expect that the separation of our business from Sea Containers, including the transfer of related assets, liabilities and intellectual property rights, will be substantially completed before the completion of this offering. We do not believe that the separation of our respective businesses will have any meaningful effect on the revenues of Orient-Express Hotels because Sea Containers is not a material consumer of our services.

Benefits of the Separation

    We believe that we will realize benefits from our separation from Sea Containers, including the following:

    Greater Strategic Focus.  Sea Containers currently generates significant revenue from lines of business other than the hotel and leisure business of Orient-Express Hotels. These other businesses are comprised of ferry and port operations, rail operations and the leasing, manufacture and repair of marine cargo containers. Our focus after the separation will be entirely on the hotels and leisure business. This effort will be supported by our own board of directors, management team and employees.

    Better Incentives for Employees and Greater Accountability.  We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our class A common shares. The separation will enable us to offer our employees compensation directly linked to the performance of the Orient-Express Hotels business, which we expect to enhance our ability to attract and retain qualified personnel.

    More Direct Access to Capital Markets.  As a separate company, we will have more direct access to the capital markets to issue debt or equity securities and to grow through acquisitions.

The Distribution by Sea Containers of Our Common Shares

    After completion of this offering, Sea Containers will own approximately 65% of our outstanding class A common shares, or approximately 60% if the U.S. underwriters and international managers fully exercise their options to purchase additional shares, and all of our outstanding class B common shares. Sea Containers currently intends to complete its divestiture of Orient-Express Hotels approximately six months after this offering, subject to the receipt by Sea Containers of all necessary consents and approvals from its board of directors, shareholders, lenders and others and a favorable tax opinion, by distributing all of our class A common shares it then owns, and all of our class B common shares, to the holders of Sea Containers' class A and class B common shares. However, Sea Containers is not obligated to complete this spinoff distribution, and we cannot assure you that it will occur or when.

    Sea Containers has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interests of Sea Containers. Sea Containers has further advised us that the principal factors that it would consider in determining whether and when to complete the distribution include

  •
  the relative market prices of our common shares and Sea Containers' common shares,

  •
  the absence of any court orders, regulations or other legal requirements prohibiting or restricting the completion of the distribution, and

  •
  other conditions affecting our business or Sea Containers' business.

    Sea Containers intends to consummate the distribution only if the following conditions are met, any of which may be waived by Sea Containers:

  •
  Deloitte & Touche LLP must issue a tax opinion satisfactory to Sea Containers that its distribution of our class A and class B common shares should be tax-free to Sea Containers' shareholders,

  •
  the shareholders of Sea Containers must approve certain changes to its bye-laws to permit the distribution as proposed, and the share owning subsidiaries restructuring agreement described below,

  •
  all required government approvals must be in effect, and

  •
  consents from lenders and others must be received.

    If the distribution is delayed or is not completed at all, Sea Containers may elect to sell additional shares of Orient-Express Hotels.

Separation Agreements

    The various agreements that detail the separation and various interim and ongoing relationships between Sea Containers and Orient-Express Hotels following the separation date include

  •
  a services agreement,

  •
  a restructuring agreement,

  •
  a tax sharing agreement,

  •
  a share owning subsidiaries restructuring agreement,

  •
  a noncompete agreement, and

  •
  an indemnity agreement.

    These agreements will have been made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Sea Containers, and will not have been the result of arm's-length negotiations. We cannot assure you that they are on terms comparable to those we could have obtained from unaffiliated third parties.

  Services Agreement

    Sea Containers, its wholly-owned subsidiary Sea Containers Services Ltd., and Orient-Express Hotels have entered into a services agreement covering the provision to Orient-Express Hotels of various services, including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits and information technology. Orient-Express Hotels will also occupy space in offices leased by various Sea Containers subsidiaries in London and overseas. For these services, we will be charged on the basis of a monthly fee plus reimbursements equivalent to the costs of Sea Containers in providing the services.

    Orient-Express Hotels directly employs a staff of about 4,500 persons who fulfill all of its commercial and operational activities and a significant proportion of its administration. Under the services agreement with Sea Containers, Orient-Express Hotels will have the services of the equivalent of approximately twelve administrative personnel of Sea Containers. These administrative services and space arrangements are readily available in the open market, and Orient-Express Hotels can choose to terminate the arrangements with Sea Containers on one year's notice and make other arrangements. Orient-Express Hotels has the right to audit the charges made by Sea Containers to verify that they are in accordance with the agreement and that we have been charged correctly for the services provided.

  Restructuring Agreement

    Sea Containers, Orient-Express Hotels and various subsidiaries of each have entered into a restructuring agreement providing for the transfer by Sea Containers to Orient-Express Hotels of those hotel and other leisure subsidiaries of Sea Containers that we did not already own. At the same time, Orient-Express Hotels has transferred to Sea Containers those subsidiaries of Orient-Express Hotels that are not related to the hotel and leisure business of Orient-Express Hotels.

  Tax Sharing Agreement

    Orient-Express Hotels has entered into a tax sharing agreement with Sea Containers that will allocate responsibilities for tax matters between the two companies for periods prior to our separation from Sea Containers. In general, Orient-Express Hotels will be responsible only for taxes of the companies owned by us after the separation from Sea Containers. Sea Containers has agreed to indemnify us for all taxes attributable to the separation itself.

    Some of our affiliates have filed (and, for periods prior to the closing date of this offering, will file) tax returns on a combined or unitary basis with affiliates of Sea Containers. In general, the tax sharing agreement assigns primary responsibility for these returns to Sea Containers. We are required to pay the amount of tax that would be owed by our affiliates if they filed separately from Sea Containers.

    In the United States, some Sea Containers affiliates are included (and, for periods prior to the closing date of this offering, will be included) in consolidated federal income tax returns filed by some of our U.S. affiliates. The tax sharing agreement provides (a) that we retain primary responsibility for these returns, and (b) that Sea Containers' share of the taxes due on these returns is the amount that would be payable by its affiliates if they filed separately from us.

    In the United Kingdom, losses of one company may be transferred to another company under common control. The tax sharing agreement provides that one company may, until the separation of

Orient-Express Hotels from Sea Containers, require another to surrender losses to it, in return for a payment equal to the amount of taxes thereby avoided by it.

    In the event of a redetermination of taxes, a recomputation is made of payments due under the tax sharing agreement, and further payment or reimbursement is required. Each member of a consolidated group is jointly liable for the group's federal income tax liability. Accordingly, we could be required to pay a deficiency in the group's federal income tax liability even if the tax sharing agreement allocates that liability to Sea Containers. Similarly, if a tax loss, surrendered by a Sea Containers company to an Orient-Express Hotels company, is subsequently disallowed, the Orient-Express Hotels company will be liable to the tax authorities for the tax deficiency. In both cases, we will merely have a claim for reimbursement against Sea Containers under the tax sharing agreement.

    The tax sharing agreement also assigns responsibility for administrative matters such as the filing of returns, retention of records and conduct of audits, examinations and similar proceedings.

  Share Owning Subsidiaries Restructuring Agreement

    In connection with this offering, Sea Containers and Orient-Express Hotels and certain of their subsidiaries have entered into a share owning subsidiaries restructuring agreement pursuant to which subsidiaries of Orient-Express Hotels at the time of the spinoff distribution will become the record owners of approximately 18,044,478 class B common shares of Orient-Express Hotels, thereby providing Orient-Express Hotels with an ownership structure very similar to that of Sea Containers. Four subsidiaries of Sea Containers currently own 12,900,000 class B common shares of Sea Containers. In a takeover of Orient-Express Hotels, this structure may assist in maximizing the value our shareholders receive in the takeover transaction.

    Also, this agreement will operate to eliminate any cross-shareholdings in Orient-Express Hotels and Sea Containers by their respective subsidiaries that might otherwise arise because of the spinoff distribution of Orient-Express Hotels shares to Sea Containers shareholders. Under applicable U.S tax rules, Sea Containers and its subsidiaries may not hold any Orient-Express Hotels shares following the spinoff in order for the spinoff to qualify as a tax-free distribution to U.S. shareholders of Sea Containers.

    Under this agreement, Sea Containers has transferred to Orient-Express Hotels the shares of four subsidiaries which own class B common shares of Sea Containers. Sea Containers will continue to hold all of the class B common shares of Orient-Express Hotels. This agreement also provides that in the event that the spinoff distribution of the shares of Orient-Express Hotels is not consummated, a share owning subsidiary of Orient-Express Hotels will have the right, commencing not later than the second anniversary of the date of the agreement and continuing to the fifth anniversary of such date, to buy from Sea Containers for a price of $.01 per share up to approximately 18,044,478 Orient-Express Hotels class B common shares. The agreement also grants to a subsidiary of Sea Containers for the same period the right to buy from subsidiaries of Orient-Express Hotels, for a price of $.01 per share, all of the class B common shares of Sea Containers owned by those subsidiaries. Such rights must be exercised immediately upon the spinoff distribution or, at the latest, on the fifth anniversary of the agreement. Pending the exercise of the rights, our subsidiaries agree to waive the right to any dividends or distributions, other than the spinoff distribution, on Sea Containers class B common shares, and our subsidiaries must vote their class B common shares of Sea Containers as Sea Containers' subsidiary directs.

    The effect of the exercise of such rights will be to place 88% of our class B common shares, or 77% of the combined voting power of the class A and class B common shares, in the hands of our subsidiaries. Under Bermuda law, common shares of Orient-Express Hotels owned by its subsidiaries will be deemed to be outstanding and may be voted by those subsidiaries. See "Description of Common Shares—Voting Rights."

  Noncompete Agreement

    Sea Containers has undertaken, if the offering described in this prospectus is completed, not to own an interest in or manage any luxury hotel or luxury restaurant, other than any luxury hotel or luxury restaurant operated in conjunction with Sea Containers' passenger ferry and rail services, for a period of five years from the date of the offering.

  Indemnity Agreement

    In order to protect Orient-Express Hotels, Sea Containers has agreed to indemnify and hold harmless Orient-Express Hotels, its directors, each of its officers and all of its subsidiaries from and against losses, claims, damages or liabilities, relating to or arising out of any declaration of default, legal proceedings or other claim or action by or on behalf of the holders of Sea Containers' public notes arising from this offering or any spinoff distribution. This indemnity does not extend to any third party, including any shareholder of Orient-Express Hotels, and applies only with respect to a potential action which occurs or is made or asserted within one year after August 1, 2000.

No Representations and Warranties

    Neither Sea Containers nor Orient-Express Hotels is making any promises to the other regarding

  •
  the value of any asset that Sea Containers is transferring,

  •
  whether there is a lien or encumbrance on any asset Sea Containers is transferring, or

  •
  the legal sufficiency of any conveyance of title to any asset Sea Containers is transferring.

    Sea Containers also will not be indemnifying Orient-Express Hotels for any deficiencies or other liabilities relating to the transfer of assets or liabilities of Orient-Express Hotels.

Expenses

    All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between Orient-Express Hotels and Sea Containers. It is anticipated that Orient-Express Hotels and Sea Containers will share equally the costs and expenses associated with this offering and Sea Containers will bear the costs and expenses associated with the distribution. Each will bear its own internal costs incurred in consummating these transactions.

SECURITY OWNERSHIP OF SEA CONTAINERS'
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    All of our outstanding class A and class B common shares are currently owned by Sea Containers. After this offering, Sea Containers will own about 65% of the outstanding class A common shares, or about 60% if the underwriters fully exercise their over-allotment options, and will continue to own all of our class B common shares. Except for Sea Containers, we are not aware of any person or group that will beneficially own more than 5% of the outstanding class A common shares following this offering. None of the executive officers, directors or director nominees of Orient-Express Hotels currently owns any class A common shares of Orient-Express Hotels, but those who own common shares of Sea Containers will be treated on the same terms as other holders of Sea Containers' common shares in any distribution by Sea Containers of the class A and class B common shares of Orient-Express Hotels.

Five Percent Shareholders of Sea Containers

    The following table contains information concerning the beneficial ownership of Sea Containers' class A common shares and class B common shares by the only persons known to Sea Containers to own beneficially more than 5% of the outstanding shares of either class. The class A and class B common shares of Sea Containers have the same voting rights as the class A and class B common shares of Orient-Express Hotels. That is, holders of class A common shares and class B common shares of Sea Containers generally vote together as a single class on all matters submitted to a vote of Sea Containers' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of a vote per share. Each class B common share of Sea Containers is convertible at any time into one class A common share of Sea Containers. In addition, the Sea Containers board of directors cannot declare any dividends on the Sea Containers class B common shares unless at the same time it declares a cash dividend on each Sea Containers class A common share in an amount at least 10% higher than the amount of the dividend declared on each class B common share. In all other material respects, the class A common shares and class B common shares of Sea Containers are identical and are treated as a single class of common shares.

    Each of Sea Containers House Ltd., The Marine Container Insurance Co. Ltd., Sea Containers Asia Ltd., Sea Containers Holdings Ltd. and Orient-Express Hotels Inc. owns Sea Containers' class B shares as shown in the table below (except Orient-Express Hotels Inc., which owns only 500 shares). The first four companies were direct subsidiaries of Sea Containers and, under the share owning subsidiaries restructuring agreement described above under "Our Separation from Sea Containers— Separation Agreements," have become indirect subsidiaries of Sea Containers and direct subsidiaries of Orient-Express Hotels. Under Bermuda law, the shares owned by these five subsidiaries of Sea Containers are deemed to be outstanding and may be voted. Each class B share is convertible at any time into one class A share and therefore, the shares listed as owned by the subsidiaries below represent class B shares and the class A shares into which those shares are convertible.

    Voting and dispositive power with respect to the class B common shares of Sea Containers owned of record by each subsidiary below is exercised by its Board of Directors. Messrs. James B. Sherwood, Daniel J. O'Sullivan, John D. Campbell, A. Shaun Morris and John R. Edney are the directors of Sea Containers House Ltd.; Messrs. Sherwood, O'Sullivan, Campbell, Morris, Ian Hilton, Steven S. James and Simon J. Moore are the directors of The Marine Container Insurance Co. Ltd.; Messrs. Sherwood, O'Sullivan, Philip J.R. Schlee, Robert S. Ward, Chresten A. Bjerrum and Hyston Chow are the directors of Sea Containers Asia Ltd.; and Messrs. Sherwood, O'Sullivan, Campbell and Morris are the directors of Sea Containers Holdings Ltd. Each of these persons may be deemed to share beneficial ownership of the class B common shares of Sea Containers owned by each subsidiary for which he serves as a director, as well as the class A common shares of Sea Containers into which those class B shares are convertible.

	Sea Containers
Name and Address	No. of Class A and Class B Shares		Percent of Class A Shares(1)	Percent of Class B Shares
Sea Containers House Ltd.	6,064,000		26.6%	41.3%
41 Cedar Avenue
Hamilton HM EX
Bermuda
The Marine Container Insurance Co. Ltd.	2,907,000		14.8%	19.8%
41 Cedar Avenue
Hamilton HM EX
Bermuda
Sea Containers Asia Ltd.	2,853,000		14.6%	19.4%
811 Ocean Centre
Harbour City
Canton Road, Kowloon
Hong Kong
Sea Containers Holdings Ltd.	1,076,000		6.0%	7.3%
41 Cedar Avenue
Hamilton HM Ex
Bermuda
James B. Sherwood(2)	1,334,501		7.5%	6.6%
Sea Containers America Inc.
1155 Avenue of the Americas
New York, New York 10036
David L. Babson & Co., Inc.(3)	1,530,550	(4)	9.2%	—
One Memorial Drive
Cambridge, Massachusetts 02142

(1)
The percentage of class A shares shown for each person in this table is based on the      class A shares outstanding on June 30, 2000, plus the class A shares issuable upon conversion of the class B shares beneficially owned by that person.

(2)
Comprised of 359,805 class A shares plus 974,696 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. James B. Sherwood has sole voting and investment power.

(3)
The information with respect to David L. Babson & Co., Inc., a registered investment adviser, is derived from its Schedule 13G report amended as of December 31, 1999, filed with the Securities and Exchange Commission. This report states that David L. Babson & Co., Inc. has sole voting and investment power with respect to 1,530,550 class A shares.

(4)
Class A shares only.

    The following table sets forth the relationships between Sea Containers and the four shareowning subsidiaries of Sea Containers after this offering:

Directors and Executive Officers

    The following table and the footnotes thereto contain information concerning the beneficial ownership of Sea Containers' class A common shares and class B common shares by each director and executive officer of Orient-Express Hotels and by all directors and executive officers of Sea Containers as a group:

Sea Containers
Name	No. of Class A Shares	Percent of Class A Shares(1)
James B. Sherwood	1,334,501(2)	7.5%
Simon M.C. Sherwood	22,045	*
James G. Struthers	-0-	—
Jean-Paul Foerster	-0-	—
Nicholas R. Varian	-0-	—
Peter Parrott	-0-	—
Dean P. Andrews	100	*
Paul M. White	-0-	—
Pippa Isbell	-0-	—
John D. Campbell	2,000(3)	*
Edwin S. Hetherington	11,558(4)	*
James B. Hurlock	-0-	—
J. Robert Lovejoy	-0-	—
Daniel J. O'Sullivan	-0-	—
All directors and executive officers as a group (14 persons)	1,370,204	7.7%

(1)
The percentage of class A shares shown for each person and the group in this table is based on the class A shares issuable upon conversion of the class B shares beneficially owned by that person or the group. Percentages of less than 1% are indicated by an asterisk.

(2)
Comprised of 359,805 class A shares plus 974,696 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. James Sherwood has sole voting and dispositive power. In addition, Mr. James Sherwood has been granted options to purchase 15,000 class A shares under Sea Containers' 1997 Stock Option Plan which become exercisable in October 2001 and August 2002.

(3)
Mr. Campbell shares voting and dispositive power with respect to these shares.

(4)
Includes 50 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. Hetherington has sole voting and dispositive power.

    Depending on market conditions, Simon M.C. Sherwood intends to sell up to 12,000 of his Sea Containers class A common shares and to use most of the proceeds to buy class A common shares in this offering. See "Underwriting—Reserved Shares."

DESCRIPTION OF COMMON SHARES

    The authorized capital of Orient-Express Hotels consists of 120,000,000 class A common shares, 120,000,000 class B common shares and 30,000,000 preferred shares, all of $.01 par value each. Immediately following this offering, there will be 28,440,601 class A common shares and 2,459,399 class B common shares outstanding, assuming the underwriters do not exercise their over-allotment option. The number of class B common shares outstanding does not include the 18,044,478 shares owned by Sea Containers that are accounted for as a reduction to outstanding shares including for purposes of computing earnings per share because they are deemed to be owned by subsidiaries of Orient-Express Hotels.

Dividend Rights

    Holders of class A and class B common shares receive such dividends as the Orient-Express Hotels board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

    For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

  •
  Orient-Express Hotels can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

  •
  Orient-Express Hotels can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

  •
  the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in the shareholder rights agreement described below.

    No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by Orient-Express Hotels to non-resident shareholders, or subjects United States holders of class A or class B common shares to taxes. Future dividends will depend upon Orient-Express Hotels' results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

    Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders of Orient-Express Hotels, subject to the voting rights of the holders of any preferred shares which Orient-Express Hotels may issue in the future.

    In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

  •
  Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

  •
  Any "Business Combination," as defined in the bye-laws, involving Orient-Express Hotels and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels, Sea Containers and each of their respective subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels.

  •
  The shareholders of Orient-Express Hotels may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

  •
  If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of Orient-Express Hotels for a period of five years from the date that such person first became an interested person.

    There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than 10 votes for each of three nominees. In the absence of cumulative voting, those shareholders can elect all of the directors which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and class B common shares each with one vote. So long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

    In general, under The Companies Act 1981 of Bermuda and the Orient-Express Hotels bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares and class B common shares present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of Orient-Express Hotels' assets, and amendments to its memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A and class B common shares, or a change of Orient-Express Hotels' independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A and class B common shares, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A and class B common shares.

    The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

    There are no limitations imposed by Bermuda law or by Orient-Express Hotels' charter and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

    Immediately after the distribution and related transactions, four subsidiaries of Orient-Express Hotels will own a total of 18,044,478 class B common shares, or approximately 88% of the outstanding class B common shares. The shares held by these subsidiaries are by law deemed issued and outstanding, so that the subsidiaries may vote them. Therefore, the subsidiaries will be able to vote approximately

  •
  77% of the total number of votes which may be cast by the holders of the class A and class B common shares on matters for which each class A common share has one-tenth of a vote, and
  •
  37% of the total number of votes which may be cast by the holders of the class A and class B common shares on the "Business Combination" and director removal matters described above for which each class A common share has one vote.

Shareholder Rights Agreement

    Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in this offering.

    The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

  •
  the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of shares carrying 20% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels, but excluding any subsidiary of Orient-Express Hotels, Sea Containers or any subsidiary of Sea Containers, and
  •
  the commencement or announcement of an intended tender offer or exchange offer for shares carrying 30% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels.

At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle its holder to purchase one one-hundredth of a Series A junior participating preferred share of Orient-Express Hotels at an exercise price of $142. The exercise price will be adjusted in the future to reflect stock splits and other changes to the class A and class B common shares.

    However,

  •
  From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;
  •
  If, after the shareholder rights agreement takes effect, Orient-Express Hotels is acquired by consolidation, merger or amalgamation, or Orient-Express Hotels sells or otherwise transfers 50% or more of its consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

  •
  At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels, Sea Containers or certain of their affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of Orient-Express Hotels, the board of directors of Orient-Express Hotels may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of
    (A)
    one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and
    (B)
    one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

subject to adjustment in certain events.

    The rights will expire on June 1, 2010. However, the board of directors of Orient-Express Hotels may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

    The purpose of the rights is to diminish the attractiveness of Orient-Express Hotels to persons who might otherwise have an interest in acquiring control of Orient-Express Hotels on unfair or coercive terms and to impede such persons from attempting to gain control of Orient-Express Hotels on such terms through a tender or exchange offer, by a proxy contest or by other means.

Liquidation Rights

    In a liquidation, dissolution or winding-up of Orient-Express Hotels, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of the liabilities or Orient-Express Hotels and the liquidation preferences on its preferred shares.

Conversion Rights

    The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

    Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

SHARES ELIGIBLE FOR FUTURE SALE

    All of our class A common shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares which may be acquired by an affiliate of Orient-Express Hotels, as that term is defined in Rule 144 under the Securities Act. Affiliates of Orient-Express Hotels generally include individuals or entities that control, are controlled by, or are under common control with, Orient-Express Hotels and may include directors and executive officers of Orient-Express Hotels as well as Sea Containers and its subsidiaries and any other significant shareholders of Orient-Express Hotels or Sea Containers.

    Sea Containers currently plans to complete its divestiture of Orient-Express Hotels approximately six months following this offering by distributing all of the class A and class B common shares owned by Sea Containers to the holders of Sea Containers' class A and class B common shares. Orient-

Express Hotels class A or class B common shares distributed to Sea Containers' shareholders in the spinoff distribution generally will be freely transferable, except for class A and class B common shares received by persons who may be deemed to be affiliates of Orient-Express Hotels. Affiliates may sell the shares that they purchase in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

    Our class A and class B common shares held by Sea Containers before distribution are subject to Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Sea Containers and Orient-Express Hotels have agreed not to offer or sell any Orient-Express class A common shares, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

    Orient-Express Hotels anticipates granting options to purchase its class A common shares pursuant to the Orient-Express Hotels 2000 Stock Option Plan. See "Management—Stock Option Plan." We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under this plan. Shares issued pursuant to options after the effective date of the registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

MATERIAL TAX CONSIDERATIONS

    The income tax consequences of an investment in Orient-Express Hotels are complex and may vary significantly with the particular situation of each investor. Before purchasing any class A common shares, each prospective investor should consult his or her own tax counsel about the particular tax consequences of investing in Orient-Express Hotels. There can be no assurance that the U.S. or Bermuda tax laws will not be changed.

Material Bermuda Tax Considerations

    As of the date of this prospectus, there is no Bermuda income, corporation, or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Orient-Express Hotels or its shareholders, other than shareholders ordinarily resident in Bermuda.

    Orient-Express Hotels has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to Orient-Express Hotels or to any of its operations, or to the class A common shares, debentures or other obligations of Orient-Express Hotels, except in so far as such tax applies to persons ordinarily resident in Bermuda and holding such class A common shares, debentures or other obligations of Orient-Express Hotels or any land leased or let to Orient-Express Hotels.

Material U.S. Federal Income Tax Considerations

    In the opinion of Carter, Ledyard & Milburn, United States counsel to Orient-Express Hotels, investors in Orient-Express Hotels who are not U.S. Holders ordinarily will not be subject to U.S. federal income taxation on dividends or redemptions paid by Orient-Express Hotels. As used in this prospectus, "U.S. Holder" means a beneficial owner of class A common shares who is (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income tax regardless of its source, (d) in general, a trust if a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (e) a trust that has elected to be treated as a trust described in (d) above.

UNDERWRITING

General

    Orient-Express Hotels and Sea Containers intend to offer the class A common shares outside the United States and Canada through the international managers and in the United States and Canada through the U.S. underwriters. Merrill Lynch International, Lazard Capital Markets, Salomon Brothers International Limited and Bank of America International Limited are acting as lead managers for the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among us, Sea Containers as selling shareholder and the international managers, and concurrently with the sale of 8,000,000 class A common shares to the U.S. underwriters, we and Sea Containers have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us and Sea Containers, the number of class A common shares listed opposite their names below.

International Managers	Number of Shares
Merrill Lynch International	600,000
Lazard Capital Markets	600,000
Salomon Brothers International Limited	600,000
Bank of America International Limited	200,000

Total	2,000,000

    We and Sea Containers, as selling shareholder, have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the class A common shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 2,000,000 class A common shares to the international managers pursuant to the international purchase agreement, we and Sea Containers have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase, 8,000,000 class A common shares. The initial public offering price and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the class A common shares sold under the U.S. and the international purchase agreements if any of these class A common shares are purchased. If an underwriter defaults, the U.S. and the international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of class A common shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

    We and Sea Containers have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

    The underwriters are offering the class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions in the purchase agreements, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Schroder is a trademark of Schroders Holdings plc and is used under license by Salomon Brothers International Limited.

Commissions and Discounts

    The lead managers have advised us and Sea Containers that the international managers propose initially to offer the class A common shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.75 per class A common share. The international managers may allow, and such dealers may reallow, a discount not in excess of $.10 per class A common share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Orient-Express Hotels and Sea Containers will sell the shares to the U.S. underwriters and the international managers at a price per share of $17.765, which represents a 6.5% discount from the public offering price of $19.00. This discount, which equals 6.5% of the public offering price, is the underwriters' compensation. The following table shows the public offering price, underwriting discount and proceeds before expenses to Orient-Express Hotels and Sea Containers. This information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

	Per Share	Without Options	With Options
Public offering price	$19.00	$190,000,000	$218,500,000
Underwriting discount	$1.235	$12,350,000	$14,202,500
Proceeds, before expenses, to Orient-Express Hotels	$17.765	$88,825,000	$88,825,000
Proceeds, before expenses, to Sea Containers	$17.765	$88,825,000	$115,472,500

    The expenses of the offering, not including the underwriting discount, are estimated at $2,300,000 and are payable by Orient-Express Hotels and Sea Containers.

Over-allotment Options

    Sea Containers has granted an option to the international managers to purchase up to 300,000 additional class A common shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

    Sea Containers has also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional class A common shares to cover any over-allotments on terms similar to those granted to the international managers.

Reserved Shares

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the shares offered by this prospectus for sale to some of our directors, officers and employees. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Intersyndicate Agreement

    The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell class A common shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell class A common shares will not offer to sell or sell class A common shares to U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell class A common shares will not offer to sell or sell class A common shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in transactions under the intersyndicate agreement.

No Sales of Similar Securities

    Orient-Express Hotels and Sea Containers have agreed, with certain exceptions, not to sell or transfer any class A or class B common shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, they agreed not directly or indirectly to

  •
  offer, pledge, sell or contract to sell any class A or class B common shares,

  •
  sell any option or contract to purchase any class A or class B common shares,

  •
  purchase any option or contract to sell any class A or class B common shares,

  •
  grant any option, right or warrant for the sale of any class A or class B common shares,

  •
  lend or otherwise dispose of or transfer any class A or class B common shares

  •
  file a registration statement under the Securities Act relating to the class A or class B common shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any class A or class B common shares, whether any such swap or transaction is to be settled by delivery of the class A or class B common shares or other securities, in cash or otherwise.

    This lockup provision applies to class A and class B common shares and to securities convertible into or exchangeable or exercisable for or repayable with class A common shares. It also applies to class A and class B common shares owned now or acquired later by Sea Containers or Orient-Express Hotels or for which either of them later acquires the power of disposition.

New York Stock Exchange Listing

    The class A common shares have been approved for listing on the New York Stock Exchange under the symbol "OEH." In order to meet the requirements for listing on the exchange, the U.S. underwriters and the international managers undertook, as required by that exchange, that they will sell at least 2000 round lots of class A common shares in the United States, that a minimum of 1.1 million class A common shares will be offered and publicly held in the United States, and that the offering value of such class A common shares in the United States will be in excess of $60 million.

    Before this offering, there has been no public market for the class A common shares. The initial public offering price was determined through negotiations among us and the U.S. representatives and the lead managers. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were

  •
  the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the class A common shares may not develop. It is also possible that after the offering the class A common shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the class A common shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

    Until the distribution of the class A common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our class A common shares. However, the U.S. representatives may engage in transactions that stabilize the price of the class A common shares, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the class A common shares in connection with the offering, that is, if they sell more class A common shares than are listed on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing class A common shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of class A common shares to stabilize their price or to reduce a short position may cause the price of the class A common shares to be higher than it might be in the absence of such purchases.

    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase class A common shares in the open market to reduce the underwriters' short position or to stabilize the price of the class A common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the class A common shares in that it discourages resales of those shares.

    Neither Orient-Express Hotels, Sea Containers nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common shares. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that such transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

    Each international manager has agreed that

  •
  it has not offered or sold and will not offer or sell any class A common shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding,

    managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995

  •
  it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the class A common shares in, from or otherwise involving the United Kingdom, and

  •
  it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of class A common shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

    No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the class A common shares, or the possession, circulation or distribution of this prospectus or any other material relating to Orient-Express Hotels or the class A common shares in any jurisdiction where action for that purpose is required. Accordingly, the class A common shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the class A common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

Electronic Prospectus

    Merrill Lynch will facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch.

    Other than the prospectus in electronic format, the information on the website maintained by Merrill Lynch relating to this offering is not intended to be part of this prospectus.

Other Relationships

    Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, is a lender to each of Sea Containers and Orient-Express Hotels under several loan facilities and will receive approximately $14.8 million of the proceeds to Orient-Express Hotels from this offering to repay a mortgage loan made for the acquisition of Keswick Hall and Inn at Perry Cabin. Orient-Express Hotels paid Bank of America fees of $150,000 in connection with the acquisition finance of these hotels. See "Use of Proceeds."

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Orient-Express Hotels. They have received and will receive customary fees and commissions for these transactions.

LEGAL MATTERS

    Carter, Ledyard & Milburn, New York, New York, will pass upon legal matters for Orient-Express Hotels and Sea Containers with respect to this offering, and Shearman & Sterling, New York, New York will pass upon legal matters for the underwriters with respect to this offering. Carter, Ledyard & Milburn and Shearman & Sterling will rely upon Appleby Spurling & Kempe, Hamilton, Bermuda, with respect to matters of Bermuda law. Robert M. Riggs, a member of Carter, Ledyard & Milburn, is a director of Sea Containers, and John D. Campbell, senior counsel of Appleby Spurling & Kempe, is a director and a vice president of Sea Containers and Orient-Express Hotels.

EXPERTS

    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing elsewhere in the registration statement, which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities," and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    Orient-Express Hotels has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act, Registration No. 333-12030, with respect to the class A common shares offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement although this prospectus identifies all provisions of the exhibits which we believe are material to prospective investors in this offering. For further information about Orient-Express Hotels and its class A common shares, we refer you to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, we refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The registration statement may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain the registration statement over the internet at the SEC's website at http://www.sec.gov.

    As a result of this offering, Orient-Express Hotels will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.orient-expresshotels.com. However, you should not consider our website and the information contained therein or connected thereto to be incorporated into this prospectus or the registration statement of which it forms a part.

    Orient-Express Hotels is a Bermuda company and is, and after this offering and the separation from Sea Containers will continue to be, a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result,

  •
  Orient-Express Hotels' proxy solicitations will not be subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and
  •
  transactions in Orient-Express Hotels' equity securities by its officers and directors will be exempt from Section 16 of the Exchange Act.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Orient-Express Hotels Ltd.
Hamilton, Bermuda

    We have audited the accompanying consolidated balance sheets of Orient-Express Hotels Ltd. (a wholly owned subsidiary of Sea Containers Ltd.) and subsidiaries as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Orient-Express Hotels Ltd. and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

    As disclosed in footnote 1 (t) to the consolidated financial statements, effective January 1, 1999, the Company adopted Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities.

/s/ Deloitte & Touche LLP

April 18, 2000 (August 4, 2000 as to Notes 1(b), 9 and 14(b))

New York, New York

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	1999	1998
	(in thousands)
Assets
Cash	$11,143	$12,446
Accounts receivable, net of allowances of $372 and $397	41,002	42,761
Inventories	13,604	12,193

Total current assets	65,749	67,400

Property, plant and equipment, less accumulated depreciation of $60,051 and $51,227	499,307	462,816
Investments	63,493	36,909
Intangible assets	31,296	31,710
Other assets	2,021	3,652

	$661,866	$602,487

Liabilities and Shareholders' Equity
Working capital facilities	$6,186	$2,628
Accounts payable	12,775	15,361
Accrued liabilities	21,822	22,937
Deferred revenue	9,083	7,561
Current portion of long-term debt and capital leases	38,378	22,390

Total current liabilities	88,244	70,877

Long-term debt and obligations under capital leases	271,562	256,741
Deferred income taxes	5,173	4,744

	364,979	332,362
Minority interest	4,574	4,107

Shareholders' equity
Class A common shares, $0.01 par value (120,000,000 shares authorized): Issued—23,440,601 (1998-23,440,601)	234	234
Class B common shares, $0.01 par value (120,000,000 shares authorized): Issued—20,503,877 (1998-20,503,877)	205	205
Additional paid-in capital	172,086	177,232
Retained earnings	133,434	98,426
Accumulated other comprehensive loss	(13,465)	(9,898)
Less: reduction due to class B common shares owned by subsidiaries-18,044,478	(181)	(181)

Total shareholders' equity	292,313	266,018

Commitments	—	—

	$661,866	$602,487

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements of Consolidated Operations

	Year ended December 31,
	1999	1998	1997
	(in thousands except per share amounts)
Revenue	$242,074	$225,831	$194,686
Earnings from unconsolidated companies	7,008	5,052	4,030
Gains on sale of assets and other	3,800	—	5,000

	252,882	230,883	203,716

Expenses:
Depreciation and amortization	13,149	14,233	13,167
Operating	111,424	105,317	92,216
Selling, general and administrative	66,122	64,476	54,771

Total expenses	190,695	184,026	160,154

Earnings from operations before net finance costs	62,187	46,857	43,562
Interest expense, net	(19,019)	(16,630)	(12,404)
Interest and related income	—	169	83

Net finance costs	(19,019)	(16,461)	(12,321)

Earnings before income taxes and cumulative effect of change in accounting principle	43,168	30,396	31,241
Provision for income taxes	5,173	3,700	3,216

Earnings before cumulative effect of change in accounting principle	37,995	26,696	28,025
Cumulative effect of change in accounting principle	(2,987)	—	—

Net earnings	$35,008	$26,696	$28,025

Net earnings per class A and B common share:
Basic:
Earnings before cumulative effect of change in accounting principle	$1.47	$1.03	$1.08
Cumulative effect of change in accounting principle	(0.12)	—	—

Net earnings per share	$1.35	$1.03	$1.08

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements of Consolidated Cash Flows

	Year ended December 31,
	1999	1998	1997
	(in thousands)
Cash flows from operating activities:
Net earnings	$35,008	$26,696	$28,025
Add non-cash effect of change in accounting principle	2,987	—	—

	37,995	26,696	28,025

Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,149	14,233	13,167
Undistributed earnings and losses of affiliates and other non-cash items	101	2,208	113
Change in assets and liabilities net of effects from acquisition of subsidiaries:
(Increase)/decrease in accounts receivable	(1,214)	(5,697)	1,315
Increase in inventories	(2,223)	(1,068)	(309)
(Decrease)/increase in accounts payable	(5,475)	3,067	(1,471)

Total adjustments	4,338	12,743	12,815

Net cash provided by operating activities	42,333	39,439	40,840

Cash flows from investing activities:
Capital expenditures	(44,335)	(43,461)	(49,742)
Acquisitions and investments, net of cash acquired	(48,616)	(50,978)	(6,229)
Proceeds from sale of fixed assets and other	3,010	85	14,144

Net cash used in investing activities.	(89,941)	(94,354)	(41,827)

Cash flows from financing activities:
Net proceeds from working capital facilities and redrawable loans	4,174	1,743	311
Issuance of long-term debt	54,904	87,736	27,501
Principal payments under long-term debt	(13,685)	(16,540)	(12,335)
Movement in SCL investment	3,097	(16,440)	(12,358)

Net cash provided by financing activities	48,490	56,499	3,119

Total cash flows	882	1,584	2,132
Effect of exchange rate changes on cash	(2,185)	(390)	(513)

Net (decrease)/increase in cash	(1,303)	1,194	1,619
Cash at beginning of year	12,446	11,252	9,633

Cash at end of year	$11,143	$12,446	$11,252

See notes to consolidated financial statements

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements of Consolidated Shareholders' Equity

	Class A Common Shares at Par Value $000	Class B Common Shares at Par Value $000	Additional paid-in Capital $000	Retained Earnings $000	Accumulated Other Comprehensive Income (Loss) $000	Common Shares Held by Subsidiaries $000	Total Comprehensive Income $000
Balance, January 1, 1997	234	205	206,129	43,705	(6,714)	(181)
Comprehensive income:
Net earnings for the year				28,025			28,025
Cumulative translation adjustment					(3,590)		(3,590)
Movement in SCL investment			(18,585)

							24,435

Balance, December 31, 1997	234	205	187,544	71,730	(10,304)	(181)
Comprehensive income:
Net earnings for the year				26,696			26,696
Cumulative translation adjustment					406		406
Movement in SCL investment			(10,312)

							27,102

Balance, December 31, 1998	234	205	177,232	98,426	(9,898)	(181)
Comprehensive income:
Net earnings for the year				35,008			35,008
Cumulative translation adjustment					(3,567)		(3,567)
Movement in SCL investment			(5,146)

							31,441

Balance, December 31, 1999	234	205	172,086	133,434	(13,465)	(181)

See notes to consolidated financial statements

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Summary of significant accounting policies and basis of presentation

    (a)  Business

    Orient-Express Hotels Ltd. (the "Company") is a wholly owned subsidiary of Sea Containers Ltd. ("SCL"). The Company and its subsidiaries are referred to collectively as "OEHL."

    OEHL currently owns and/or manages 26 deluxe hotels and resorts (reported as 22 business units) located in the United States ("U.S."), the Caribbean, Europe, Southern Africa, Brazil, Peru, Australia and the South Pacific, six tourist trains in Europe, Southeast Asia, Australia and Peru, a river cruiseship in Burma, and two restaurants in London and New York.

    (b)  Basis of presentation

    The accompanying financial statements reflect the results of operations, financial position and cash flows of the Company and all its greater than 50 percent owned subsidiaries. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations directly attributable to OEHL, and all intercompany accounts and transactions between the Company and its subsidiaries have been eliminated. Unconsolidated companies that are 20 to 50 percent owned are accounted for on an equity basis.

    The financial statements have been prepared as if the recapitalization and legal entity reorganization had occurred in the earliest period presented. It is accounted for in a manner similar to a pooling of interests as all of these entities are under common control. The earnings per share have been retroactively restated using the number of shares outstanding after giving effect to the recapitalization.

    The consolidated financial statements include an allocation of certain general corporate administrative expenses from SCL and its subsidiaries which are provided under a shared services agreement with SCL. In the opinion of management, general corporate administrative expenses have been allocated to OEHL on a reasonable and consistent basis using management's estimate of services provided by SCL and its subsidiaries. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had OEHL been operating as a separate, stand-alone entity during the periods presented. The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in shareholders' equity and cash flows of OEHL in the future or on an historical basis had OEHL been a separate stand-alone entity for the years presented.

    (c)  Foreign currency translation

    Foreign subsidiary income and expenses are translated into U.S. dollars, the reporting currency of the Company, at the average rates of exchange prevailing during the year. The assets and liabilities are translated into U.S. dollars at the rates of exchange on the balance sheet date and the related translation adjustments are included in accumulated other comprehensive income (loss). No income taxes are provided on the translation adjustments as management does not expect that such gains or losses will be realized. Foreign currency transaction gains and losses are recognized in operations as they occur.

    (d)  Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (e)  Revenue recognition

    Hotel and restaurant revenues are recognized when the services are performed. Tourist train and cruise revenues are recognized upon completion of the journey. Deferred revenue consisting of deposits paid in advance are recognized as revenue when the services are performed for hotels and restaurants and upon completion of tourist train and cruise journeys. Revenues under management contracts are recognized based upon the attainment of certain financial results, primarily revenue and operating earnings, in each contract as defined.

    (f)  Earnings from unconsolidated companies

    Earnings from unconsolidated companies include OEHL's share of the net earnings of its equity investments as well as interest income related to loans and advances to the equity investees amounting to $5,790,000 in 1999 (1998—$5,086,000 and 1997—$3,868,000).

    (g)  Gains on sales of assets and other

    In 1999, gains on sales of assets included $2,500,000 from the buy-out of OEHL's right to the payment of an early termination fee in respect of a hotel management contract as well as $1,300,000 relating to the sale of the Windermere Island Club. In 1997, the gain of $5,000,000 related to the sale of the Lodge at Vail.

    (h)  Marketing costs

    Marketing costs, including website development costs, are expensed as incurred and are reported in selling, general and administrative expenses. Marketing costs include costs of advertising and other marketing activities. These costs were $13,993,000 in 1999 (1998—$13,542,000, 1997—$10,815,000).

    (i)  Interest expense, net

    OEHL capitalizes interest during the construction of assets. Interest expense, net includes interest which has been capitalized in the amount of $nil in 1999 (1998—$102,000, 1997—$612,000).

    (j)  Interest and related income

    Interest and related income includes foreign exchange gains of $nil in 1999 (1998—$169,000, 1997—$83,000).

    (k)  Income taxes

    Deferred income taxes result from temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are recorded at enacted statutory rates and are adjusted as enacted rates change. Classification of deferred tax assets and liabilities corresponds with the classification of the underlying assets and liabilities giving rise to the temporary differences or the period of expected reversal, as applicable. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized based on available evidence.

    (l)  Net earnings per share

    Basic net earnings per share exclude dilution and are computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. The number of shares used in computing basic net earnings per share was 25,900,000, for the three years ended December 31, 1999, 1998 and 1997 (see note 9). There were no dilutive items in any period presented.

    (m)  Inventories

    Inventories include wine, food, beverages, certain retail goods and train-related items. Inventories are valued at the lower of cost or market value under the first-in, first-out method.

    (n)  Property, plant and equipment, net

    Property, plant and equipment, net are stated at cost less accumulated depreciation and amortization. The cost of significant renewals and betterments is capitalized and depreciated, while expenditures for normal maintenance and repairs are expensed as incurred.

    Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Description	Useful lives
Buildings	60 years
Tourist trains	Up to 50 years
Furniture, fixtures and equipment	5-25 years
River cruiseship	25 years
Equipment under capital lease and leasehold improvements	Lesser of lease term or economic life

    The Company determined that the lives of certain of its hotel machinery and equipment and tourist train components had been extended as a result of a rigorous maintenance program. In 1999, the lives of the hotel machinery and equipment were extended from 20 to 25 years. The Company has adopted a composite type depreciation methodology under which the parts of the tourist trains which are subject to government mandated refurbishment programs are depreciated over a shorter life than those other parts of the trains not subject to these programs, which are depreciated over longer periods based upon their useful lives. As a result, in 1998, the lives of certain components of the tourist trains were extended from 8 years to 15 years. The impact of the change in estimate resulted in an increase to net income of $1,300,000 in 1999 and $230,000 in 1998.

    (o)  Impairment of long-lived assets

    Long-lived assets and certain identifiable intangible assets are reviewed by management whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In the event that an impairment seems likely, the fair value of the related asset is estimated, and OEHL records a charge to income calculated by comparing the asset's carrying value to the estimated fair value.

    (p)  Investments

    Investments include equity interests in and advances to unconsolidated companies.

    (q)  Intangible assets

    Intangible assets include goodwill of $2,295,000 (1998—$2,081,000) and trademarks of $29,001,000 (1998—$29,629,000) arising upon the purchase of subsidiaries which are written off over periods up to 40 years by the straight-line method.

    (r)  Concentration of credit risk

    Due to the nature of the leisure industry, concentration of credit risk with respect to trade receivables is limited. OEHL's customer base is comprised of numerous customers across different geographic areas.

    (s)  Financial instruments

    OEHL operates internationally, giving rise to potential exposure to market risks from changes in foreign exchange and interest rates. Derivative financial instruments may be utilized to reduce these potential risks. OEHL does not hold or issue financial instruments for trading purposes. OEHL may enter into forward exchange contracts to hedge certain firm commitments and existing assets or liabilities. Gains and losses related to qualifying hedges of firm commitments would be deferred, and recognized in income or as adjustments to carrying amounts when the hedged transaction occurs. The interest differential to be paid or received under the related interest rate swap agreements would be recognized over the life of the related debt and included in income. OEHL had no currency swap or interest rate agreements in place at the year-end.

    (t)  Recent accounting pronouncements

    In 1998, OEHL adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," all issued by the Financial Accounting Standards Board. Current and prior periods have been presented in accordance with these statements. OEHL's only component of other comprehensive income is the foreign currency translation adjustment.

    In 1999, OEHL adopted Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," of the American Institute of Certified Public Accountants. This required OEHL to write-off $2,987,000 (after reduction for income taxes of $nil) in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which may no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material to 1999 results.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. This Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. OEHL is not required to adopt this Statement until the year ended December 31, 2001, and is currently evaluating the extent to which its financial statements will be affected by this Statement.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Instruments," which OEHL must adopt in the fourth quarter of 2000. OEHL does not believe that adoption will have any impact on its financial statements.

2. Acquisitions and investments

    a)  Acquisitions

    On May 6, 1999, OEHL acquired Ashley House Inc., owner of Keswick Hall Hotel near Charlottesville, Virginia, and Inn at Perry Cabin in St. Michaels, Maryland. The $25,500,000 purchase price was paid in cash and funded in part by a bank loan to OEHL which is guaranteed by SCL.

    On July 29, 1998, OEHL acquired the Lapa Palace Hotel in Lisbon, Portugal, at a purchase price of $25,000,000 paid in cash and notes payable to the seller. On June 23, 1998, OEHL acquired the Hotel Quinta do Lago near Faro, Portugal, at a purchase price of $27,000,000 paid in cash and notes payable to the seller. The cash elements in these purchases were funded by bank loans guaranteed by SCL. The latter hotel was previously managed by OEHL under an exclusive long-term contract.

    On April 30, 1997, OEHL acquired Hotel de la Cité in Carcassonne, France. The purchase price of $6,000,000 was paid in cash and by assumption of existing debt.

    The purchase prices paid for these acquisitions approximated their fair value and, therefore, no goodwill arose from these purchases.

    All the above acquisitions have been accounted for as purchases and, accordingly, the assets and liabilities of the acquired companies have been recorded at their fair value at the date of acquisition. The operating results of the acquired companies have been included in OEHL's consolidated statements of operations from the effective dates of acquisition. Pro forma data have not been presented as the revenues and net income resulting from these acquisitions would not have been materially different.

    b)  Investments

    Investments represent equity interests of 20 to 50 percent in any unconsolidated companies.

    At March 31, 1999, OEHL acquired for $10,000,000 a 50% interest in a joint venture company that bought two hotels in Peru, the Hotel Monasterio del Cusco and the Machu Picchu Sanctuary Lodge. OEHL is managing these properties.

    On September 21, 1999, OEHL acquired a 50% interest in a joint venture to which the Peruvian government awarded long-term concessions to operate the Southern and Machu Picchu lines of the state-owned railway system in Peru. On behalf of the joint venture partners, OEHL manages the concessions and rail services which operate under name PeruRail. No payment was required to acquire these concessions other than the purchase of spare parts and office equipment of which OEHL's share amounted to $1,750,000.

    OEHL's investments in and advances to unconsolidated companies amounted to $63,493,000 at December 31, 1999 (1998—$36,909,000). OEHL's earnings from unconsolidated companies was $7,008,000 in 1999 (1998—$5,052,000, 1997—$4,030,000) and it received dividends of $470,000 in 1999 (1998—$nil, 1997—$587,000).

    Summarized financial data for unconsolidated companies are as follows (in thousands):

	December 31,
	1999	1998
Current assets	$19,294	$10,546
Property, plant and equipment, net	151,686	122,105
Other assets	1,916	1,068

Total assets	$172,896	$133,719

Current liabilities	12,551	9,140
Long-term debt	81,871	72,456
Other liabilities	46,861	38,977
Total shareholders' equity	31,613	13,146

Total liabilities and shareholders' equity	$172,896	$133,719

	Year ended December 31,
	1999	1998	1997
Revenue	$67,442	$53,489	$49,071
Earnings from operations before net finance costs	$10,376	$5,930	$4,724
Net Loss	$(1,706)	$(3,222)	$(3,599)

3. Property, plant and equipment

    The major classes of real estate and other fixed assets are as follows (in thousands):

	December 31,
	1999	1998
Freehold and leased land and buildings	$390,115	$355,045
Machinery and equipment	95,706	88,924
Fixtures, fittings and office equipment	57,408	54,001
River cruiseship	16,129	16,073

	559,358	514,043
Less: accumulated depreciation	60,051	51,227

	$499,307	$462,816

    At December 31, 1999 and 1998, balances for machinery and equipment under capital lease were $1,650,000 and $775,000, respectively, and for fixtures and fittings under capital lease were $278,000 and $1,357,000, respectively. Accumulated depreciation related to assets under capital lease at December 31, 1999 and 1998 was $332,000 and $261,000, respectively.

4. Working capital facilities

    Working capital facilities are comprised of the following, all repayable within one year (in thousands):

	December 31
	1999	1998
Unsecured working capital facilities, with a weighted average interest rate of 7.09 and 7.57 percent, respectively	$6,186	$2,628

    OEHL had approximately $11,800,000 and $13,600,000 of working capital lines of credit in 1999 and 1998, respectively, of which $5,700,000 and $11,000,000, respectively, were undrawn.

5. Long-term debt and obligations under capital leases

    (a)  Long-term debt

    Long-term debt consists of the following (in thousands):

	December 31,
	1999	1998
Loans from banks secured by property, plant and equipment payable over periods of 2 to 14 years, with a weighted average interest rate of 6.49 and 6.97 percent, respectively, primarily based on LIBOR	$305,894	$272,525
Loan secured by a river cruiseship payable over 5 years, with a weighted average interest rate of 7.97 and 7.00 percent, respectively, based on LIBOR	3,188	5,312
Obligations under capital lease (see Note 5(b))	858	1,294

	309,940	279,131
Less: current portion	38,378	22,390

	$271,562	$256,741

    Included in long-term debt is a revolving credit facility with a group of banks secured by the Windsor Court Hotel and marine cargo containers owned by SCL and its subsidiaries. Under this revolving credit facility, Windsor Court Hotel L.P., a subsidiary of the Company ("WCHLP") and the other parties to this facility, including SCL, may borrow up to $239,600,000, of which WCHLP may currently borrow up to $57,546,000 based on the collateral it has pledged. WCHLP may, under certain circumstances, borrow additional amounts secured by collateral pledged by SCL. Borrowings may be made on a revolving basis until October 25, 2004 at which point the balance outstanding must be repaid. Interest on loans drawn on hotel collateral ranges from 1.75 percent to 2.20 percent over LIBOR. At December 31, 1999, WCHLP had borrowed $57,546,000 (1998—$nil) under this facility. The agreement governing this revolving credit facility includes certain restrictive financial covenants that apply to SCL on a consolidated basis with its subsidiaries, including the Company. These financial covenants include, but are not limited to, a maximum leverage ratio, minimum net worth, and debt service and interest coverage ratios. SCL was in compliance with those covenants at December 31, 1999.

    A default under SCL's public debt indentures or loan agreements could result in a default under some OEHL loan agreements which are guaranteed by SCL and contain SCL financial covenants and/or which contain cross-default provisions to debt of SCL. See Note 14(b).

    The following is a summary of the aggregate maturities of long-term debt at December 31, 1999 (in thousands):

Year ending December 31,
2000	$38,087
2001	46,402
2002	27,489
2003	28,695
2004	139,768
2005 and thereafter	28,641

$309,082

    The interest rates on substantially all of OEHL's long-term debt are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of OEHL's long-term debt also approximate fair value.

    (b)  Obligations under capital leases

    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments at December 31, 1999 (in thousands):

Year ending December 31,
2000	$350
2001	282
2002	228
2003	105

Minimum lease payments	965
Less: amount of interest contained in above payments(1)	107

Present value of minimum lease payments	858
Less: current portion	291

$567

(1)
The amount of interest deducted from minimum lease payments to arrive at the present value is the interest contained in each of the leases.

6. Pension plan

    A number of OEHL employees participate in a pension plan of a subsidiary of SCL. This plan is a defined benefit plan in which the benefits are based primarily on years of service and employee compensation near retirement. It is OEHL's policy to fund the plan in accordance with applicable laws and income tax regulations. Plan assets consist primarily of common stocks, common trust funds, government securities and corporate debt securities held through separate trustee-administered funds.

    The significant weighted-average assumptions for this plan during 1999, 1998 and 1997 consisted of the following:

	1999	1998	1997
Discount rate(1)	6.0%	5.5%	7.0%
Assumed rates of compensation increases	3.5%	3.5%	4.5%
Expected long-term rate of return on plan assets	6.5%	6.5%	8.0%

(1)
Represents the essentially risk-free rate of return at the end of the year in the country in which the assets are held.

    The changes in the benefit obligation, plan assets and funded status for the OEHL employees' portion of the plan were as follows (in thousands):

	Year ended December 31,
	1999	1998
Change in benefit obligation:
Benefit obligation at beginning of year	$3,602	$3,049
Service cost	282	276
Interest cost	191	209
Plan participants' contributions	105	118
Actuarial gain	726	337
Benefits paid	(415)	(405)
Foreign currency translation	(113)	18

Benefit obligation at end of year	4,378	3,602

Change in plan assets:
Fair value of plan assets at beginning of year	3,898	3,397
Actual return on plan assets	1,140	437
Employer contributions	353	330
Plan participants' contributions	105	118
Benefits paid	(415)	(405)
Foreign currency translation	(124)	21

Fair value of plan assets at end of year	4,957	3,898

Funded status	579	296

Unrecognized net actuarial gain	(404)	(227)
Unrecognized prior service cost	54	70
Unrecognized transition amount	—	—

Prepaid benefit cost	$229	$139

    The components of net periodic benefit cost for the OEHL employees covered under the plan consisted of the following (in thousands):

	Year ended December 31,
	1999	1998	1997
Service cost	$282	$276	$221
Interest cost on projected benefit obligation	191	209	190
Expected return on assets	(248)	(276)	(239)
Net amortization and deferrals	15	15	15

Net periodic benefit cost	$240	$224	$187

7. Income taxes

    Income taxes provided by OEHL relate principally to its foreign subsidiaries as pre-tax income is primarily foreign. The provision for income taxes consisted of the following (in thousands):

	Current	Deferred	Total
Year ended December 31, 1999
United States	$3,009	$446	$3,455
Other	1,153	565	1,718

	$4,162	$1,011	$5,173

Year ended December 31, 1998
United States	$2,800	$(162)	$2,638
Other	259	803	1,062

	$3,059	$641	$3,700

Year ended December 31, 1997
United States	$1,816	$756	$2,572
Other	151	493	644

	$1,967	$1,249	$3,216

    The Company is incorporated in Bermuda which does not impose an income tax. OEHL's effective tax rate is entirely due to income taxes imposed by jurisdictions in which OEHL conducts business other than Bermuda.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following represents OEHL's net deferred tax liabilities (in thousands):

	December 31,
	1999	1998
Gross deferred tax assets (operating loss carry forwards)	$41,173	$33,894
Less: valuation allowance	(32,933)	(32,390)

Net deferred tax assets	8,240	1,504
Deferred tax liabilities	(13,413)	(6,248)

Net deferred tax liabilities	$(5,173)	$(4,744)

    The deferred tax assets consist primarily of tax loss carryforwards. The deferred tax liabilities consist primarily of differences between the tax basis of depreciable assets versus the adjusted basis as reflected in the financial statements.

    At December 31, 1999, certain OEHL subsidiaries had net operating losses ("NOLs") available to offset future taxable income. OEHL has approximately $53,300,000 of NOLs related to its U.S. subsidiaries and $68,200,000 of NOLs related to its foreign subsidiaries. Varying amounts of the U.S. NOLs will expire each year from 2002 through 2014. Approximately $11,500,000 will expire if not utilized by 2004. The remaining U.S. NOLs of approximately $41,800,000 will expire between the years 2005 and 2014. OEHL's U.S. subsidiaries also had approximately $1,200,000 of alternative minimum tax credit carryforwards. Approximately $55,000,000 of foreign NOLs have no expiration. Varying amounts of the remaining foreign NOLs will expire each year from 2000 through 2004.

    OEHL has prepared these financial statements on the basis that a tax sharing agreement is in place with SCL and its subsidiaries. In accordance with this presentation, OEHL utilized/relinquished losses with certain SCL subsidiaries. The following represents the net liability that exists from OEHL to SCL and its subsidiaries (in thousands):

	Year ended December 31,
	1999	1998	1997
Tax sharing agreement	$(2,337)	$(1,619)	$(1,188)

8. Supplemental cash flow information

	Year ended December 31,
	1999	1998	1997
	(in thousands)
Cash paid for:
Interest	$19,454	$16,770	$13,409
Income taxes	$2,456	$2,581	$1,212

    Non-cash investing and financing activities:

    In conjunction with the acquisitions in 1999, 1998 and 1997 (see note 2(a)), liabilities were assumed as follows:

	Year ended December 31,
	1999	1998	1997
	(in thousands)
Fair value of assets acquired	$27,319	$57,936	$8,562
Cash paid	(25,036)	(49,016)	(594)

Liabilities assumed	$2,283	$8,920	$7,968

9. Shareholders' equity

    (a)  Recapitalization

    In connection with the Company's initial public offering, the Company and its subsidiaries have completed a recapitalization and legal entity reorganization plan (the "Plan"). As part of the Plan, the Company's Memorandum of Association and Bye-Laws have been amended to recapitalize the Company's shares into class A and class B common shares (see Note 9(b) below). Investments by SCL have been reflected in additional capital and as such are non-interest bearing. These amounted to $172,030,000 at December 31, 1999 (1998-$177,176,000) and were converted to additional paid-in capital on June 5, 2000. In addition, certain legal entities have been reorganized from an ownership perspective to prepare for the initial public offering. Prior to the legal entity reorganization, some hotel and leisure business subsidiaries of SCL were outside of the OEHL group. After this reorganization, all hotel and leisure business subsidiaries became subsidiaries, wholly-owned by OEHL. The transaction has been accounted for in a manner similar to a pooling of interests as all of these entities are under common control. The financial statements have been prepared as if the recapitalization and legal entity reorganization had occurred in the earliest year presented.

    The financial statements have also taken into account the effects of the Share Owning Subsidiaries Restructuring Agreement (the "SOS Restructuring Agreement") (see Note 9(d)).

    (b)  Dual common share capitalization

    As part of the Plan, the Company has been capitalized with 23,440,601 class A common shares, of which there are 120,000,000 authorized, and 20,503,877 class B common shares, of which there are 120,000,000 authorized, each convertible at any time into one class A common share. In general, holders of class A and class B common shares vote together as a single class, with holders of class B shares having one vote per share and holders of class A shares having one-tenth of one vote per share. In all other substantial respects, the class A and B common shares are the same. The class A shares to be offered and sold by the Company in the initial public offering will be newly issued class A shares in addition to the amounts of shares referred to above.

    (c)  Shareholder rights agreement

    As part of the Plan, the Company has in place a shareholder rights agreement which will be implemented not earlier than the tenth day following the first to occur of (i) the public announcement of the acquisition by a person (other than a subsidiary of the Company, SCL or a subsidiary of SCL) of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company and (ii) the commencement or announcement of a tender offer or exchange offer by a person for shares carrying 30% or more of the total voting rights which may be cast at any general meeting of the Company. At that time, the rights detach from the class A and class B common shares, and the holders of the rights will be entitled to purchase, for each right held, one one-hundredth of a series A junior participating preferred share of the Company at an exercise price of $142 (the "Purchase Price") for each one one-hundredth of such junior preferred share, subject to adjustment in certain events. From and after the date on which any person acquires beneficial ownership of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company, each holder of a right (other than the acquiring person) will be entitled upon exercise to receive, at the then current Purchase Price and in lieu of the junior preferred shares, that number of class A or class B common shares (depending on whether the right was previously attached to a class A or B share) having a market value of twice the Purchase Price. If the Company is acquired or 50% or more of its consolidated assets or earning power is sold, each holder of a right will be entitled to receive, upon exercise at the then current Purchase Price, that amount of common equity of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price. Also, the Company's board of directors may exchange all or some of the rights for class A and class B common shares (depending on whether the right was previously attached to a class A or B share) if any person acquires 20% beneficial ownership as described above, but less than 50% beneficial ownership. The rights will expire on June 1, 2010 but may be redeemed at a price of $0.05 per right at any time prior to the tenth day following the date on which a person acquires beneficial ownership of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company.

    (d)  Share owning subsidiaries restructuring agreement

    Following the recapitalization of the Company, SCL owns 23,440,601 of the Company's class A common shares and 20,503,877 of the Company's Class B common shares. The Company, SCL and certain subsidiaries of SCL are parties to an SOS Restructuring Agreement, which provides that (i) upon consummation of SCL's contemplated dividend of the Company's shares (the "spinoff"), four subsidiaries of the Company will receive 18,044,478 of the Company's class B common shares in the spinoff, and (ii) if the spinoff is not consummated prior to the second anniversary date of the agreement, then at any time on or prior to the fifth anniversary date, one of those four subsidiaries has the right to purchase 18,044,478 class B common shares of the Company from SCL for $180,445, and if it has not previously done so, such subsidiary is required to exercise the option on that date.

    As a result of the SOS Restructuring Agreement, OEHL, through its four subsidiaries, will be the beneficial owner of 12,900,000 class B common shares of SCL. The agreement provides that (i) upon consummation of the spinoff, a subsidiary of SCL will purchase such 12,900,000 SCL class B common shares from the four subsidiaries for $129,000, and (ii) if the spinoff is not consummated prior to the second anniversary date of the agreement, then at any time on or prior to the fifth anniversary date, the SCL subsidiary has the right to purchase such 12,900,000 of SCL class B common shares from the four subsidiaries for $129,000, and if it has not previously done so, such subsidiary of SCL is required to exercise the options on that date. As part of the SOS Restructuring Agreement, the four Company subsidiaries have waived the right to receive dividends on the class B common shares of SCL to be held by them, other than the spinoff dividend, and will vote those shares as directed by the SCL subsidiary.

    (e)  Acquired shares

    Included in shareholders equity is a reduction for the 18,044,478 class B common shares of the Company that the Company's four subsidiaries will acquire under the SOS Restructuring Agreement. Consistent with the overall presentation of the capital structure in the financial statements, the Company has given effect to the terms and conditions of the SOS Restructuring Agreement as if the agreement had been consummated from the earliest year presented. As a result, a total of 18,044,478 class B common shares are deemed to be owned by Company subsidiaries at December 31, 1999. Under applicable Bermuda law, these shares are outstanding and may be voted by the subsidiaries although in computing earnings per share these shares are treated as a reduction to outstanding shares.

    (f)  Preferred shares

    The Company has 30,000,000 authorized preferred shares, par value $0.01 each, as part of the foregoing Plan, 500,000 of which will be reserved for issuance as series A junior participating preferred shares upon exercise of preferred share purchase rights held by class A and B common shareholders in connection with the shareholder rights agreement. See Note 9(c) above.

10. Orient-Express Hotels 2000 Stock Option Plan

    The Company has adopted the Orient-Express Hotels 2000 Stock Option Plan. This option plan provides for the issue of options to purchase up to 750,000 Class A and Class B common shares of the Company. To date, no option has been awarded under the option plan. The exercise price of the options will not be less than the fair market value at the date of grant. In general no option under the option plan may be exercised during the three years following its grant and options expire after ten years. The Company will apply the intrinsic value method of accounting for its stock options, as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation." As a result, the option plan will be noncompensatory.

11. Commitments

    Outstanding contracts to purchase fixed assets were approximately $46,000,000 at December 31, 1999 (1998—$9,000,000).

    Future rental payments under operating leases in respect of equipment rentals and leased premises were payable as follows (in thousands):

Year ending December 31,
2000	$721
2001	482
2002	170
2003	102

$1,475

    Rental expense for the year ended December 31, 1999 amounted to $1,157,000 (1998—$994,000, 1997—$1,167,000).

12. Information concerning financial reporting for segments and operations in different geographical areas

    OEHL's segments relate to hotels and restaurants and tourist trains and cruises and are grouped into various geographical segments. Hotels are located in the U.S., the Caribbean, Europe, southern Africa, Brazil, Peru, Australia and the South Pacific, tourist trains operate in Europe, Southeast Asia, Australia and Peru, restaurants are located in London and New York, and a river cruiseship operates in Myanmar.

    Financial information regarding these business segments is as follows (in thousands):

	Year ended December 31,
	1999	1998	1997
Revenue:
Hotels and restaurants	$202,915	$184,599	$159,756
Tourist trains and cruises	39,159	41,232	34,930

	$242,074	$225,831	$194,686

Earnings from unconsolidated companies:
Hotels and restaurants	$5,974	$5,265	$4,141
Tourist trains and cruises	1,034	(213)	(111)

	$7,008	$5,052	$4,030

Gains on sale of assets and other:
Hotels and restaurants	$3,800	$—	$5,000
Tourist trains and cruises	—	—	—

	$3,800	$—	$5,000

Depreciation and amortization:
Hotels and restaurants	$11,638	$12,430	$11,012
Tourist trains and cruises	1,511	1,803	2,155

	$13,149	$14,233	$13,167

Earnings from operations before net finance costs:
Hotels and restaurants	$66,604	$51,371	$50,313
Tourist trains and cruises	4,496	4,626	1,577

	71,100	55,997	51,890
Central selling, general and administrative costs	(8,913)	(9,140)	(8,328)

	62,187	46,857	43,562
Net finance costs(1)	(19,019)	(16,461)	(12,321)

Earnings before income taxes and cumulative effect of change in accounting principle	43,168	30,396	31,241
Provision for income taxes	5,173	3,700	3,216

Earnings before cumulative effect of change in accounting principle	$37,995	$26,696	$28,025

Capital expenditures:
Hotels and restaurants	$38,263	$38,535	$49,375
Tourist trains and cruises	6,072	4,926	367

	$44,335	$43,461	$49,742

	December 31,
	1999	1998
Identifiable assets:
Hotels and restaurants	$582,627	$527,434
Tourist trains and cruises	79,239	75,053

	$661,866	$602,487

(1)
Net of capitalized interest and interest and related income.

    Financial information regarding geographic areas based on the location of properties is as follows (in thousands):

	Year ended December 31,
	1999	1998	1997
Revenue:
Europe	$115,551	$106,901	$79,264
North America	82,778	70,231	70,593
Rest of the world	43,745	48,699	44,829

	$242,074	$225,831	$194,686

	December 31,
	1999	1998
Long-lived assets at book value:
Europe	$219,065	$217,317
North America	177,499	130,747
Rest of the world	166,236	151,661

	$562,800	$499,725

13. Related party transactions

    For the year ended December 31, 1999, OEHL paid subsidiaries of SCL $5,573,000 (1998—$5,107,000, 1997—$5,040,000) for the provision of various services, including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and system and computer services. These services were provided on the basis of a fee plus reimbursements equivalent to the direct and indirect costs of providing the services as detailed in the agreement between OEHL and SCL. The services agreement has an initial term of one year and is automatically renewed annually unless it is terminated by SCL or OEHL.

    SCL has guaranteed an aggregate principal amount of $260,000,000 of bank loans to OEHL outstanding at December 31, 1999 (1998—$221,000,000) including a loan relating to the Windsor Court Hotel (see Note 5(a)) and a $7,500,000 bank loan to Charleston Center LLC, owner of Charleston Place Hotel, which is accounted for as an equity investment by OEHL.

14. Subsequent events

    (a) Acquisition

    On March 24, 2000, OEHL acquired the Observatory and Lilianfels Hotels in Australia for an aggregate purchase price of approximately $40,000,000. The purchase has been substantially financed by a bank loan guaranteed by SCL. The acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations."

  (b) Litigation

    On August 4, 2000, a group of institutional investors which in the aggregate claim to own, and/or to be investment advisors to accounts that own, approximately $158,000,000 of SCL's four series of publicly held senior notes commenced a lawsuit in the Supreme Court of New York, County of New York. The plaintiffs allege, among other things, that the initial public offering and the proposed spinoff distribution will violate various covenants in the senior note indentures, including covenants which restrict the ability of SCL and its subsidiaries to pay dividends and make other distribution to shareholders, to dispose of their assets, and to enter into transactions with affiliates of SCL, and will also constitute a fraudulent conveyance. The plaintiffs are seeking, among other things, a declaratory judgment that they have the right to declare a default under the indentures, so that all principal of the senior notes issued under the four indentures ($430,000,000 in the aggregate) and interest on those notes would be immediately due and payable. SCL has been advised by counsel that the initial public offering will not violate the indentures. Also, SCL intends to effect the spinoff distribution in a manner which will not result in any violation of the indenture covenants or in a fraudulent conveyance. Accordingly, management of SCL has concluded that the allegations of the senior noteholders are without merit, and that SCL will oppose this lawsuit vigorously.

    While SCL believes an adverse outcome is remote, in the unlikely event that the plaintiffs prevail in their litigation against SCL, the consequence of that outcome could cause an acceleration of certain OEHL debt which is guaranteed by SCL and contains SCL financial covenants and/or which contains cross-default provisions to debt of SCL referred to in Note 5(a) ($217,000,000 at June 30, 2000, of which $30,000,000 will be repaid from the net proceeds of the initial public offering), together with any accrued and unpaid interest.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2000	December 31, 1999
	(in thousands)
Assets
Cash	$10,978	$11,143
Accounts receivable, net of allowances of $384 and $371	45,296	41,002
Inventories	14,185	13,604

Total current assets	70,459	65,749

Property, plant and equipment, less accumulated depreciation of $65,113 and $60,051	544,901	499,307
Investments	64,307	63,493
Intangible assets	30,605	31,296
Other assets	2,628	2,021

	$712,900	$661,866

Liabilities and Shareholders' Equity
Working capital facilities	$7,601	$6,186
Accounts payable	13,061	12,775
Accrued liabilities	27,227	21,822
Deferred revenue	9,029	9,083
Current portion of long-term debt and capital leases	59,327	38,378

Total current liabilities	116,245	88,244

Long-term debt and obligations under capital leases	317,988	271,562
Deferred income taxes	5,363	5,173

	439,596	364,979

Minority interest	4,852	4,574

Shareholders' equity:
Class A common shares $0.01 par value (120,000,000 shares authorized): Issued—23,440,601 (1999—23,440,601)	234	234
Class B common shares $0.01 par value (120,000,000 shares authorized): Issued—20,503,877 (1999—20,503,877)	205	205
Additional paid-in capital	135,940	172,086
Retained earnings	150,910	133,434
Accumulated other comprehensive loss	(18,656)	(13,465)
Less: reduction due to class B common shares owned by subsidiaries—18,044,478	(181)	(181)

Total shareholders' equity	268,452	292,313

Commitments	—	—

	$712,900	$661,866

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
Statements of Consolidated Operations

	Six months ended June 30,
	2000	1999
	(in thousands, except per share amounts)
Revenue	$126,277	$114,137
Earnings from unconsolidated companies	6,570	5,230
Gain on sale of assets and other	—	1,300

	132,847	120,667

Expenses:
Depreciation and amortization	7,421	6,539
Operating	59,212	55,822
Selling, general and administrative	34,707	30,851

Total expenses	101,340	93,212

Earnings from operations before net finance costs	31,507	27,455
Interest expense, net	(11,586)	(9,561)
Interest and related income	18	—

Net finance costs	(11,568)	(9,561)

Earnings before income taxes and cumulative effect of change in accounting principle	19,939	17,894
Provision for income taxes	2,463	2,144

Earnings before cumulative effect of change in accounting principle	17,476	15,750
Cumulative effect of change in accounting principle	—	(2,987)

Net earnings	$17,476	$12,763

Net earnings per class A and class B common share:
Basic:
Earnings before cumulative effect of change in accounting principle	$0.67	$0.61
Cumulative effect of change in accounting principle	—	(0.12)

Net earnings per share	$0.67	$0.49

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
Statements of Consolidated Cash Flows

	Six months ended June 30,
	2000	1999
	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$17,476	$12,763
Add non-cash effect of change in accounting principle	—	2,987

	17,476	15,750

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,421	6,539
Undistributed earnings and losses of affiliates and other non-cash items	(261)	609
Change in assets and liabilities net of effects from acquisition of subsidiaries:
(Increase)/decrease in accounts receivable	(5,918)	2,803
Increase in inventories	(697)	(847)
Increase in accounts payable	4,317	2,818

Total adjustments	4,862	11,922

Net cash provided by operating activities	22,338	27,672

Cash flows from investing activities:
Capital expenditures	(22,253)	(37,657)
Acquisitions and investments, net of cash acquired	(42,068)	(34,599)
Proceeds from sale of fixed assets	17	2,820

Net cash used in investing activities	(64,304)	(69,436)

Cash flows from financing activities:
Net proceeds from working capital facilities and redrawable loans	1,702	4,048
Issuance of long-term debt	82,621	19,726
Principal payments under long-term debt	(9,351)	(5,789)
Movement in SCL investment	(32,903)	25,302

Net cash provided by financing activities	42,069	43,287

Total cash flows	103	1,523
Effect of exchange rate on cash	(268)	(1,956)

Net decrease in cash	(165)	(433)
Cash at beginning of period	11,143	12,446

Cash at end of period	$10,978	$12,013

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
Statement of Consolidated Shareholders' Equity
(in thousands)

	Class A Common Shares at Par Value	Class B Common Shares at Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held by Subsidiaries	Total Comprehensive Income
Balance, January 1, 2000	$234	$205	$172,086	$133,434	$(13,465)	$(181)
Comprehensive income:
Net earnings for the period				17,476			$17,476
Cumulative translation adjustment					(5,191)		(5,191)
Movement in SCL investment			(36,146)

							$12,285

Balance, June 30, 2000	$234	$205	$135,940	$150,910	$(18,656)	$(181)

See notes to consolidated financial statements.

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1. Basis of financial statement presentation

    (a)  Accounting policies

    Orient-Express Hotels Ltd. (the "Company") is a wholly owned subsidiary of Sea Containers Ltd. ("SCL"). The Company and its subsidiaries are referred to collectively as "OEHL".

    For a description of significant accounting policies and basis of presentation, see Notes 1(b) and 9 to the 1999 consolidated financial statements.

    In the opinion of management, all adjustments necessary to a fair statement of the results of the six months ended June 30, 2000 and 1999, which are all of a normally recurring nature, have been reflected in the information provided.

    (b)  Cumulative effect of a change in accounting principle

    In the first quarter of 1999, OEHL adopted AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires that all start-up activities be expensed as incurred. The $2,987,000 cumulative effect of this change (after reduction for income taxes of $nil) is included in earnings for the six months ended June 30, 1999.

    (c)  Net Earnings per share

    The number of shares used in computing basic net earnings per share was 25,900,000 for the six months ended June 30, 2000 and 1999.

2. Acquisitions and investments

    On March 24, 2000, OEHL acquired the Observatory and Lilianfels Hotels in Australia for an aggregate purchase price of $40,000,000. The purchase has been substantially financed by a bank loan guaranteed by SCL. The acquisition has been accounted for as a purchase in accordance with Accounting Principles Board No. 16, "Business Combinations." Management is still in the process of determining the fair value of the assets acquired. The results of each operation have been included in the consolidated financial results of OEHL from the date of acquisition.

3. Property, plant and equipment

    The major classes of real estate and other fixed assets are as follows (in thousands):

	June 30, 2000	December 31, 1999
Freehold and leased land and buildings	$429,462	$390,115
Machinery and equipment	100,042	95,706
Fixtures, fittings and office equipment	64,381	57,408
River cruiseship	16,129	16,129

	610,014	559,358
Less: accumulated depreciation	65,113	60,051

	$544,901	$499,307

    At June 30, 2000 and December 31, 1999, balances for machinery and equipment under capital lease were $1,665,000 and $1,650,000, respectively, and for fixtures and fittings under capital lease were

$253,000 and $278,000, respectively. Accumulated depreciation related to assets under capital lease at June 30, 2000 and December 31, 1999 was $388,000 and $332,000, respectively.

4. Long-term debt and obligations under capital leases

    (a)  Long-term debt

    Long-term debt consists of the following (in thousands):

	June 30, 2000	December 31, 1999
Loans from banks secured by property, plant and equipment payable over periods of 2 to 14 years, with a weighted average interest rate of 7.09 and 6.49 percent, respectively, primarily based on LIBOR	$374,491	$305,894
Loan secured by a river cruiseship payable over 5 years, with a weighted average interest rate of 8.13 and 7.97 percent, respectively, based on LIBOR	2,125	3,188
Obligations under capital lease (see Note 4(b))	699	858

	377,315	309,940
Less: current portion	59,327	38,378

	$317,988	$271,562

    Included in long-term debt is a revolving credit facility with a group of banks secured by the Windsor Court Hotel and marine cargo containers owned by SCL and its subsidiaries. Under this revolving facility, Windsor Court Hotel L.P., a subsidiary of the Company ("WCHLP") and the other parties to the facility, including SCL, may borrow up to $239,600,000. At June 30, 2000, $57,546,000 (December 31, 1999—$57,546,000) was drawn under this facility by WCHLP. WCHLP may, under certain circumstances, borrow additional amounts secured by collateral pledged by SCL. Borrowings may be made on a revolving basis until October 25, 2004 at which point the balance outstanding must be repaid. Interest on loans drawn on hotel collateral ranges from 1.75 percent to 2.20 percent over LIBOR. The agreement governing this revolving credit facility includes certain restrictive financial covenants that apply to SCL on a consolidated basis with its subsidiaries, including the Company. These financial covenants include, but are not limited to, a maximum leverage ratio, minimum net worth and debt service and interest coverage ratios. SCL was in compliance with those covenants as of June 30, 2000 and December 31, 1999.

    The following is a summary of the aggregate maturities of long-term debt at June 30, 2000 (in thousands):

Current portion	$59,055
Remaining 2001	21,410
2002	47,014
2003	29,659
2004	161,117
2005 and thereafter	58,361

$376,616

    The interest rates on substantially all of OEHL's long-term debt are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of OEHL's long-term debt also approximate fair value.

    (b)  Obligations under capital leases

    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments at June 30, 2000 (in thousands):

2000	$176
2001	267
2002	224
2003	104

Minimum lease payments	771
Less: amount of interest contained in above payments(1)	72

Present value of minimum lease payments	699
Less: current portion	272

$427

(1)
The amount of interest deducted from minimum lease payments to arrive at the present value is the interest contained in each of the leases.

5. Income taxes

    Income taxes provided by OEHL relate principally to its foreign subsidiaries as pre-tax income is primarily foreign. The provision for income taxes consisted of the following (in thousands):

	Current	Deferred	Total
Six months ended June 30, 2000
United States	$1,044	$500	$1,544
Other	907	12	919

	$1,951	$512	$2,463

Six months ended June 30, 1999
United States	$1,039	$400	$1,439
Other	684	21	705

	$1,723	$421	$2,144

    The Company is incorporated in Bermuda which does not impose an income tax. OEHL's effective tax rate is entirely due to the income taxes imposed by jurisdictions in which OEHL conducts business other than Bermuda.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following represents OEHL's net deferred tax liabilities (in thousands):

	June 30, 2000	December 31, 1999
Gross deferred tax assets (operating loss carry forwards)	$38,964	$41,173
Less: Valuation allowance	(30,775)	(32,933)

Net deferred tax assets	8,189	8,240
Deferred tax liabilities	(13,552)	(13,413)

Net deferred tax liabilities	$(5,363)	$(5,173)

    The deferred tax assets consist primarily of tax loss carryforwards. The deferred tax liabilities consist primarily of differences between the tax basis of depreciable assets versus the adjusted basis as reflected in the financial statements.

    OEHL has prepared these financial statements on the basis that a tax sharing agreement is in place with SCL and its subsidiaries. In accordance with this presentation, OEHL utilized/relinquished losses with certain SCL subsidiaries. The following represents the net liability from OEHL to SCL and its subsidiaries (in thousands):

	June 30, 2000	December 31, 1999
Tax sharing agreement	$(2,337)	$(2,337)

6. Supplemental cash flow information

	Six months ended June 30,
	2000	1999
	(in thousands)
Cash paid for:
Interest	$10,903	$9,856
Income taxes	$3,157	$1,078

7. Commitments

    Outstanding contracts to purchase fixed assets were approximately $8,200,000 at June 30, 2000 (December 31, 1999—$46,000,000).

8. Information concerning financial reporting for segments and operations in different geographical areas

    OEHL's segments relate to hotels and restaurants and tourist trains and cruises and are located in the U.S., the Caribbean, Europe, Southern Africa, Brazil, Peru, Australia and the South Pacific, tourist trains operate in Europe, Southeast Asia, Australia and Peru, restaurants are located in London and New York and a river cruiseship operates in Myanmar.

    Financial information regarding these business segments is as follows (in thousands):

	Six months ended June 30,
	2000	1999
Revenue:
Hotels and restaurants	$108,523	$95,772
Tourist trains and cruises	17,754	18,365

	$126,277	$114,137

Earnings from unconsolidated companies:
Hotel and restaurants	$5,561	$5,311
Tourist trains and cruises	1,009	(81)

	$6,570	$5,230

Gain on sale of assets and other:
Hotels and restaurants	$—	$1,300
Tourist trains and cruises	—	—

	$—	$1,300

Depreciation and amortization:
Hotels and restaurants	$6,549	$5,818
Tourist trains and cruises	872	721

	$7,421	$6,539

Earnings from operations before net finance costs:
Hotels and restaurants	$34,523	$31,548
Tourist trains and cruises	1,509	263

	36,032	31,811
Central selling, general and administrative costs	(4,525)	(4,356)

	31,507	27,455
Net finance costs(1)	(11,568)	(9,561)

Earnings before income taxes and cumulative effect of change in accounting principle	19,939	17,894
Provision for income taxes	2,463	2,144

Earnings before cumulative effect of change in accounting principle	$17,476	$15,750

Capital expenditures:
Hotels and restaurants	$17,955	$34,431
Tourist trains and cruises	4,298	3,226

	$22,253	$37,657

(1)
Net of capitalized interest and interest and related income.

	June 30, 2000	December 31, 1999
Identifiable assets:
Hotels and restaurants	$630,642	$582,627
Tourist trains and cruises	82,258	79,239

	$712,900	$661,866

    Financial information regarding geographic areas based on the location of properties is as follows (in thousands):

	Six months ended June 30,
	2000	1999
Revenue:
Europe	$51,788	$51,666
North America	46,255	41,355
Rest of the world	28,234	21,116

	$126,277	$114,137

	June 30, 2000	December 31, 1999
Long-lived assets at book value:
Europe	$219,409	$219,065
North America	181,096	177,499
Rest of the world	208,703	166,236

	$609,208	$562,800

9. Related party transactions

    For the six months ended June 30, 2000, OEHL paid subsidiaries of SCL $2,731,000 (1999—$2,736,000) for the provision of various services including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and system and computer services. These services were provided on the basis of a fee plus reimbursements equivalent to the direct and indirect costs of providing the services. The services agreement has an initial term of one year and is automatically renewed annually unless it is terminated by SCL or OEHL.

    SCL has guaranteed an aggregate principal amount of $330,000,000 of bank loans to OEHL outstanding at June 30, 2000 (December 31, 1999—$260,000,000) including a loan relating to the Windsor Court Hotel (see Note 4(a)) and a $7,500,000 bank loan to Charleston Center LLC, owner of Charleston Place Hotel, which is accounted for as an equity investment in OEHL.

Worldwide Luxury and Style

Hotel Cipriani & Palazzo Vendramin
Venice, Italy

Hotel Caruso
Ravello, Italy

Hotel Splendido
Portofino, Italy

Splendido Mare
Portofino, Italy

Villa San Michele
Florence, Italy

Quinta do Lago
Algarve, Portugal

Reid's Palace
Madeira, Portugal

Lapa Palace
Lisbon, Portugal

Hôtel de la Cité
Carcassonne, France

"21"
New York, NY, USA

Windsor Court Hotel
New Orleans, USA

Charleston Place
Charleston, S.C., USA

Inn at Perry Cabin
St. Michael's, Maryland, USA

Keswick Hall
Monticello, Virginia, USA

La Samanna
St. Martin, French West Indies

Copacabana Palace
Rio de Janeiro, Brazil

Hotel Monasterio
Cusco, Peru

Machu Picchu Sanctuary Lodge
Machu Picchu, Peru

Mount Nelson Hotel
Cape Town, South Africa

The Westcliff
Johannesburg, South Africa

Gametrackers
Botswana, Southern Africa

The Observatory Hotel
Sydney, Australia

Lilianfels Blue Mountains
Katoomba, NSW, Australia

Bora Bora Lagoon Resort
Tahiti, French Polynesia

Venice Simplon-Orient-Express
Europe

British Pullman
United Kingdom

Northern Belle
United Kingdom

Eastern & Oriental Express
S.E. Asia

Great South Pacific Express
Australia

Road To Mandalay
Myanmar

Harry's Bar
London, United Kingdom

www.orient-express.com

    Through and including September 3, 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,000,000 Shares

Orient-Express Hotels Ltd.

Class A Common Shares

P R O S P E C T U S

Merrill Lynch International
Lazard
Schroder Salomon Smith Barney
Bank of America International Limited

August 9, 2000

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Orient-Express Hotels Ltd.
Investment Highlights
Growth Strategy
Our Relationship with Sea Containers
The Offering
Summary Consolidated Financial Data
Orient-Express Hotels Ltd. and Subsidiaries
RISK FACTORS
Risks Relating to Our Business
Risks Relating to Our Relationship with and Separation from Sea Containers
Other Risks Relating to Ownership of Our Class A Common Shares
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
Orient-Express Hotels Ltd. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
Historical EBITDA Growth (1)
Increasing Returns with Years of Ownership(1)
Operating Data 1995-1999
A Selection of Recent Awards
MANAGEMENT
OUR SEPARATION FROM SEA CONTAINERS
SECURITY OWNERSHIP OF SEA CONTAINERS' PRINCIPAL SHAREHOLDERS AND MANAGEMENT
DESCRIPTION OF COMMON SHARES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES Consolidated Balance Sheets
ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES Statements of Consolidated Operations
ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES Statements of Consolidated Cash Flows
ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES Statement of Consolidated Shareholders' Equity (in thousands)